  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 18, 1998.

                                                     REGISTRATION NO. 333-51475

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                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549
                                ---------------

                            AMENDMENT NO. 4 TO
                                   FORM S-1

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                ---------------
                                 GENVEC, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                                ---------------
         DELAWARE                   2834                   23-2705690
 (STATE OF INCORPORATION)     (PRIMARY STANDARD         (I.R.S. EMPLOYER
                          INDUSTRIAL CLASSIFICATION  IDENTIFICATION NUMBER)
                                CODE NUMBER)

                                 GENVEC, INC.
                             12111 PARKLAWN DRIVE
                           ROCKVILLE, MARYLAND 20852
                                (301) 816-0396
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                ---------------
                              DR. PAUL H. FISCHER
                            CHIEF EXECUTIVE OFFICER
                                 GENVEC, INC.
                             12111 PARKLAWN DRIVE
                           ROCKVILLE, MARYLAND 20852
                                (301) 816-0396
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                                ---------------
                                  COPIES TO:
         PAGE MAILLIARD, ESQ.                    LESLIE E. DAVIS, ESQ.
           NAN H. KIM, ESQ.                      KATHY A. FIELDS, ESQ.
   WILSON SONSINI GOODRICH & ROSATI         TESTA, HURWITZ & THIBEAULT, LLP
       PROFESSIONAL CORPORATION                    HIGH STREET TOWER
          650 PAGE MILL ROAD                        125 HIGH STREET
   PALO ALTO, CALIFORNIA 94304-1050           BOSTON, MASSACHUSETTS 02110
            (650) 493-9300                           (617) 248-7000
                                ---------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
                                ---------------

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------

                        CALCULATION OF REGISTRATION FEE
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
                                                        PROPOSED
                                           PROPOSED      MAXIMUM
 TITLE OF EACH CLASS OF      AMOUNT        MAXIMUM      AGGREGATE    AMOUNT OF
    SECURITIES TO BE          TO BE     OFFERING PRICE  OFFERING   REGISTRATION
       REGISTERED         REGISTERED(1)  PER SHARE(2)   PRICE(2)        FEE
--------------------------------------------------------------------------------
Common Stock, $0.001 par
 value per share........    2,875,000       $13.00     $37,375,000 $11,025.63(3)

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(1) Includes 375,000 shares which the Underwriters have the option to purchase to cover over-allotments, if any. Also reflects the proposed 5.9 for 1 reverse stock split of the Company's Common Stock, subject to stockholder approval, which is anticipated to be consummated prior to the closing of the offering contemplated hereby.
(2) Estimated solely for the purposes of computing the amount of the registration fee in accordance with Rule 457(a).
(3) Fee previously paid in connection with original filing on April 30, 1998.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   SUBJECT TO COMPLETION, DATED MAY 22, 1998

                         [LOGO OF GENVEC APPEARS HERE]

                                2,500,000 SHARES

                                  COMMON STOCK

  All of the 2,500,000 shares of Common Stock offered hereby are being sold by GenVec, Inc. ("GenVec" or the "Company"). Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $11.00 and $13.00 per share. See "Underwriting" for information relating to the method of determining the initial public offering price. The Common Stock has been approved for quotation on the Nasdaq National Market, upon completion of this offering, under the symbol "GNVC."

  Warner-Lambert Company ("Warner-Lambert") is a party to a strategic alliance with the Company. Pursuant to an existing agreement with the Company, Warner-Lambert has agreed to purchase $5,000,000 of the Company's Common Stock in a private transaction concurrent with this offering at a price per share equal to 125% of the initial public offering price. See "Business--Strategic Alliances-- Corporate Collaborations--Warner-Lambert Company."

                                  -----------

   THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK
                         FACTORS" BEGINNING ON PAGE 6.

                                  -----------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
      AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
       THE COMMISSION OR ANY  STATE SECURITIES COMMISSION PASSED UPON
           THE  ACCURACY  OR  ADEQUACY  OF  THIS  PROSPECTUS.  ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

================================================================================
                                                       UNDERWRITING
                                             PRICE TO DISCOUNTS AND  PROCEEDS TO
                                              PUBLIC  COMMISSIONS(1) COMPANY(2)
--------------------------------------------------------------------------------
Per Share..................................   $           $             $
--------------------------------------------------------------------------------
Total(3)...................................   $           $             $
================================================================================

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses of the offering payable by the Company estimated at $900,000.
(3) The Company has granted the Underwriters a 30-day option to purchase up to an additional 375,000 shares of Common Stock solely to cover over-allotments, if any. See "Underwriting." If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and
    Proceeds to Company will be $   , $    and $   , respectively.

                                  -----------

  The Common Stock is offered by the Underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of such shares will be made through the offices of BancAmerica Robertson Stephens, San Francisco,
California, on or about      , 1998.

BANCAMERICA ROBERTSON STEPHENS

                               J.P. MORGAN & CO.

                                                    DONALDSON, LUFKIN & JENRETTE
                                                        SECURITIES CORPORATION

                  The date of this Prospectus is       , 1998

            Treatment of Coronary Artery Disease with Gene Therapy

  GenVec's lead product candidate, BIOBYPASS angiogen, is designed to induce new blood vessel formation in tissues with inadequate blood flow. In December 1997, the Company initiated a Phase I/II clinical trial with BIOBYPASS angiogen for direct injection into the hearts of patients with coronary artery disease who are undergoing coronary artery bypass graft surgery. The Company also intends to commence a Phase I/II clinical trial in patients with peripheral vascular disease in May 1998.

[Two figures of coronary angiograms from pig models of coronary artery disease illustrate the text immediately below the figures. Figure 1 is taken from the control subject. Figure 2 is taken from the subject treated with BIOBYPASS angiogen and shows the induction of new blood vessels relative to Figure 1 and the refilling of the left circumflex artery beyond the area of blockage.]

  BIOBYPASS angiogen was evaluated in a pig model of coronary artery disease. Blood flow through the left circumflex artery of the pig heart was blocked with an ameroid constrictor, shown in the upper left corners of both images. In a single procedure three weeks later, the hearts received multiple injections around the blockage site with either BIOBYPASS angiogen or a control. The coronary angiograms above were taken four weeks after the injections. In the treated heart, BIOBYPASS angiogen induced the formation of new blood vessels, and refilling of the left circumflex artery beyond the area of blockage was observed (figure 2). In contrast, no filling of the circumflex artery was visible in the control case (figure 1). These and other preclinical data have shown that administration of BIOBYPASS angiogen to the heart increased the number of blood vessels, improved blood flow and restored cardiac contractility to normal. Long-term studies on the effects of BIOBYPASS angiogen have not been conducted. BIOBYPASS angiogen is not currently marketed by GenVec, and there can be no assurance that the Company will be able to obtain the necessary regulatory approvals to do so in the future. See "Risk Factors--Uncertainties Related to Clinical Development."

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

  NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

  UNTIL     , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               ----------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Summary..................................................................   4
Risk Factors.............................................................   6
Use of Proceeds..........................................................  19
Dividend Policy..........................................................  19
Capitalization...........................................................  20
Dilution.................................................................  21
Selected Financial Data..................................................  22
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  23
Business.................................................................  27
Management...............................................................  48
Certain Transactions.....................................................  56
Principal Stockholders...................................................  57
Description of Capital Stock.............................................  59
Shares Eligible For Future Sale..........................................  62
Underwriting.............................................................  64
Legal Matters............................................................  66
Experts..................................................................  66
Additional Information...................................................  66
Index to Financial Statements............................................ F-1

                               ----------------

  BIOBYPASS is a trademark of the Company, and the term angiogen is used to refer to an angiogenic agent. Tradenames and trademarks of other companies appearing in this Prospectus are the property of their respective holders.

  The Company intends to furnish to its stockholders annual reports containing financial statements audited by an independent certified public accounting firm and quarterly reports containing unaudited interim financial information for each of the first three quarters of each year.

  The Company was incorporated in Delaware in 1992. The Company's executive offices are located at 12111 Parklawn Drive, Rockville, Maryland 20852, and its telephone number is (301) 816-0396.

                                    SUMMARY

  The following summary is qualified in its entirety by the more detailed information, including "Risk Factors," and the Financial Statements and Notes thereto, appearing elsewhere in this Prospectus. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from the results discussed in the forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.

                                  THE COMPANY

  GenVec focuses on the development and commercialization of novel gene therapy products for major disease markets. GenVec's lead product candidate, BIOBYPASS angiogen, is designed to induce angiogenesis, or new blood vessel formation, in tissues with inadequate blood flow. BIOBYPASS angiogen uses an adenovirus vector to deliver and express the gene for vascular endothedial growth factor-121 ("VEGF/121/"). BIOBYPASS angiogen is being developed for the treatment of coronary artery disease ("CAD") and peripheral vascular disease ("PVD"), and is intended to be used either alone or as an adjunct to existing surgical procedures. In December 1997, the Company initiated a Phase I/II clinical trial with its BIOBYPASS angiogen for direct injection into the hearts of patients with CAD who are undergoing coronary artery bypass graft ("CABG") surgery. The Company also intends to commence a Phase I/II clinical trial in patients with PVD in May 1998. The Company has entered into a collaboration with the Warner-Lambert Company ("Warner-Lambert") to develop and commercialize BIOBYPASS angiogen and other gene therapy products for therapeutic angiogenesis. Under the terms of the collaboration, Warner-Lambert may pay to the Company a total of more than $100 million in milestone payments, research funding, equity purchases and technology access fees, if specified milestones are achieved. As of April 20, 1998, Warner-Lambert had paid to the Company $13.5 million under this collaboration, and had purchased $2.0 million of the Company's stock.

  Additionally, GenVec is developing product candidates and vector technology in the areas of cardiovascular disease, oncology and neurology. For the treatment of restenosis associated with angioplasty and vascular damage associated with arteriovenous ("A-V") grafts, GenVec is developing Ad.iNOS, an adenovirus vector containing the inducible nitric oxide synthase ("iNOS") gene. In oncology, GenVec is developing Ad.TNFa, an adenovirus vector containing the tumor necrosis factor alpha ("TNFa") gene. Ad.TNFa is designed to enhance the effectiveness of radiation therapy without increasing toxicity to normal tissue. In collaboration with Fuso Pharmaceutical Industries, Ltd. ("Fuso"), GenVec is developing Ad.CD and is conducting research on immunotherapy of cancer based on the delivery of tumor antigen genes. Ad.CD, an adenovirus vector containing the cytosine deaminase ("CD") gene, is designed to convert a nontoxic precursor drug into fluorouracil to effect tumor destruction, either alone or in combination with radiation therapy. In neurology, GenVec intends to develop product candidates through the application of its herpes simplex virus ("HSV") vector technology.

  To customize gene therapy products for specific medical needs, GenVec is developing vectors for cell-specific gene delivery and promoters which regulate the level and duration of gene expression. GenVec's technology portfolio includes: (i) therapeutic genes such as VEGF/121/, iNOS, TNFa and CD; (ii) vector systems such as adenovirus and HSV; (iii) receptor mediated targeting technology and (iv) tissue-specific and inducible promoters.

  GenVec intends to successfully develop and commercialize product candidates by applying the following business strategies: (i) enhance leadership in therapeutic angiogenesis; (ii) expand its portfolio of products under development; (iii) broaden its technology platform; (iv) strengthen product development through corporate collaborations and (v) maintain and expand intellectual property strength.

                                  THE OFFERING

 Common Stock Offered by the Company.......... 2,500,000 shares
 Common Stock Outstanding after the Offering.. 9,857,784 shares (1)
 Use of Proceeds.............................. For research and development, clinical trials, capital
                                               expenditures, working capital
                                               and general corporate purposes,
                                               including possible acquisitions
                                               of complementary technology,
                                               products or businesses. See "Use
                                               of Proceeds."
 Nasdaq National Market Symbol................ GNVC

                             SUMMARY FINANCIAL DATA
                     (in thousands, except per share data)

                                                           THREE MONTHS ENDED
                               YEAR ENDED DECEMBER 31,          MARCH 31,
                               --------------------------  --------------------
                                1995     1996      1997      1997       1998
                               -------  -------  --------  ---------  ---------
                                                               (unaudited)
STATEMENT OF OPERATIONS DATA:
 Revenues....................  $ 1,005  $   698   $10,188  $     --     $ 3,688
 Operating expenses:
   Research and development..    6,500    6,355     8,986      1,614      3,093
   General and
    administrative...........    2,025    2,947     2,720        550        739
 Total operating expenses....    8,967    9,302    11,706      2,164      3,832
 Interest income, net........      413      496       263         74        115
                               -------  -------  --------  ---------  ---------
 Net loss....................  $(7,549) $(8,108) $ (1,255)   $(2,090)   $   (29)
                               =======  =======  ========  =========  =========
 Pro forma basic net loss per
  share (2)..................                    $  (0.18)            $   (0.01)
                                                 ========             =========
 Shares used in computing pro
  forma basic
  net loss per share (2).....                       6,999                 7,019

                                                           MARCH 31, 1998
                                                      -------------------------
                                                       ACTUAL   AS ADJUSTED (3)
                                                      --------  ---------------
                                                            (unaudited)
BALANCE SHEET DATA:
 Cash and cash equivalents and short-term
  investments........................................ $  7,262     $ 39,262
 Working capital.....................................    7,883       39,883
 Total assets........................................   10,692       42,692
 Accumulated deficit.................................  (28,889)     (28,889)
 Total stockholders' equity .........................    8,639       40,639

--------
(1) Based on number of shares of Common Stock outstanding as of March 31, 1998. Includes 333,333 shares of Common Stock to be sold to Warner-Lambert at an assumed price of $15.00 per share. Excludes (i) 1,105,955 shares of Common Stock issuable upon exercise of outstanding options as of March 31, 1998, at a weighted average exercise price of $1.95 per share and (ii) 320,416 shares of Common Stock issuable upon exercise of outstanding warrants as of March 31, 1998, at a weighted average exercise price of $12.65 per share.
(2) See Note 2 of Notes to Financial Statements for a description of the computation of pro forma basic net loss per share.
(3) As adjusted to give effect to (i) the conversion of all issued and outstanding shares of Preferred Stock into 6,042,263 shares of Common Stock upon the completion of this offering; (ii) the sale of 2,500,000 shares of Common Stock offered hereby at the assumed initial public offering price of $12.00 per share and (iii) the sale of 333,333 shares of Common Stock to Warner-Lambert at an assumed price of $15.00 per share. See "Use of Proceeds" and "Capitalization."

                                ----------------

  Unless otherwise indicated, all information in this Prospectus (i) has been adjusted to give effect to the conversion of all outstanding shares of Preferred Stock into Common Stock and the conversion of all outstanding warrants to purchase shares of Preferred Stock into warrants to purchase Common Stock upon the completion of this offering; (ii) has been adjusted to give effect to a 5.9 for 1 reverse split of the shares of Common Stock and Preferred Stock, effected in June 1998 (the "Reverse Split") and (iii) assumes no exercise of the Underwriters' over-allotment option. See "Capitalization" and "Underwriting."

                                 RISK FACTORS

  In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing shares of the Common Stock offered hereby. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus.

UNCERTAINTIES RELATED TO CLINICAL DEVELOPMENT

  Before obtaining regulatory approvals for the commercial sale of its product candidates, including its BIOBYPASS angiogen, the Company or its corporate collaborators will be required to demonstrate through preclinical studies and clinical trials that the product candidates are safe and effective for use in each target indication. To date, the Company's product candidates have only undergone limited preclinical evaluation and in some cases, initial clinical testing. Long term studies have not been conducted for any of the Company's product candidates. There can be no assurance that the Company will obtain authorization for human clinical testing of any of its products currently in research or preclinical development or for further testing of products in clinical trials. In addition, the results from preclinical studies and early clinical trials may not be predictive of results that will be obtained in large-scale testing, and there can be no assurance that the clinical trials conducted by the Company or its collaborators will demonstrate sufficient safety and efficacy to obtain the required regulatory approvals. Further, the Company or regulatory authorities may suspend clinical trials at any time if it is thought that the participants are being exposed to unacceptable health risks. Even after regulatory approval, a product may later be shown to be unsafe or not to have its purported effect, preventing its widespread use or requiring its withdrawal from the market and exposing the Company to potential product liability. The Company has limited experience conducting clinical trials and intends to rely primarily on its corporate collaborators for clinical testing of its product candidates.

  Clinical trials are often conducted with patients having the most advanced stages of disease. During the course of treatment, these patients can die or suffer other adverse medical effects for reasons that may not be related to the proposed product being tested, but which can nevertheless affect clinical trial results. Various companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical trials, even after attaining promising results in earlier trials. Clinical trials for the product candidates being developed by the Company may be delayed by many factors. Any delays in, or termination of, the clinical trials of any of the Company's product candidates, or the failure of any clinical trials to meet applicable regulatory standards, could have a material adverse effect on the Company's business, financial condition and results of operations.

UNCERTAINTIES RELATED TO GENE THERAPY

  The Company's products are subject to risks particular to the development of gene therapy products. Gene therapy is a new and rapidly evolving medical approach, whose safety and efficacy have not been demonstrated on a widespread basis. Data relating to the Company's specific approaches to gene therapy are also limited. Product development involving new therapies is highly uncertain, and gene therapy generally, or the Company's specific gene therapy products, may prove to have undesirable and unintended side effects, show unacceptable toxicity, trigger immune responses, demonstrate inadequate therapeutic efficacy, or have other characteristics that may prevent or limit their commercial use.

  The Company's product candidates, including its BIOBYPASS angiogen and its gene delivery technologies, are in the early developmental stage and require significant additional research and development, testing and regulatory approval. To date no gene therapy products have been successfully manufactured on a large scale or commercialized by the Company or others. The Company's development of products will be subject to other risks of failure including, among others, the possibilities that any such products will be found to be ineffective or toxic, or otherwise fail to receive necessary regulatory approvals; that any of the products, if safe and effective, will prove difficult or impossible to manufacture on a large scale or will be uneconomical to market; that the proprietary rights of third parties will preclude the Company or its collaborators from marketing any products developed; that the products will fail to achieve market acceptance; and that third parties will market equivalent or superior products. As a result, there can be no assurance that the Company or its collaborators will be able to develop, manufacture and successfully commercialize the Company's product candidates within a reasonable time frame or ever. Failure to develop successfully the Company's current product candidates would materially and adversely affect the Company's business, financial condition and results of operations.

RELIANCE ON WARNER-LAMBERT AND OTHER CORPORATE COLLABORATORS

  The Company's strategy for development and commercialization of therapeutic products depends, in large part, upon the formation of multiple corporate collaborations and licensing arrangements with third parties. The Company has established a corporate collaboration with Warner-Lambert in the area of therapeutic angiogenesis, and has granted Warner-Lambert the right to conduct research, development, marketing, commercialization and certain manufacturing activities relating to gene therapy products incorporating the vascular endothelial growth factor ("VEGF") gene for therapeutic angiogenesis. Accordingly, the Company is substantially dependent on Warner-Lambert for the development, funding and commercial success of any of its therapeutic angiogenesis product candidates, including BIOBYPASS angiogen. In addition, payments from Warner-Lambert are expected to constitute a substantial portion of the Company's revenues for the next several years. The Warner-Lambert agreement may be terminated by either party for breach. The research program under the Warner-Lambert agreement may be terminated by Warner-Lambert on six months prior written notice after July 21, 2000, in which event Warner-Lambert would have no further research funding obligation to the Company. If Warner-Lambert were to terminate its agreement with the Company or otherwise fail to conduct its collaborative activities successfully and in a timely manner, the preclinical and clinical development or commercialization of BIOBYPASS angiogen, or any other potential therapeutic angiogenesis product candidates, would be delayed or terminated. Any such delay or termination could have a material adverse effect on the Company's business, financial condition and results of operations. The success of the corporate collaboration with Warner-Lambert will depend in part upon Warner-Lambert's own competitive, marketing and strategic considerations, including the relative advantages of alternative products being developed and marketed by Warner-Lambert and its competitors. If Warner-Lambert is unsuccessful in commercializing any product candidate for any reason, the Company's business, financial condition and results of operations could be materially adversely affected.

  The Company has also entered into strategic alliances with Fuso in certain areas of oncology, and Varian in the area of radiation therapy. Each of these and any other strategic alliances requires time, resources and management attention. The Company's strategy includes entering into multiple, concurrent corporate collaborations. There can be no assurance that the Company will successfully manage simultaneous collaborative programs. Failure by the Company to manage existing and future strategic alliances, maintain confidentiality among corporate collaborators or prevent the occurrence of conflicts among corporate collaborators could lead to disputes that result in, among other things, a significant strain on management resources, legal claims involving significant time, expense and loss of reputation, loss of capital or loss of revenues, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. Moreover, the Company has received substantially all of its revenues since inception from its corporate collaborators and expects to continue to do so in the near term. There can be no assurance that the Company will successfully establish additional corporate collaborations or licensing arrangements in the future under terms acceptable to the Company or that any future corporate collaborations or licensing arrangements will ultimately be successful. Failure of the Company to enter into additional corporate collaborations could have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company intends to rely primarily on corporate collaborators for preclinical studies, clinical development, regulatory approval, manufacturing and marketing of its gene therapy products, if any. Agreements with corporate collaborators typically allow such collaborators significant discretion in electing whether to pursue any of these activities. The Company cannot control the amount and timing of resources its corporate collaborators may devote to the Company's programs or potential products, and there can be no assurance that such collaborators will perform their obligations as expected. A corporate collaborator's performance under its agreement with the Company could be materially adversely affected if such collaborator were involved in certain third-party transactions such as a business combination or in the event that the corporate collaborator experienced a significant strategic shift in its business focus. If any corporate collaborator were to breach its agreement with the Company, otherwise fail to conduct its collaborative activities in a timely manner or terminate the collaboration agreement early, such action could have a material adverse effect on the Company's business, financial condition and results of operations. The failure of a collaborator to develop or commercialize a product to which it has rights could have a material adverse effect on the Company's business, financial condition and results of operations.

  Under its current corporate collaborations, the Company has agreed not to conduct certain research, independently or with other third parties, that is in the same field as the research conducted under the collaboration agreement. Consequently, such arrangements have the effect of limiting the areas of research the Company may elect to pursue, either alone or with others. There can be no assurance that a corporate collaborator will not develop, either alone or with others, alternative technologies or products which are competitive with any that might result from the Company's research program with the corporate collaborator. Possible disagreements between the Company and its corporate collaborators, including disputes relating to the ownership of rights to any technology developed with third parties, could lead to delays in collaborative research, development or commercialization of certain products or could require or result in litigation or arbitration, which would be time consuming and expensive, and could have a material adverse effect on the Company's business, financial condition and results of operations.

EARLY STAGE OF COMPANY DEVELOPMENT; LIMITED EXPERIENCE

  The Company is at an early stage of development and has limited resources and operating experience. To date, the Company has no experience with respect to conducting late stage clinical trials, obtaining regulatory approvals for product commercialization, marketing, product sales and large-scale manufacturing. The Company will depend, to a significant extent, on the resources and experience of corporate collaborators in these and related areas. There can be no assurance that the Company will be able to enter into arrangements with corporate collaborators on acceptable terms, if at all. Failure to enter into acceptable collaborative arrangements, or the failure of collaborators to provide the Company with adequate resources and experience, may have a material adverse effect on the Company's ability to develop and deliver products on a timely and competitive basis, if at all. To the extent the Company directly engages in the late stage clinical trials, marketing, sales and large-scale manufacturing of its product candidates, it will require substantial additional funds, personnel and production facilities.

INTELLECTUAL PROPERTY

  The patent positions of pharmaceutical, biopharmaceutical and biotechnology companies, including the Company, are generally uncertain and involve complex legal and factual questions. In addition, patent law, and particularly patent law relating to the gene therapy field, is still evolving. Development and commercialization of the Company's product candidates and any potential products will require, among other things, the integration of genes, vectors and promoters with a delivery mechanism and the development of commercially viable manufacturing processes. The Company's commercial success will be dependent in part upon achieving such integration and development without infringing the proprietary rights of others and upon obtaining intellectual property protection that will give the Company's products an exclusive market position.

  Certain intellectual property components used in developing gene therapy products, such as certain vectors and promoters used by the Company and others, are in the public domain. As a result, the Company is unable to obtain patent protection with respect to such components and third parties can freely use such components. There can be no assurance that third parties will not develop products using such components that compete with the Company's potential products.

  There can be no assurance that any of the pending patent applications owned or licensed by the Company contain patentable and enforceable claims or will result in valid issued patents, that the claims of any issued patents or any patents issued in the future are valid and enforceable and will provide meaningful protection, that the Company or its collaborators will develop additional proprietary technologies that are patentable, or that any patents now or in the future licensed or issued to the Company or its collaborators will provide a basis for commercially viable products or will provide the Company with any competitive advantages. Furthermore, there can be no assurance that others will not independently develop similar or alternative technologies, duplicate any of the Company's technologies, or, if patents are licensed or issued to the Company, design around or otherwise circumvent the patented technologies or other intellectual property licensed to or developed by the Company. For example, while the Company has an exclusive license under two United States patents relating to the VEGF/121/ gene and the use thereof for gene therapy applications, third parties have patents for other forms of the VEGF gene and such third parties or their licensees may develop products using such other forms of the VEGF gene. There can be no assurance that products based on such other forms of the VEGF gene or based upon other growth factors will not be functionally equivalent to or better than the Company's proposed products, or that such other products will not be more commercially successful than any products commercialized by the Company or its collaborators for other reasons, such as superior marketing or lower costs. Similarly, other parties hold patents for other nitric oxide synthase, tumor necrosis factor and CD genes. Patents and patent applications of the Company, its collaborators and its licensors may become involved in interferences, oppositions or similar proceedings, and there can be no assurance that such patents and patent applications will survive, in whole or in part, such proceedings. No assurance can be given that patents issued to the Company, its collaborators or its licensors, if any, will not be contested, narrowed, revoked or invalidated. Academic collaborators and the U.S. government may retain certain rights in intellectual property, including patents and patent applications, developed by such academic collaborators.

  While the Company has not conducted freedom to use patent searches on aspects of its product candidates and potential products and may therefore be unaware of relevant patents and patent applications of third parties, the Company is aware of several United States patents and patent applications and foreign patents and patent applications owned by third parties relating to gene therapy, promoters, cell lines, vectors and delivery mechanisms which do or may cover aspects of the Company's product candidates and potential products or their use, or manufacture including BIOBYPASS angiogen, as well as other aspects of the Company's technology. Because patent applications are maintained in secrecy in the United States, the Company cannot be certain that third parties have not filed applications relating to technology being developed by the Company or its collaborators or technology covered by patents or patent applications of the Company, its collaborators or its licensors. Certain third-party patent applications contain broad claims, and it is not possible to determine whether or not such claims will be narrowed during prosecution or will issue as patents, even if the claims appear to encompass prior art or have other defects. The Company, its collaborators or its licensors may choose to oppose or challenge third-party patents and patent applications and such an opposition or challenge can be expensive and time consuming. There can be no assurance that any opposition or challenge will be successful. There can also be no assurance that the development, manufacture, use, offer for sale, sale or importation of the Company's product candidates and potential products by the Company or its collaborators will not infringe claims of these or other issued patents, or claims that may issue from these or other applications or that a third party will not threaten or file an infringement action.

  If the Company or one of its collaborators brings a patent infringement action or otherwise brings an action to protect proprietary rights against third parties or is required to defend against a charge of patent infringement or a charge of infringement of other intellectual property rights, substantial costs could be incurred and such actions could result in a significant diversion of management's time and attention. In addition to being a potential party to patent infringement litigation, the Company is involved in an interference proceeding relating to a pending patent application pertaining to the treatment of blood vessel injury licensed by the Company from the National Institutes of Health ("NIH") and a pending patent application of the University of Michigan. An adverse resolution of such interference proceeding would restrict or eliminate the scope of the license granted by NIH to GenVec, which the Company believes would not have a material adverse effect on the Company's current product candidates. The Company believes it will become involved in additional interference proceedings declared by the United States Patent and Trademark Office or opposition proceedings in a foreign patent office. The adverse resolution of potential proceedings could have a material adverse effect on the Company's product candidates. The Company intends to provoke interference proceedings where it believes such actions to be necessary to protect its intellectual property rights. There can be no assurance that the Company will be successful in provoking such proceedings or that the Company will achieve a favorable outcome. Patent infringement actions and other intellectual property litigation, as well as participation in interference or opposition proceedings, can be expensive and time-consuming, even in those instances in which the outcome is favorable to the Company. There can be no assurance that the Company or its collaborators will prevail in any such litigation or proceedings. The Company and its licensors obtain intellectual property, including biological material and know-how, from third parties pursuant to various agreements and arrangements. Third parties may challenge the intellectual property rights of the Company or its licensors or claim ownership of intellectual property developed by the Company or its collaborators. The Company could incur substantial expenses in contesting such claims, whether successful or not.

  The Company has certain licenses and believes that it or its collaborators will be required to obtain additional licenses under third-party patents and patent applications to continue research and development and to commercialize the Company's product candidates and potential products, and there can be no assurance that any such license will be made available on commercially viable terms, if at all. If the Company is unable to obtain a license it may be required to use an alternate technology or product and this may result in a delay in FDA approval. In addition, licensors may terminate existing or future license agreements, or terminate the exclusive nature of such agreements, if the Company fails to meet specified milestones or other events. Any termination of a license, or any failure of the Company or its collaborators to obtain any required license on reasonable terms or at all, or the failure to maintain the exclusivity of the Company's exclusive licenses, could have a material adverse effect on the Company's business, financial condition and results of operations. The Company's product candidates and potential products will require several components that may each be the subject of a license agreement. The cumulative license fees and royalties for these components may make the commercialization of such product candidates and potential products uneconomical.

  The Company may rely on trade secret protection and confidentiality agreements to protect its interests. There can be no assurance that proprietary information will not be disclosed, that others will not independently develop substantially equivalent proprietary information or otherwise gain access to the Company's trade secrets, or that the Company can meaningfully protect its trade secrets. Any material leak of confidential information into the public domain or to third parties may have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Intellectual Property."

INTENSE COMPETITION

  Competition among entities attempting to identify and develop new therapies is intense. The Company faces, and will continue to face, competition from pharmaceutical and biotechnology companies, academic and research institutions and government agencies, both in the United States and abroad. Many of the Company's competitors have substantially greater capital resources, research and development staffs, facilities, manufacturing and marketing experience, distribution channels and human resources than the Company. Future competition will likely come from existing competitors (including competitors with rights to proprietary forms of the VEGF gene and other genes the Company currently uses in its product candidates), as well as other companies seeking to develop new treatments. Competitors or their academic collaborators may identify important genes or delivery mechanisms before the Company, or develop gene therapies that are more effective than those developed by the Company or its corporate collaborators, or obtain regulatory approvals of their drugs more rapidly than the Company or its corporate collaborators. Moreover, there can be no assurance that the Company's competitors will not obtain patent protection or other intellectual property rights that would limit the Company's or its collaborators' ability to use the Company's gene therapy technologies. Any of these events could materially and adversely affect the Company's business, financial condition and results of operations.

  The Company will rely on its corporate collaborators for support of certain of its enabling technologies and intends to rely on its corporate collaborators for preclinical and clinical development of related potential products and the manufacturing and marketing of such products. Generally, the Company's strategic alliance agreements do not preclude the corporate collaborator from pursuing development efforts utilizing approaches distinct from that which is the subject of the alliance. Product candidates of the Company, therefore, may be subject to competition with a potential product under development by a corporate collaborator. See "--Reliance on Warner-Lambert and Other Corporate Collaborators."

  Rapid technological development by the Company or others may result in products or technologies becoming obsolete before the Company recovers development expenses. Products developed by the Company could be made obsolete by less expensive or more effective technologies, even technologies unrelated to gene therapy. For example, competitors may also develop small molecule, protein, antisense or other therapeutic or surgical approaches that may compete with or obviate the need for the Company's products. There can be no assurance that the Company will be able to make the enhancements to its technology necessary to compete successfully with existing or newly emerging technologies.

MANUFACTURING LIMITATIONS

  The Company has limited experience in manufacturing and currently lacks the resources or capability to manufacture any of its product candidates on a commercial scale. It currently has a research facility for the production of its product candidates for preclinical purposes and relies on third-party manufacturers of its product candidates for clinical purposes. For the Company's lead product, BIOBYPASS angiogen, Warner-Lambert has the right to fill and finish the final product. However, production of BIOBYPASS angiogen for future clinical trials and possible commercialization is currently intended to be performed primarily through a third-party manufacturer. The Company currently intends to rely primarily on corporate collaborators and third-party manufacturers for clinical and commercial purposes. If a third-party manufacturer cancels or terminates an existing relationship or if the Company is unable to contract for or obtain a sufficient supply of its product candidates on acceptable terms, there could be significant reductions in sales and delays in bringing the Company's product candidates to market, as well as delays in the Company's clinical testing schedule, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, it is anticipated that production of the Company's product candidates will be based in part on proprietary technology of the Company. Successful technology transfer will be necessary. There can be no assurance that manufacturers will abide by any limitations or confidentiality restrictions on licenses with the Company. In addition, any such manufacturer may develop process technology related to the manufacture of the Company's compounds that such manufacturer owns either independently or jointly with the Company. This would increase the Company's reliance on such manufacturer or require the Company to obtain a license from such manufacturer in order to have its products manufactured. There can be no assurance that any such license would be available on terms acceptable to the Company, if at all. Further, there can be no assurance that the arrangements with third-party manufacturers will be successful.

  Successful large-scale manufacturing of gene therapy products has yet to be demonstrated by any third party, and it is anticipated that significant process development changes will be necessary for the commercial process. For example, changes in the current production process will be required for any commercial manufacture of BIOBYPASS angiogen. There can be no assurance that the Company or any third party will be able to manufacture commercial-scale quantities of gene therapy products, or receive appropriate governmental approvals on a timely basis or at all. Failure to manufacture successfully or to obtain appropriate government approvals on a timely basis would have a material adverse effect on the Company's business, financial condition and results of operations.

  In addition, the Company intends to continue to develop its own manufacturing capability, which will require significant resources and will be subject to ongoing government approval and oversight. There can be no assurance that the Company's efforts in this regard will be successful. See "Business--Manufacturing" and "Business--Government Regulation."

HISTORY OF OPERATING LOSSES; FUTURE CAPITAL REQUIREMENTS

  The Company has incurred operating losses in each year since its inception. Net losses were approximately $7.5 million, $8.1 million and $1.3 million for the years ended December 31, 1995, 1996 and 1997, respectively, and approximately $29,000 for the three month period ended March 31, 1998. The Company had an accumulated deficit of approximately $28.9 million as of March 31, 1998. The Company expects that it will incur additional losses for at least the next several years and that such losses will increase as the Company expands its research and development activities. The Company's losses to date have resulted principally from costs incurred in research and development and from general and administrative costs associated with the Company's operations. Substantially all of the Company's revenues to date have been derived from payments from corporate collaborations, and the Company expects that substantially all of its revenues for the next several years will result from payments from corporate collaborations. There can be no assurance that the Company will be successful in entering into any new corporate collaboration that results in revenues. The Company expects that it will be several years, if ever, before the Company will recognize revenue from product sales or royalties. Failure to achieve significant revenues or profitability would have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  The Company believes that the net proceeds from this offering and the sale of shares to Warner-Lambert, existing cash and short-term securities and anticipated cash flow from corporate collaborations will be sufficient to support the Company's operations at least through 1999. However, this expectation is based on the Company's current operating plan, which could change as a result of many factors, and the Company could require additional funding sooner than expected. In addition, the Company may choose to raise additional capital due to market conditions or strategic considerations even if it has sufficient funds for its operating plan. The Company's actual future capital requirements and the adequacy of its available funds will depend on many factors, including progress of its research and development programs, the number and breadth of these programs, the results and timing of the Company's clinical trials, the ability of the Company to establish and maintain strategic alliance and licensing arrangements and the progress of the development and commercialization efforts of the Company's corporate collaborators. These factors also include the level of the Company's activities relating to the development and commercialization rights it retains in its corporate collaboration arrangements, competing technological and market developments and the costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims and other intellectual property rights.

  The Company expects that it will require significant additional funding in the future, which it may seek through public or private equity offerings, debt financings or additional strategic alliance and licensing arrangements. Upon the closing of this offering, the Company will have no credit facility or other committed sources of capital. No assurance can be given that additional financing or strategic alliances and licensing arrangements will be available when needed, or that, if available, such financing will be obtained on terms favorable to the Company or its stockholders. To the extent the Company raises additional capital by issuing equity or convertible securities, ownership dilution to stockholders will result. If adequate funds are not available when needed, the Company may be required to curtail operations significantly or to obtain funds by entering into strategic alliances and licensing arrangements, in which case the Company may be required to relinquish rights to certain of its technologies, discoveries or potential products, or to grant licenses on terms that are not favorable to the Company, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. Unavailability of adequate funds would have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

NEED TO ATTRACT AND RETAIN KEY EMPLOYEES AND CONSULTANTS

  The Company is highly dependent on its scientific and management employees. The Company also relies heavily on consultants to assist the Company in its research and development programs. Attracting and retaining qualified personnel and consultants is critical to the Company's success. The loss of the services of any of these persons could significantly impede the accomplishment of the Company's scientific and business objectives. The Company's success is also dependent upon its ability to attract and retain additional qualified scientific and managerial personnel. The Company is actively recruiting additional personnel, including, without limitation, a Chief Financial Officer. The Company faces substantial competition for qualified individuals from numerous biotechnology, pharmaceutical and health care companies, universities and other research organizations. The inability of the Company to retain its current scientific and managerial personnel and to attract and retain additional key employees and consultants could have a material adverse effect on the Company's business, financial condition and results of operations.

  In addition, a significant portion of the Company's research and development is conducted under sponsored research programs with several universities and research institutions. The Company depends on the availability of a principal investigator for such programs, and the Company cannot assure that any of these individuals or their research staffs will be available to conduct research and development for the Company. In addition, the Company's academic collaborators are not employees of the Company. As a result, the Company has limited control over their activities and can expect that only limited amounts of their time will be dedicated to the Company's activities. The Company's academic collaborators may have relationships with other commercial entities, some of which could compete with the Company.

GOVERNMENT REGULATION; NO ASSURANCE OF REGULATORY APPROVAL

  Prior to marketing, any products developed by the Company or its corporate collaborators must undergo an extensive regulatory approval process in the United States and other countries. This regulatory process, which includes preclinical studies and clinical trials, and may include post-marketing surveillance of each compound to establish its safety and efficacy, can take many years and require the expenditure of substantial resources. Data obtained from preclinical studies and clinical trials are subject to varying interpretations that could delay, limit or prevent regulatory approval. Delays or rejections may also be encountered based upon changes in FDA policies for drug approval during the period of product development and FDA regulatory review. Similar delays may also be encountered in obtaining regulatory approval in foreign countries. Delays in obtaining regulatory approvals could adversely affect the marketing of any drugs developed by the Company or its corporate collaborators, impose costly procedures upon the Company's or its corporate collaborators' activities, diminish any competitive advantages that the Company or its corporate collaborators may attain and adversely affect the Company's receipt of royalties. There can be no assurance that regulatory approval will be obtained for products developed by the Company or its corporate collaborators. Furthermore, regulatory approval may entail limitations on the indicated uses of a proposed product. Because certain of the Company's product candidates involve the application of new technologies and may be based upon a new therapeutic approach, such products may be subject to substantial additional review by various government regulatory authorities, and, as a result, regulatory approvals may be obtained more slowly than for products based upon more conventional technologies. The Company's product candidates may require a delivery device and such product and device may be subject to separate regulatory review, which could also delay regulatory approval.

  The Company believes that the commercial uses of its products will be regulated as biologics by the FDA and comparable regulatory bodies of other countries. Gene therapy is, however, a relatively new technology, and the regulatory requirements governing gene therapy products are uncertain. This uncertainty may result in excessive costs or extensive delays in the regulatory approval process, adding to the already lengthy review process for human therapeutic products in general. The Company is not aware of any gene therapy products that have received marketing approval from the FDA or any comparable regulatory body of any other country. The regulation of the Company's products and its ongoing research is subject to change, and future legislative or administrative acts in the United States or other countries could have a material adverse effect on the Company's business, financial condition and results of operations. Regulatory requirements ultimately imposed could adversely affect the ability of the Company's corporate collaborators to clinically test, manufacture or market products, and could significantly delay or reduce the milestone or royalty payments payable to the Company.

  In order to obtain FDA approval of a new biological product, the Company must submit substantial evidence of safety, purity, potency and efficacy.

  The FDA approval process for a new biological drug involves completion of pre-clinical studies which include laboratory tests and animal studies to assess safety and effectiveness of the drug. Among other things, the results of these studies as well as how the product will be manufactured are submitted to the FDA as part of an Investigational New Drug ("IND") application and, unless the FDA objects, the IND becomes effective 30 days following receipt by the FDA. Human clinical trials may then be conducted. There can be no assurance that submission of an IND will result in FDA authorization to commence clinical trials or that approval of an IND will result in subsequent approval of the drug. The results of the clinical trials are submitted to the FDA as part of a Biologic License Application ("BLA"). Product sales may only commence if the BLA is approved. Regulatory requirements for obtaining FDA approval are rigorous and there can be no assurance that such approvals will be obtained on a timely basis or at all.

  Human clinical trials are typically conducted in three sequential phases, but the phases may overlap. Phase I trials consist of testing the product in a small number of patients primarily for safety at one or more dosage levels. In Phase II, in addition to safety, the efficacy of the product is typically evaluated in a patient population slightly larger than is used in Phase I trials, and appropriate dosage is established. Phase III trials typically involve additional testing for safety and clinical efficacy in an expanded patient population at geographically dispersed test sites, and with the dosage that will be submitted for approval. A clinical plan, or "protocol," accompanied by the approval of the institutional review board at the institution participating in the trials, and patient-informed consent forms must be submitted to and approval by the FDA prior to commencement of each clinical trial. The FDA may order the temporary or permanent discontinuation of a clinical trial at any time if it believes patient safety is at risk. The Company's regulatory strategy is to seek input from the FDA at all stages of clinical testing and manufacturing process development.

  The results of the pre-clinical and clinical studies on biological drugs are submitted to the FDA in the form of a BLA for approval to commence commercial sales. After completion of the FDA's preliminary review of the BLA submission, the submission is sent to an FDA selected scientific advisory panel composed of physicians and scientists with expertise in the particular field. The FDA scientific advisory panel issues a recommendation to the FDA that may include conditions for approval of the BLA. Although the recommendation is not binding, the FDA generally follows an advisory panel's advice. Toward the end of the BLA review process, the FDA will conduct an inspection of the manufacturer's facilities to ensure that they are in compliance with the applicable current Good Manufacturing Practices ("cGMPs") requirements. If the FDA evaluation of the manufacturing facilities contained in the BLA application are favorable, the FDA will issue an approval letter, which usually contains a number of conditions which must be met in order to secure final approval. In responding to the BLA, the FDA may grant marketing approval, require additional testing or information, or deny the application. Governmental approval of products developed by the Company may entail limitations on the indicated uses for which such products may be marketed. Continued compliance with all FDA requirements and the conditions in an approved application, including product specification, manufacturing process, labeling and promotional material and record keeping and reporting requirements, is necessary for all products. Failure to comply, or the occurrence of unanticipated adverse effects during commercial marketing, could lead to the need for product recall or other FDA-initiated action, which could delay further marketing until the products are brought into compliance.

  Even if regulatory approval is obtained, a marketed product and its manufacturer are subject to continuing review. Discovery of previously unknown problems with a product may result in withdrawal of the product from the market, and could have a material adverse effect on the Company's business, financial condition and results of operations. Violations of regulatory requirements at any stage during the regulatory process, including preclinical studies and clinical trials, the approval process, post-approval or in cGMP, may result in various adverse consequences to the Company, including the FDA's delay in approval or refusal to approve a product, withdrawal of an approved product from the market or the imposition of criminal penalties against the manufacturer and license holder. There can be no assurance that the Company or its corporate collaborators will be able to conduct clinical testing or obtain necessary approvals from the FDA or other regulatory authorities for any products. Further, the terms of approval of any marketing application, including the labeling content, may be more restrictive than the Company desires and could affect the marketability of the Company's proposed products. Failure to obtain required governmental approvals will delay or preclude the Company or its corporate collaborators from marketing products or limit the commercial use of such products and could have a material adverse effect on the Company's business, financial condition and results of operations. The President recently signed into law the Food and Drug Administration Modernization Act of 1997. This legislation makes changes to the biologic provisions of the Federal Drug and Cosmetic Act (the "FDC Act"). The Company cannot predict how or what effect the changes will have on the regulation of the Company's products. There can be no assurance that the new legislation will not impose additional costs or lengthen review times for the Company's products. See "Business--Government Regulation."

UNCERTAINTY RELATED TO PRICING AND REIMBURSEMENT

  In both domestic and foreign markets, sales of the Company's product candidates will depend in part upon the availability of reimbursement from third-party payers, such as government health administration authorities, managed care providers, private health insurers and other organizations. In addition, other third-party payers are increasingly challenging the price and cost effectiveness of medical products and services. Significant uncertainty exists as to the reimbursement status of newly approved health care products. In many major markets outside the United States, pricing approval is required before sales can commence. There can be no assurance as to what price can be obtained or whether government-approved prices, once established, may not be reduced in subsequent years. There can be no assurance that the Company's product candidates will be considered cost effective or that adequate third-party reimbursement will be available to enable the Company to maintain price levels sufficient to realize an appropriate return on its investment in product development. Legislation and regulations affecting pricing of medical products may change before the Company's product candidates are approved for marketing. Adoption of such legislation could further limit reimbursement for medical products. If adequate coverage and reimbursement levels are not provided by the government and third-party payers for the Company's potential products, the market acceptance of these products would be adversely affected, which would have a material adverse effect on the Company's business, financial condition and results of operations.

FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

  The Company's quarterly operating results may fluctuate significantly as a result of a variety of factors, including variations in payments received or made by the Company under strategic alliances, which include milestone payments, royalties, license fees and other revenues, changes in the research and development budgets of the Company's corporate collaborators and any potential collaborators, adoption of new technologies, manufacturing results, regulatory actions, changes in the demand for the Company's product, the timing of new product introductions, if any, and the introduction of new products by the Company's competitors and other competitive factors. If revenue in a particular period does not meet expectations, the Company may not be able to adjust significantly its level of expenditures in such period, which would have an adverse effect on the Company's operating results. The Company believes that quarterly comparisons of its financial results will not necessarily be a meaningful indication of future performance. Given these factors, in some future quarter or quarters the Company's operating results may be below the expectations of public market analysts and investors. In such event, the price of the Company's Common Stock could be materially and adversely affected.

RISKS ASSOCIATED WITH HAZARDOUS MATERIALS

  The Company's research and development activities involve the controlled use of certain biological and other hazardous materials, chemicals and various radioactive materials. The Company is subject to federal, state and local laws and regulations governing the use, storage, handling and disposal of such materials and certain waste products. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by federal, state and local laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result, and any liability could exceed the resources of the Company and could have a material adverse effect on the Company's business, financial condition and results of operations.

PRODUCT LIABILITY EXPOSURE

  Clinical trials, manufacturing, marketing and sale of any of the potential products of the Company or its corporate collaborators may expose the Company to liability claims from the use of such products. Such risks exist even with respect to products that are manufactured in licensed and regulated facilities or that otherwise possess regulatory approval for commercial sale. Product liability insurance coverage is expensive, difficult to obtain and may not be available in the future on acceptable terms, if at all. There can be no assurance that the Company or its corporate collaborators will be able to obtain such insurance for commercial or other applications or, if obtained, that sufficient coverage can be acquired at a reasonable cost. The inability to obtain sufficient insurance coverage at an acceptable cost or to otherwise protect against potential product liability claims could prevent or inhibit the commercialization of pharmaceutical products developed by the Company or its corporate collaborators. A product liability claim or recall would have a material adverse effect on the Company's business, financial condition and results of operations.

CONTROL BY MANAGEMENT AND EXISTING STOCKHOLDERS

  Upon completion of this offering, the Company's executive officers, directors and affiliated individuals and entities together will beneficially own approximately 50.5% of the outstanding shares of Common Stock (48.7% if the Underwriters' over-allotment option is exercised in full). As a result, these stockholders, acting together, will be able to exert significant influence over most matters requiring approval by the stockholders of the Company, including approvals of amendments to the Company's Certificate of Incorporation, mergers, a sale of all or substantially all of the assets of the Company, going private transactions and other fundamental transactions. In addition, the Company's Certificate of Incorporation, as it is proposed to be amended and restated concurrently with the closing of this offering (the "Restated Certificate"), does not provide for cumulative voting with respect to the election of directors. Consequently, the present executive officers, directors and affiliated individuals and entities will be able to influence significantly the election of the members of the Board of Directors of the Company. Such a concentration of ownership could affect the liquidity of the Company's Common Stock and have an adverse effect on the price of the Common Stock, and may have the effect of delaying or preventing a change in control of the Company, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices. See "Principal Stockholders" and "Description of Capital Stock."

NO PRIOR PUBLIC MARKET FOR COMMON STOCK; POSSIBLE VOLATILITY OF STOCK PRICE

  Prior to this offering, there has been no public market for the Common Stock, and there can be no assurance that an active public market for the Common Stock will develop or be sustained after this offering or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price will be determined by negotiations between the Company and the Underwriters and is not necessarily indicative of the market price at which the Common Stock of the Company will trade after this offering. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price.

  The market prices for securities of biotechnology and pharmaceutical companies have been highly volatile, and the market has experienced significant price and volume fluctuations that are often unrelated to the operating performance of particular companies. Announcements of technological innovations or new commercial products by the Company or its competitors, disputes or other developments concerning proprietary rights, including patents and litigation matters, developments concerning strategic alliance agreements, publicity regarding actual or potential results with respect to products or technology under development by the Company, its corporate collaborators or its competitors, regulatory developments in both the United States and foreign countries, public concern as to the efficacy of new technologies, quarterly fluctuations in the Company's operating results, future sales of substantial amounts of Common Stock by existing stockholders and comments by securities analysts, as well as general market conditions and other factors, may have a significant impact on the market price of the Common Stock. In particular, the realization of any of the risks described in these "Risk Factors" could have a material adverse impact on such market price.

ANTI-TAKEOVER PROVISIONS

  The Restated Certificate authorizes the Board of Directors of the Company, without stockholder approval, to issue additional shares of Common Stock and to fix the rights, preferences and privileges of and issue additional shares of Preferred Stock with voting, conversion, dividend and other rights and preferences that could adversely affect the voting power or other rights of the holders of Common Stock. The issuance of Preferred Stock, rights to purchase Preferred Stock or additional shares of Common Stock may have the effect of delaying or preventing a change in control of the Company. In addition, the possible issuance of Preferred Stock or additional shares of Common Stock could discourage a proxy contest, make more difficult the acquisition of a substantial block of the Company's Common Stock or limit the price that investors might be willing to pay for shares of the Company's Common Stock. Further, the Restated Certificate provides that any action required or permitted to be taken by stockholders of the Company must be effected at a duly called annual or special meeting of stockholders and may not be effected by written consent. Special meetings of the stockholders of the Company may be called only by the Board of Directors, by the President of the Company or by stockholders holding a majority of the shares outstanding and entitled to vote. These and other provisions contained in the Restated Certificate and the Company's Amended and Restated Bylaws, as well as certain provisions of Delaware law, could delay or make more difficult certain types of transactions involving an actual or potential change in control of the Company or its management (including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices) and may limit the ability of stockholders to remove current management of the Company or approve transactions that stockholders may deem to be in their best interests and, therefore, could adversely affect the price of the Company's Common Stock. See "Description of Capital Stock."

BROAD MANAGEMENT DISCRETION OVER USE OF PROCEEDS

  A significant portion of the anticipated net proceeds to the Company from the offering has not been designated for specific uses. Accordingly, management of the Company will have broad discretion with respect to the use of these funds. See "Use of Proceeds."

SHARES ELIGIBLE FOR FUTURE SALE AND POTENTIAL ADVERSE EFFECT ON MARKET PRICE

  Future sales of Common Stock in the public market following this offering could adversely affect the market price of the Common Stock. Upon completion of this offering, the Company will have 9,857,784 shares of Common Stock outstanding, assuming no exercise of currently outstanding options or warrants. Of these shares, the 2,500,000 shares sold in this offering (plus any additional shares sold upon exercise of the Underwriters' over-allotment option) will be freely transferable without restriction under the Securities Act of 1933, as amended (the "Securities Act"), unless they are held by "affiliates" of the Company as that term is used under the Securities Act and the regulations promulgated thereunder. The remaining 7,357,784 shares of Common Stock held by existing stockholders are "restricted securities" as that term is defined in Rule 144 of the Securities Act (the "Restricted Shares"). Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act. As a result of contractual restrictions and the provisions of Rules 144 and 701, additional shares will be available for sale in the public market as follows:
(i) 49,748 Restricted Shares will be eligible for immediate sale on the date of this Prospectus; (ii) 76,658 Restricted Shares will be eligible for sale 90 days after the date of this Prospectus and (iii) 7,231,378 Restricted Shares will be eligible for sale 180 days from the date of this Prospectus upon expiration of their respective holding periods under Rule 144. In addition, 10,751 shares will be eligible for immediate sale on the date of this Prospectus upon exercise of vested stock options, and 765,639 shares will be issuable upon exercise of vested stock options 180 days after the effective date of this offering upon the expiration of lock-up agreements.

  The holders of 6,375,891 shares of Common Stock and the holders of warrants to purchase 211,864 shares of Common Stock have the right in certain circumstances to require the Company to register their shares under the Securities Act for resale to the public beginning 180 days from the date of this Prospectus. If such holders, by exercising their demand registration rights, cause a large number of shares to be registered and sold in the public market, such sales could have an adverse effect on the market price for the Company's Common Stock. If the Company were required to include in a Company-initiated registration shares held by such holders and holders of an additional 505,809 shares of Common Stock pursuant to the exercise of their piggyback registration rights, such sales may have an adverse effect on the Company's ability to raise needed capital. In addition, the Company expects to file a registration statement on Form S-8 registering a total of 2,326,218 shares of Common Stock subject to outstanding stock options or reserved for issuance under the Company's equity incentive plans. Such registration statement is expected to be filed and to become effective 180 days after the effective date of this offering. Shares registered under such registration statement will, subject to Rule 144 volume limitations applicable to affiliates, be available for sale in the open market, unless such shares are subject to vesting restrictions with the Company or the lock-up agreements described above.

DILUTION; ABSENCE OF CASH DIVIDENDS

  Purchasers of the shares of Common Stock offered hereby will experience immediate and substantial dilution of $7.88 in the net tangible book value of their investment from the initial public offering price. Additional dilution will occur upon exercise of outstanding options and warrants. The Company has never paid any dividends and does not anticipate paying dividends in the foreseeable future. See "Dilution," "Dividend Policy" and "Shares Eligible for Future Sale."

YEAR 2000 COMPLIANCE

  The Company uses a number of computer software programs and operating systems in its internal operations, including applications used in financial business systems and various administration functions. To the extent that these software applications, and the software applications of the Company's vendors, suppliers, financial institutions and service providers, contain source code that is unable to appropriately interpret the upcoming calendar year "2000," some level of modification or even possibly replacement of such source code or applications will be necessary. The Company is in the process of identifying the software applications that are not "Year 2000" compliant and it will be communicating with its vendors, suppliers, financial institutions and service providers regarding their "Year 2000" compliance. There can be no assurance that the costs necessary to update software or potential systems interruptions would not have a material adverse effect on the Company's business, financial condition and results of operations.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of 2,500,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $12.00 per share, after deducting the estimated underwriting discounts and commissions and offering expenses payable by the Company, and the sale of 333,333 shares of Common Stock to Warner-Lambert at an assumed offering price of $15.00 per share, are estimated to be approximately $32.0 million ($36.2 million if the Underwriters' over-allotment option is exercised in full).

  The Company intends to use the net proceeds from this offering and the sale of shares to Warner-Lambert to expand facilities (approximately $5 million), to purchase equipment (approximately $5 million), to fund its research and development activities (approximately $20 million) and to use the remainder for general corporate purposes. The Company's management will retain broad discretion over the allocation of the net proceeds. The Company may also use a portion of the net proceeds to fund acquisitions of complementary technologies, products or businesses, although the Company has no current agreements or commitments for any such acquisitions. Pending such uses, the Company intends to invest the net proceeds of this offering in short-term, interest-bearing, investment-grade securities.

  The amounts actually expended for each purpose may vary significantly depending upon numerous factors, including progress of the Company's product programs, the number and breadth of these programs, future revenue growth, if any, achievement of milestones under corporate collaborations and licensing arrangements, the ability of the Company to establish and maintain corporate collaborations and other arrangements, the progress of the development efforts of the Company's corporate collaborators and the amount of cash, if any, generated by the Company's operations. Such factors also include the pace and amount of any acquisitions or investments, and competing technological and market developments that make the Company's technologies relatively less attractive to corporate collaborators.

  The Company believes that its existing capital resources, together with the net proceeds from this offering, interest income and future payments due under its existing corporate collaborations, will be sufficient to satisfy its current and projected funding requirements at least through 1999. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations--Liquidity and Resources" and "Risk Factors--History of Operating Losses; Future Capital Requirements."

                                DIVIDEND POLICY

  The Company has not declared or paid any cash dividends on its capital stock since its inception and does not anticipate paying any cash dividends in the foreseeable future. The Company currently intends to retain any future earnings to fund the development of its business.

                                CAPITALIZATION

  The following table sets forth as of March 31, 1998, (i) the actual capitalization of the Company after giving effect to the Reverse Split; (ii) the pro forma capitalization of the Company after giving effect to the conversion of all outstanding shares of Preferred Stock into 6,042,263 shares of Common Stock upon the closing of this offering and the sale of 333,333 shares of Common Stock to Warner-Lambert at an assumed price of $15.00 per share; and (iii) pro forma as adjusted capitalization giving effect to the sale of 2,500,000 shares of Common Stock offered hereby at an assumed initial public offering price of $12.00 per share and the application of the estimated net proceeds therefrom:

                                                  MARCH 31, 1998
                                     ------------------------------------------
                                                     PRO         PRO FORMA
                                     ACTUAL (1)(2) FORMA(3)  AS ADJUSTED (3)(4)
                                     ------------- --------  ------------------
                                                  (in thousands)
Current portion of capital leases...   $    131    $    131       $    131
                                       ========    ========       ========
Long-term capital leases less
 current portion....................   $     26    $     26       $     26
Stockholders' equity: (2)(3)
  Convertible Preferred Stock,
   $0.001 par value; 6,365,785
   shares authorized, 6,042,263
   shares issued and outstanding,
   actual; 6,365,785 shares
   authorized, none issued and
   outstanding, pro forma and pro
   forma as adjusted................          6         --             --
  Preferred Stock, $0.001 par value;
   no shares authorized, issued and
   outstanding at December 31, 1996
   and 1997 and March 31, 1998,
   (5,000,000 shares authorized, no
   shares issued and outstanding)...
  Common Stock, $0.001 par value;
   9,553,191 shares authorized,
   1,029,488 shares issued and
   outstanding, actual; 50,000,000
   shares authorized, 7,405,084
   shares issued and outstanding,
   pro forma, 9,857,784 shares
   issued and outstanding, pro forma
   as adjusted......................          1           7             10
  Additional paid-in capital........     37,521      42,521         69,518
  Accumulated deficit...............    (28,889)    (28,889)       (28,889)
  Treasury stock, at cost, 47,300
   common shares....................        --          --             --
                                       --------    --------       --------
    Total stockholders' equity......      8,639      13,639         40,639
                                       --------    --------       --------
      Total capitalization..........   $  8,796    $ 13,796       $ 40,796
                                       ========    ========       ========

--------
(1) Excludes: (i) 1,105,955 shares of Common Stock issuable upon exercise of outstanding stock options as of March 31, 1998, at a weighted average exercise price of $1.95 per share and (ii) 320,416 shares of Common Stock issuable upon exercise of outstanding warrants, at a weighted average exercise price of $12.65 per share. See "Management--Equity Incentive Plans," "Description of Capital Stock--Warrants" and Note 7 of Notes to Financial Statements.
(2) See the Financial Statements and Note 7 of Notes to Financial Statements for descriptions of the authorized, issued and outstanding shares, liquidation preferences and conversion features of the individual classes of Preferred Stock.
(3) Pro forma to give effect to (i) the conversion of all issued and outstanding shares of Preferred Stock into 6,042,263 shares of Common Stock upon the completion of this offering and (ii) the sale of 333,333 shares of Common Stock to Warner-Lambert at an assumed price of $15.00 per share.
(4) As adjusted to give effect to the sale of 2,500,000 shares of Common Stock offered hereby at the assumed initial public offering price of $12.00 per share. See "Use of Proceeds."

                                   DILUTION

  The pro forma unaudited net tangible book value of the Company as of March 31, 1998, was $8,639,099 or $1.23 per share of Common Stock. The pro forma unaudited net tangible book value per share represents the amount of the Company's total tangible assets less total liabilities, divided by the number of shares of Common Stock outstanding after giving effect to the Reverse Split and the conversion of all outstanding shares of Preferred Stock into Common Stock.

  Pro forma net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of Common Stock in this offering and the net tangible book value per share of the Common Stock immediately after completion of this offering. After giving effect to the sale of 333,333 shares of Common Stock to Warner-Lambert at an assumed offering price of $15.00 per share, the sale by the Company of 2,500,000 shares of Common Stock offered hereby at an assumed initial public offering price of $12.00 per share and after deducting estimated underwriting discounts and commissions and offering expenses payable by the Company, and assuming no other changes in the net tangible book value after March 31, 1998, the Company's pro forma net tangible book value as of March 31, 1998, would have been $40,639,099 or $4.12 per share. This represents an immediate increase in pro forma net tangible book value of $2.89 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $7.88 per share to new purchasers of Common Stock in this offering, as illustrated by the following table:

   Assumed initial public offering price per share...............        $12.00
     Pro forma net tangible book value per share as of March 31,
      1998.......................................................  $1.23
     Increase attributable to Warner-Lambert transaction.........    .62
     Increase attributable to new investors......................   2.27
                                                                   -----
   Pro forma net tangible book value per share after the offering
    as of March 31, 1998.........................................          4.12
                                                                         ------
   Dilution per share to new investors...........................        $ 7.88
                                                                         ======

  The following table sets forth on a pro forma basis, as of March 31, 1998, the difference between the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by the existing holders of Common Stock, by Warner-Lambert and by the new investors, before deducting the estimated underwriting discounts and commissions and offering expenses payable by the Company:

                            SHARES PURCHASED  TOTAL CONSIDERATION
                            ----------------- ------------------- AVERAGE PRICE
                             NUMBER   PERCENT   AMOUNT    PERCENT   PER SHARE
                            --------- ------- ----------- ------- -------------
   Existing stockholders
    (1).................... 7,024,451  71.3%  $34,881,824  49.9%     $ 4.97
   New investors........... 2,500,000  25.4%  $30,000,000  42.9%     $12.00
   Warner-Lambert..........   333,333   3.3%  $ 5,000,000   7.2%     $15.00
                            --------- ------  ----------- ------
     Total................. 9,857,784 100.0%  $69,881,824 100.0%
                            ========= ======  =========== ======

--------
(1) Gives effect to the conversion of all outstanding shares of Preferred Stock into 6,042,263 shares of Common Stock upon the closing of this offering.

  The calculation of net tangible book value and other computations above assume no exercise of outstanding options and warrants. As of March 31, 1998, 1,426,371 shares of Common Stock were subject to outstanding options and warrants at a weighted average price of $4.36 per share. To the extent additional shares are purchased pursuant to the exercise of outstanding options and warrants, there will be further dilution to new investors. See "Management--Equity Incentive Plans," "Description of Capital Stock-- Warrants" and Note 7 of Notes to Financial Statements.

                            SELECTED FINANCIAL DATA

  The selected financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and Notes thereto included elsewhere in the Prospectus. The statement of operations data for the years ended December 31, 1995, 1996 and 1997, and the balance sheet data at December 31, 1996 and 1997, are derived from the financial statements of the Company included elsewhere in this Prospectus which have been audited by KPMG Peat Marwick LLP, independent auditors, whose report thereon is included elsewhere in this Prospectus. The statement of operations data for the years ended December 31, 1993 and 1994, and the balance sheet data as of December 31, 1993, 1994 and 1995, are derived from financial statements audited by KPMG Peat Marwick LLP, which are not included herein. Financial data as of March 31, 1998, and for the three month periods ended March 31, 1997 and 1998, are derived from unaudited financial statements included elsewhere herein, and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, that the Company considers necessary for a fair presentation of its financial position and results of operations for such periods. The results for the interim periods are not necessarily indicative of results to be expected for any future period. The Company has not declared or paid cash dividends on its Common Stock since inception and does not intend to pay any cash dividends in the foreseeable future.

                                                                           THREE MONTHS ENDED
                                    YEAR ENDED DECEMBER 31,                     MARCH 31,
                          -----------------------------------------------  -------------------
                           1993      1994      1995      1996      1997       1997      1998
                          -------  --------  --------  --------  --------  ----------- -------
                                                                               (unaudited)
                                       (in thousands, except per share data)
STATEMENT OF OPERATIONS
 DATA:
 Revenues...............  $   750  $  1,000  $  1,005  $    698  $ 10,188   $    --    $ 3,688
 Expenses:
 Research and
  development...........    2,888     5,646     6,500     6,355     8,986      1,614     3,093
 General and
  administrative........    1,040     1,605     2,025     2,947     2,720        550       739
 Purchase of in-process
  technology............      --      2,581       442       --        --         --        --
                          -------  --------  --------  --------  --------   --------   -------
  Total Expenses........    3,928     9,832     8,967     9,302    11,706      2,164     3,832
                          -------  --------  --------  --------  --------   --------   -------
 Loss from operations...   (3,178)   (8,832)   (7,962)   (8,604)   (1,518)    (2,164)     (144)
 Other income, net......      136       139       413       496       263         74       115
                          -------  --------  --------  --------  --------   --------   -------
 Net loss...............  $(3,042) $ (8,693) $ (7,549) $ (8,108) $ (1,255)  $ (2,090)  $   (29)
                          =======  ========  ========  ========  ========   ========   =======
 Pro forma basic net
  loss per share (1)....                                         $  (0.18)             $ (0.01)
                                                                 ========              =======
 Shares used in
  computing basic
  net loss per share
  (1)...................                                            6,999                7,019
                                         DECEMBER 31,                       MARCH 31,
                          -----------------------------------------------  -----------
                           1993      1994      1995      1996      1997       1998
                          -------  --------  --------  --------  --------  -----------
                                                                           (unaudited)
                                              (in thousands)
BALANCE SHEET DATA:
 Cash and cash
  equivalents and short-
  term investments......  $ 6,040  $  9,037  $ 13,880  $  7,725  $  9,364   $  7,262
 Total assets...........    6,738     9,965    15,226     8,638    10,547     10,692
 Capital lease
  obligations (2).......      --        799       889       572       221        158
 Accumulated deficit....   (3,254)  (11,947)  (19,496)  (27,605)  (28,860)   (28,889)
 Total stockholders'
  equity................    6,107     8,483    13,691     6,864     8,644      8,639

--------
(1) See Note 2 of Notes to Financial Statements for a description of the computation of the pro forma basic net loss per share.
(2) Includes current portion.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties. Actual events and results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.

OVERVIEW

  GenVec was incorporated under the laws of the state of Delaware on December 7, 1992. GenVec focuses on the development and commercialization of novel gene therapy products for major disease markets. GenVec's lead product candidate, BIOBYPASS angiogen, is currently in Phase I/II clinical trials for the treatment of CAD. GenVec also intends to initiate a Phase I/II clinical trial in patients with PVD in May 1998. The Company is developing BIOBYPASS angiogen as part of its collaboration with Warner-Lambert, under which the Company could receive payments totaling over $100 million in milestone payments, research funding, equity purchases and technology access fees, upon the achievement of specified milestones. As of April 20, 1998, Warner-Lambert had paid to the Company $13.5 million under this collaboration. The Company is also pursuing research and development programs in the areas of vascular damage, oncology and neurology. GenVec has also entered into corporate collaborations with Varian and Fuso in certain areas of oncology. See "Business--Strategic Alliances--Corporate Collaborations."

  The Company has incurred operating losses each year since inception and, as of March 31, 1998, had an accumulated deficit of approximately $28.9 million. The Company's losses have resulted principally from costs incurred in research and development and from general and administrative costs associated with the Company's operations. The Company expects to incur substantial additional operating losses for at least the next few years as a result of increases in its expenses for research and development capabilities.

  The Company's future profitability will depend in part on the successful development and marketing of its BIOBYPASS angiogen and other products, and the continued establishment of corporate collaborations. Payments from corporate collaborators and interest income are expected to be the Company's only sources of revenue for several years. These payments will include licensing payments, milestone payments and research and development funding. Milestone payments under strategic alliances will be subject to significant fluctuation in both timing and amount, and therefore the Company's results of operations for any period may not be comparable to the results of operations for any other period. Royalties or other revenues from commercial sales of products are not expected for at least several years, if at all. If revenues in a particular period do not meet expectations, the Company may not be able to adjust significantly its level of expenditures in such period, which would have an adverse effect on the Company's operating results. The Company believes that quarterly comparisons of its financial results will not necessarily be a meaningful indication of future performance.

RESULTS OF OPERATIONS

 Three Months Ended March 31, 1998 and March 31, 1997

  Revenues

  Revenues were approximately $3.7 million for the three months ended March 31, 1998. For the same period in 1997, the Company received no revenues. Revenues recognized for the three month period in 1998 were attributable to $187,500 received under the Company's research and development agreement with Fuso and the remainder to payments received under the Company's collaboration agreement with Warner-Lambert. Revenues from Warner-Lambert included a $2.0 million milestone payment as a result of the Company's investigational new drug application ("IND") filing with the FDA for PVD.

  Operating Expenses

  Research and development expenses were approximately $3.1 million and $1.6 million for the three months ended March 31, 1998 and 1997, respectively. Research and development expenses increased approximately 92% primarily as a result of the Company's therapeutic angiogenesis product development activities. License payments constituted approximately one-half of such increase, and the remainder of the increase was due to increased intellectual property expenses and expenses related to the Phase I/II trial for CAD.

  General and administrative expenses were approximately $739,000 and $550,000 for the three months ended March 31, 1998 and 1997, respectively. The 34% increase was primarily attributable to increased payroll of approximately $76,000 and personnel of approximately $118,000 in support of the Company's collaborations.

  Other Income

  Other income, consisting primarily of interest income, net of interest expense, was approximately $115,000 and $74,000 for the three months ended March 31, 1998 and 1997, respectively. The 54% growth in other income was due to an increase in the Company's cash balances during this period.

  As of March 31, 1998, the Company had an accumulated deficit of $28.9 million, and had carried an accumulated deficit since inception, and therefore had not paid any federal income taxes. Realization of deferred tax assets is dependent on future earnings, if any, the timing and amount of which is uncertain. See Note 8 of Notes to Financial Statements.

 Years Ended December 31, 1997 and 1996

  Revenues

  Revenues were approximately $10.2 million and $698,000 in 1997 and 1996, respectively. Revenues in 1997 were attributable to $187,500 received under the Company's research and development agreement with Fuso, and the remainder to milestone payments, research funding and technology access fees received under the Company's collaboration agreement with Warner-Lambert. Revenues in 1996 were attributable to research and development funding from a prior collaboration agreement with Genentech.

  Operating Expenses

  Research and development expenses were approximately $9.0 million and $6.4 million in 1997 and 1996, respectively. Research and development expenses increased 41.4% from 1996 to 1997 primarily as a result of the Company's therapeutic angiogenesis product development activities. Approximately 75% of such increase was due to license payments, as well as increased intellectual property expenses and acquisitions of technology, and the remainder of such increase was due to increased payments for sponsored research and outside consultants, and increased facility costs due to the expansion of research and development facilities. The Company expects research and development expenses to increase as the Company continues to expand its product development programs.

  General and administrative expenses were approximately $2.7 million and $2.9 million in 1997 and 1996, respectively. The 7.7% decrease from 1996 to 1997 was primarily attributable to the one-time expense of $270,000 associated with a termination agreement in 1996 with a former officer of the Company. The Company expects that general and administrative expenses will increase slightly in 1998 due to increased personnel in late 1997 and anticipated administrative hiring in 1998, potentially including a Chief Financial Officer.

  Other Income

  Other income, consisting primarily of interest income, net of interest expense, was approximately $263,000 and $496,000 in 1997 and 1996, respectively. The 47.0% decrease from 1996 to 1997 was due to variations in the Company's cash balances during this period.

 Years ended December 31, 1996 and 1995

  Revenues

  Revenues were approximately $698,000 and $1.0 million in 1996 and 1995, respectively. Revenues in 1996 and 1995 were attributable to research and development funding from a prior collaboration agreement with Genentech.

  Operating Expenses

  Research and development expenses were approximately $6.4 million and $6.5 million in 1996 and 1995, respectively. Research and development expenses for 1995 and 1996 remained essentially flat as the Company shifted its research and development efforts to therapeutic angiogenesis product opportunities.

  General and administrative expenses were approximately $2.9 million and $2.0 million in 1996 and 1995, respectively. The 45.5% increase from 1995 to 1996 was primarily attributable to increased payroll of approximately $145,000, personnel and professional fees of approximately $371,000 in connection with the expansion of the Company's business development efforts and operations, as well as a one-time expense of $270,000 in connection with the termination agreement in September 1996 with a former officer of the Company.

  The in-process technology expense of approximately $442,000 in 1995 was a partial charge resulting from the issuance of capital stock in connection with the acquisition of Theragen, Inc. in 1994. See Note 4 of Notes to Financial Statements.

  Other Income

  Other income, consisting primarily of interest income, net of interest expense, was approximately $496,000 and $413,000 in 1996 and 1995, respectively. The 20.1% increase from 1995 to 1996 was due to variations in the Company's cash balances during the period as a result of the private placement of equity securities in late 1994 and 1995.

LIQUIDITY AND CAPITAL RESOURCES

  From inception through March 31, 1998, the Company financed its operations through the private placement of equity securities, payments from corporate collaborators and capital leases. As of March 31, 1998, the Company had received aggregate gross proceeds of approximately $34.5 million through the private placement of equity securities, approximately $17.3 million in research and development funding and milestone payments from corporate collaborators and approximately $1.4 million of equipment capital lease financing. As of March 31, 1998, the Company had approximately $7.3 million in cash and cash equivalents and short-term investments.

  Net cash used in operating activities was approximately $484,000, $6.9 million and $6.9 million in 1997, 1996 and 1995, respectively. The decrease in 1997 resulted from research and milestone revenue received from the Warner-Lambert collaboration. Expenditures for acquisition of property and equipment were approximately $476,000, $86,000 and $235,000 in 1997, 1996 and 1995,
respectively. The decrease in 1996 took place during the Company's shift in research focus to therapeutic angiogenesis, while the increase in late 1997 was in connection with the Warner-Lambert collaboration. Cash flow from financing activities was approximately $2.6 million, $860,000 and $12.0 million in 1997, 1996 and 1995, respectively. Financing cash flows related to private equity financing in 1995 and equity purchases in connection with license and corporate collaboration agreements in 1996 and 1997, offset by payments under capital equipment lease obligations.

  The Company anticipates that annual expenditures for research and development, clinical trials, product development, preclinical studies and general and administrative activities will increase significantly in future years. However, the Company's actual capital requirements may change depending on numerous factors, including, without limitation, the progress of the Company's research and development programs, the scope and results of preclinical and clinical studies, the number and nature of the indications the Company pursues in clinical studies, the timing of regulatory approvals, technological advances, shifts in the Company's product development efforts and the status of competitive products. In addition, expenditures may be dependent on the establishment and maintenance of collaboration relationships with other companies, the availability of financing and other factors.

  The Company believes that the net proceeds from this offering and the sale of shares to Warner-Lambert, existing cash and short-term investments and anticipated cash flow from its current corporate collaborators will be sufficient to support the Company's operations at least through 1999. The Company expects that it will require significant additional financing in the future, which it may seek to raise through public or private equity offerings, debt financing, additional strategic alliance and licensing arrangements or some combination of these financing alternatives. No assurance can be given that any such additional financing will be available when needed, if at all, or that it will be obtained on terms favorable to the Company or its stockholders. To the extent that the Company raises additional capital by issuing equity or convertible securities, ownership dilution to stockholders will result. If adequate financing is not available when needed, the Company may be required to curtail significantly one or more of its research and development programs or to obtain funds through agreements with corporate collaborators or others that may require the Company to relinquish rights to certain of its technologies or potential products, or to grant licenses on terms that are not favorable to the Company, any of which could have a material adverse effect on the Company's financial condition and results of operations.

  The Company uses a number of computer software programs and operating systems in its internal operations, including applications used in financial business systems and various administration functions. To the extent that these software applications, and the software applications of the Company's vendors, suppliers, financial institutions and service providers, contain source code that is unable to appropriately interpret the upcoming calendar year "2000," some level of modification or even possibly replacement of such source code or applications will be necessary. The Company is in the process of identifying the software applications that are not "Year 2000" compliant and it will be communicating with its vendors, suppliers, financial institutions and service providers regarding their "Year 2000" compliance. Given the information known at this time about the Company's systems, coupled with the Company's ongoing efforts to upgrade or replace business critical systems as necessary, it is currently not anticipated that these "Year 2000" costs will have a material adverse impact on the Company's business, financial condition and results of operations. However, the Company is still analyzing its software applications and, to the extent they are not fully "Year 2000" compliant, there can be no assurance that the costs necessary to update software or potential systems interruptions would not have a material adverse effect on the Company's business, financial condition and results of operations.

                                   BUSINESS

  The following Business section contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.

OVERVIEW

  GenVec focuses on the development and commercialization of novel gene therapy products for major disease markets. GenVec's lead product candidate, BIOBYPASS angiogen, is designed to induce angiogenesis, or new blood vessel formation, in tissues with inadequate blood flow. BIOBYPASS angiogen uses an adenovirus vector to deliver and express the gene for VEGF/121/. BIOBYPASS angiogen is being developed for the treatment of CAD and PVD, and is intended to be used either alone or as an adjunct to existing surgical procedures. In December 1997, the Company initiated a Phase I/II clinical trial with its BIOBYPASS angiogen for direct injection into the hearts of patients with CAD who are undergoing CABG surgery. The Company also intends to commence a Phase I/II clinical trial in patients with PVD in May 1998. The Company has entered into a collaboration with Warner-Lambert to develop and commercialize BIOBYPASS angiogen and other gene therapy products for therapeutic angiogenesis. Under the terms of the collaboration, Warner-Lambert may pay to the Company a total of more than $100 million in milestone payments, research funding, equity purchases and technology access fees, if specified milestones are achieved. As of April 20, 1998, Warner-Lambert had paid to the Company $13.5 million under this collaboration, and had purchased $2.0 million of the Company's stock.

  Additionally, GenVec is developing product candidates and vector technology in the areas of cardiovascular disease, oncology and neurology. For the treatment of restenosis associated with angioplasty and vascular damage associated with A-V grafts, GenVec is developing Ad.iNOS, an adenovirus vector containing the iNOS gene. In oncology, GenVec is developing Ad.TNFa under a collaboration agreement with Varian. Ad.TNFa, an adenovirus vector containing the TNFa gene, is designed to enhance the effectiveness of radiation therapy without increasing toxicity to normal tissue. In collaboration with Fuso, GenVec is developing Ad.CD and is conducting research on immunotherapy of cancer based on the delivery of tumor antigen genes. Ad.CD, an adenovirus vector containing the CD gene, is designed to convert a nontoxic precursor drug into fluorouracil to effect tumor destruction, either alone or in combination with radiation therapy. In neurology, GenVec intends to develop product candidates through the application of its HSV vector technology.

  To customize gene therapy products for specific medical needs, GenVec is developing vectors for cell-specific gene delivery and promoters which regulate the level and duration of gene expression. GenVec's technology portfolio includes: (i) therapeutic genes such as VEGF/121/, iNOS, TNFa and CD; (ii) vector systems such as adenovirus and HSV; (iii) receptor mediated targeting technology and (iv) tissue-specific and inducible promoters.

  GenVec was incorporated in Delaware in 1992. In August 1994, the Company acquired Theragen, Inc. through a merger of Theragen, Inc. with and into the Company. In 1996, the Company began to focus its efforts on the development of product candidates in the field of therapeutic angiogenesis.

GENVEC STRATEGY

  The Company's objective is to be a leader in the development and commercialization of gene therapy products. To achieve this objective, GenVec intends to:

  . Enhance Leadership in Therapeutic Angiogenesis. GenVec's primary focus is on the development of its lead product candidate, BIOBYPASS angiogen, for the treatment of CAD and PVD. The Company also seeks to develop new therapeutic angiogenesis products in these and other disease indications.

  . Expand Its Portfolio of Products under Development. The Company intends to expand its existing portfolio of product candidates for the treatment of cardiovascular disease and cancer. The Company will also pursue product candidates in new therapeutic areas, including neurological disorders using its HSV vector technology. GenVec focuses its new product development efforts in areas where gene therapy has potential benefits over currently available therapies. GenVec takes into account market attractiveness, technical feasibility, the potential to develop a proprietary position and the predictiveness of animal models in choosing among new product development opportunities.

  . Broaden Its Technology Platform. The Company plans to broaden its portfolio of genes, vectors, promoters and other technologies to develop new products and attract corporate and academic collaborators. GenVec intends to accomplish this through internal and sponsored research, in-licensing and technology acquisitions.

  . Strengthen Product Development through Corporate Collaborations. GenVec establishes corporate collaborations to enhance the development, manufacture and commercialization of its product candidates. The Company intends to participate in the manufacture and commercialization of select product opportunities by retaining certain rights in these areas.

  . Maintain and Expand Intellectual Property Strength. The Company seeks to enable and protect its product opportunities by pursuing patents either alone or with corporate or academic collaborators or by seeking licenses from third parties. As of March 31, 1998, the Company held or had licenses to 154 issued, allowed or pending patents worldwide, of which 28 are issued or allowed in the U.S.

GENE THERAPY RATIONALE AND PRODUCT COMPONENTS

  Rationale. Gene therapy seeks to treat a broad range of diseases by intervening at the genetic level to modify the activity of the body's cells. Gene therapies provide the body's cells with information in the form of segments of deoxyribonucleic acid ("DNA"). These DNA segments contain sets of instructions that direct the body's cells to synthesize specific proteins to perform basic biochemical and physiological functions. Gene therapy, by adding or modifying DNA in the body's cells, can cause these cells to augment the production of proteins already being produced by the body or to produce proteins not currently present in the target tissue. These proteins can either be secreted or remain within the target cell. The development of gene therapy is generally focused on diseases where the specific molecular pathways are well characterized. The goal of many gene therapies is the local production of a therapeutic protein, potentially resulting in a more efficacious treatment alternative with fewer side effects than conventional approaches.

  Product Components. A gene therapy product requires several key components in order to produce a therapeutic effect. A specific gene which encodes a therapeutic protein must be identified. In addition, regulatory sequences of DNA, including a promoter, are combined with the gene to regulate production of the therapeutic protein. A gene therapy product also requires delivery of the specific gene and its regulatory sequences to the target cell. Typically, the regulatory and therapeutic gene sequences are inserted into a vector that can bind to the target cell. After binding to the cell surface, the vector is internalized and transported to the cellular nucleus where the therapeutic gene is used for protein expression. This overall process is known as transfection. The residual vector protein is degraded.

GENVEC PRODUCT DEVELOPMENT PROGRAMS

  GenVec's product development activities are focused on diseases that it believes are well suited for therapeutic intervention using currently available gene therapy technologies. The Company's current programs focus on cardiovascular disease, oncology and neurology. The Company's lead product candidate, BIOBYPASS angiogen, is designed to treat CAD and PVD. BIOBYPASS angiogen uses an adenovirus vector to deliver the VEGF/121/ gene directly to tissues with inadequate blood flow to stimulate new blood vessel formation. GenVec has spent a total of approximately $6.5 million, $6.4 million and $9.0 million for the years ended December 31, 1995, 1996 and 1997, respectively, and approximately $1.6 million and $3.1 million for the three months ended March 31, 1997 and March 31, 1998 for research and development related to these and other products.

  GenVec's product development programs are summarized below:

                                                                   DEVELOPMENT   CORPORATE
  PRODUCT DEVELOPMENT PROGRAM   THERAPEUTIC GENE      VECTOR       STATUS (1)  COLLABORATOR
-------------------------------------------------------------------------------------------
  CARDIOVASCULAR
   Ischemic Tissue Disease
                                                                                  Warner-
    CAD (BIOBYPASS angiogen)     VEGF/121/          Adenovirus     Phase I/II     Lambert
                                                                                  Warner-
    PVD (BIOBYPASS angiogen)     VEGF/121/          Adenovirus     Phase I/II     Lambert
   Vascular Damage
    Restenosis                        iNOS          Adenovirus     Preclinical      --
    Arteriovenous Graft               iNOS          Adenovirus     Preclinical      --
  ONCOLOGY
   Radiation Therapy                  TNFa          Adenovirus     Preclinical    Varian
                                                                      Phase
                                       CD           Adenovirus      I/II (2)       Fuso
   Immunotherapy                       --           Adenovirus      Research       Fuso
                                                  Herpes simplex
  NEUROLOGY                            --              virus        Research        --


(1) Product candidates in research are in the early stages of development. During the preclinical stage, laboratory and animal studies are conducted to evaluate the therapeutic efficacy of a product candidate. Phase I/II clinical trials are designed to assess the safety and efficacy of a product candidate in volunteer patients with the targeted disease.

(2) The Company has initiated a Phase I/II trial with Ad.CD in patients with colorectal cancer metastatic to the liver to assess the safety of Ad.CD. These trials do not involve radiation. The Company is currently conducting preclinical trials of Ad.CD used in combination with radiation therapy and intends to conduct further studies in this area.

 Cardiovascular

  Ischemic Tissue Disease

  Recent estimates indicate that over 55 million Americans have one or more types of cardiovascular disease. Cardiovascular disease is the leading cause of death in the United States and many other developed countries. A major contributing factor to cardiovascular disease is atherosclerosis, or the hardening of the arteries due to plaque formation. As atherosclerosis progresses, the blood vessels narrow, and may close entirely. As a result, ischemia, or inadequate blood flow to tissues, can result and damage the affected tissue. In patients with CAD, ischemia in the heart can lead to severe rest pain, impaired cardiac function or, if very severe, heart attacks. PVD involves ischemia in the extremities and can lead to intermittent pain ("claudication"), and in severe cases, chronic pain while at rest. In some PVD cases, amputation of a limb may be required.

  Coronary Artery Disease. Approximately 50% of deaths attributable to cardiovascular disease are due to CAD. Treatment alternatives for CAD range from risk factor modification and exercise programs in patients with limited disease to major surgical procedures in severe disease. Drug therapy is a mainstay of treatment for CAD and many different pharmacologic agents are available. In patients with severe disease, surgical intervention such as angioplasty is often used to open occluded vessels. Angioplasty procedures typically use an inflatable balloon catheter to physically open a narrowed blood vessel. In 1995, more than 400,000 patients in the U.S. underwent this procedure. Studies have shown that within seven months following angioplasty, the artery narrows again, or undergoes restenosis, 30% to 40% of the time. The procedure is difficult or impossible to perform on certain patients with multiple vessel disease, diffuse disease, calcified vessels or vessels that are too small to access. The average cost of angioplasty in the U.S. was approximately $20,000 in 1995.

  Another surgical option for CAD is CABG, the replacement of the diseased artery with a new vessel. In 1995, approximately 360,000 patients in the U.S. underwent CABG. During the CABG procedure, a blocked coronary artery is replaced with a vessel harvested from another location in the body. The conventional CABG procedure requires cutting through the sternum of the chest and placing the patient on cardiopulmonary bypass, both of which involve significant risk of morbidity and mortality. In addition, it is difficult or impossible to perform CABG on certain patients with diffuse atherosclerotic disease or severe small vessel disease or patients who have previously undergone a CABG. The average cost of CABG was approximately $45,000 in 1995.

  The Company believes there is a need for products that can provide longer lasting, improved therapeutic outcomes and reduced morbidity in patients undergoing surgical procedures. For patients whose blocked arteries cannot be opened by angioplasty or replaced by CABG, new treatments are necessary.

  Peripheral Vascular Disease. Current data suggests approximately one million Americans suffer from intermittent claudication in their lower extremities, a key symptom of PVD. Current therapies for PVD are similar to those for CAD. Treatment options range from risk factor modification and exercise programs for patients with mild disease, to angioplasty or artery bypass grafting in patients with severe disease. However, progression of disease and recurrence of symptoms after these treatments is typical and ongoing medical management of the underlying disease process is often necessary. In addition, PVD patients who have diffuse disease, calcified vessels or vessels that are too small to access tend to be poor candidates for angioplasty or vascular grafts. A lack of adequate pharmacological therapy further emphasizes the need for new treatment strategies for PVD.

  Rationale for Therapeutic Angiogenesis. GenVec believes that restoring blood flow to areas of ischemia through angiogenesis, the formation of new blood vessels, offers one of the most promising therapeutic options for CAD and PVD. Angiogenesis is the body's natural response to ischemia. It also occurs as a normal physiological process during periods of tissue growth, such as an increase in muscle or fat and during the menstrual cycle and pregnancy. Angiogenesis may also occur in certain pathological conditions either as a natural response to the underlying disease (as in inflammation, wound healing and rheumatoid arthritis) or as a contributing factor to disease progression (as in tumor growth).

  The angiogenesis process is well understood, and a number of genes involved in the process have been identified. It is believed that under ischemic conditions, expression of these genes leads to the production of growth factors and other proteins involved in angiogenesis. The endothelial cells which line blood vessels contain receptors which bind to growth factors. Binding of the growth factors to these cell surface receptors triggers a complex series of events, including the replication and migration of endothelial cells to ischemic sites, as well as their formation into new blood vessels. However, in ischemic conditions, the growth factor genes often may not produce sufficient amounts of the corresponding proteins to generate an adequate number of new blood vessels. A logical therapeutic approach to this problem is to enhance the body's own response by temporarily providing higher concentrations of growth factors at the site of disease.

  BIOBYPASS Angiogen. GenVec's lead product candidate, BIOBYPASS angiogen, is intended to induce angiogenesis in tissue with inadequate blood flow. BIOBYPASS angiogen uses an adenovirus vector to deliver and express the VEGF/121/ gene, GenVec's proprietary form of the VEGF gene. The Company is developing BIOBYPASS angiogen to be used alone and as an adjunct to existing surgical procedures for the treatment of CAD and PVD.

  VEGF is a protein which induces angiogenesis and is an important mediator of the normal angiogenic response to ischemia. VEGF has a high degree of specificity for endothelial cells, unlike many other angiogenic factors that can cause proliferation of additional cell types, such as smooth muscle cells or fibroblasts. However, VEGF is rapidly cleared from the circulation, making it difficult to sustain high concentrations of VEGF in the blood. Furthermore, systemic administration of VEGF can lead to hypotension. In contrast to direct administration of proteins, gene therapy has the advantage of achieving localized, sustained production of the therapeutic protein in tissue with inadequate blood flow. GenVec has accomplished this by administering BIOBYPASS angiogen directly to the target tissue.

  GenVec believes the adenovirus vector is well suited for therapeutic angiogenesis because it induces expression of VEGF in tissues for about a week. This period of expression has been shown to cause the formation of new blood vessels, but does not appear to cause toxicity. In addition, adenovirus vectors efficiently transfer genes to the heart so only small amounts of the vector are needed. Adenovirus vectors have been used in many gene therapy clinical trials and appear to be well tolerated. In the Company's current CAD clinical trial, BIOBYPASS angiogen is being administered by direct injection into the heart using a standard syringe. The Company believes that other delivery modalities, including endocardial catheters and intraarterial catheters, may be used in the future and is evaluating various delivery devices that are currently available or in development by third parties.

  GenVec and its collaborators have demonstrated the therapeutic potential of BIOBYPASS angiogen in animal models of CAD and PVD. A pig model of cardiac ischemia was used to evaluate the effects of BIOBYPASS angiogen in CAD. Administration of BIOBYPASS angiogen to the heart increased the number of blood vessels, improved blood flow and restored cardiac contractility to normal. The parameters used in this preclinical study are the endpoints typically used to assess improvement in patients with CAD. In a PVD preclinical model of hind limb ischemia, BIOBYPASS angiogen increased the number of blood vessels and the amount of blood flow in the ischemic limb.

  The Company initiated a Phase I/II clinical trial with BIOBYPASS angiogen in December 1997, for patients who are undergoing CABG and also have areas of diffuse CAD that are not amenable to surgical treatment. BIOBYPASS angiogen is directly injected into the ischemic regions of the heart that are not amenable to bypass grafts. In April 1998, the FDA approved the Company's IND for a Phase I/II clinical trial in PVD, and in May 1998, the Company initiated this trial in PVD patients with intermittent claudication and for patients with rest pain.

  In July 1997, the Company entered into a collaborative agreement with Warner-Lambert to develop and commercialize gene therapy products incorporating the VEGF gene for therapeutic angiogenesis. As part of this corporate collaboration, Warner-Lambert has primary responsibility for clinical development and commercialization of BIOBYPASS angiogen and related VEGF gene therapies. Under the terms of the collaboration, the Company may receive a total of more than $100 million in milestone payments, research funding, equity purchases and technology access fees, if specified milestones are achieved. As of April 20, 1998, Warner-Lambert had paid to the Company an aggregate of $13.5 million, and had purchased $2.0 million of the Company's capital stock. See "--Strategic Alliances--Corporate Collaborations--Warner-Lambert Company."

  Vascular Damage

  Vascular damage can result from a variety of procedures which mechanically disturb blood vessel walls. It occurs in several medical conditions, including restenosis following angioplasty procedures in patients with CAD and PVD, and the closing ("stenosis") of A-V grafts which are used for vascular access in patients with renal disease who require dialysis. In these conditions, vascular damage causes local biological responses such as the proliferation of smooth muscle cells and the inhibition of endothelial cell layer regrowth, both of which contribute to vessel narrowing. The local concentration of nitric oxide, an important regulator of blood vessel function, declines when there is damage to the endothelial cell layer. Studies suggest that increasing levels of nitric oxide can inhibit smooth muscle cell proliferation and help prevent the biological processes that lead to narrowing of blood vessels at the site of damage.

  Restenosis Following Angioplasty. Severe cases of CAD and PVD are often treated by angioplasty. The damage caused by the angioplasty procedure leads to restenosis in 30% to 40% of patients within seven months of the procedure. Current techniques to prevent restenosis involve insertion of a stent, a small metallic scaffold, to prop open the blood vessel at the site of angioplasty. However, even following stent replacement, 20% to 30% of angioplasty patients still suffer restenosis within seven months after stent placement. Restenosis rates of over 50% have been observed for certain high risk patients who have received a stent. Sales of coronary stents have been estimated to exceed $1.0 billion worldwide in 1997.

  Stenosis of Arteriovenous Grafts. In 1995, approximately 700,000 patients suffered end-stage renal disease worldwide. In the U.S. alone, in 1995 more than 200,000 patients with end-stage renal disease received dialysis to cleanse the blood. Dialysis requires long-term, repetitive access to the patient's vasculature so as to facilitate the insertion of dialysis needles. The most common form of access site is an A-V graft, which is constructed by directly connecting an artery of the arm to a large vein or by using a synthetic graft. This graft then serves as a high blood flow site into which dialysis needles can be repetitively placed. However, placing the A-V graft can cause vascular damage that frequently leads to stenosis, limiting its useful life to about one to three years. Currently, there are no effective therapies for the treatment of stenosis in A-V grafts.

  iNOS Gene Therapy Rationale. The Company believes local production of nitric oxide by gene therapy has the potential to reduce stenosis and restenosis. Nitric oxide, a molecule that inhibits smooth muscle cell proliferation and promotes endothelial cell layer regrowth following vessel damage, is difficult to administer systemically due to its toxicity and short half-life. To achieve the local production of nitric oxide, the Company utilizes gene therapy to deliver the iNOS gene to the site of vascular damage. iNOS catalyzes the conversion of L-arginine, a common amino acid, to nitric oxide. GenVec and its collaborators have shown in large animal efficacy models that Ad.iNOS, the Company's gene therapy product candidate, inhibits the narrowing of damaged blood vessels.

  Ad.iNOS. Ad.iNOS, an adenovirus vector containing the iNOS gene, is intended for use in combination with stent placement and A-V grafts to prevent stenosis. This product candidate is designed to enhance the physical attributes of a stent with locally produced nitric oxide to inhibit restenosis. Ad.iNOS is in preclinical development for use with stent placement in CAD and PVD patients following angioplasty. Ad.iNOS is also in preclinical development to block stenosis which commonly occurs in A-V grafts of renal dialysis patients. The therapeutic objectives are to mitigate the medical complications due to vascular damage arising from A-V grafts and to extend the useful life of the grafts.

  GenVec is conducting additional research to evaluate iNOS gene therapies for other uses, including organ transplants and wound healing. GenVec intends to establish corporate collaborations to assist in the development and commercialization of iNOS gene therapy products.

 Oncology

  Cancer is the second leading cause of death in the U.S. More than a million newly diagnosed cases of cancer and 500,000 deaths due to cancer are anticipated this year. Surgery and radiation therapy are typically used to control localized disease, whereas chemotherapy is often used in patients with metastatic cancer. Although new treatments of certain cancers have improved clinical outcomes, many tumors remain refractory to aggressive surgical, radiological and chemotherapeutic approaches.

  Radiation Therapy

  Approximately 60% of all cancer patients in the U.S. receive radiation therapy each year. Even though radiation therapy can be delivered to a localized area, its therapeutic benefit is often limited by the radiation damage to surrounding normal tissue. GenVec believes that a potential solution to this major problem is the use of gene therapy to deliver therapeutic proteins to the tumor to enhance the antitumor activity of radiation therapy without increasing toxicity to normal tissue.

  Ad.TNFa. TNFa is a potent, immune regulatory protein with demonstrated clinical antitumor activity. TNFa exerts its effects by binding to receptors on the surface of cells, including tumor cells and cells of the

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immune system. The clinical utility of TNFa has been limited because systemic exposure to TNFa causes considerable toxicity. The Company's TNFa-based gene therapy product candidate, Ad.TNFa is intended to address this problem by producing high concentrations of TNFa in the target tumor while minimizing systemic exposure to TNFa. Ad.TNFa is an adenovirus vector that contains the TNFa gene and a radiation responsive promoter. Ad.TNFa will be injected directly into the tumor in order to localize production of TNFa at the site of disease. Since TNFa is a secreted protein, transfection of only a portion of the tumor cells may be sufficient to produce therapeutic concentrations of TNFa in the tumor.

  The Company expects to develop Ad.TNFa for use in combination with radiation therapy for the treatment of cancer. GenVec and its collaborators have shown that Ad.TNFa enhances the antitumor activity of radiation in several animal models of human cancer. For example, in a human head and neck cancer model, animals receiving both Ad.TNFa and radiation were observed to have 90% greater tumor shrinkage than animals receiving either radiation or Ad.TNFa alone. Although the precise mechanism accounting for the marked increase in therapeutic effect of radiation is not known, it appears that disruption of the tumor vasculature is involved. Damage to the blood vessels and rapid necrosis was evident in the tumors but not in the surrounding normal tissues. To further enhance the usefulness of Ad.TNFa, a proprietary promoter was inserted to increase the expression of the TNFa gene during radiation therapy. The Company licensed rights to the TNFa gene for use in gene therapy in the United States from Asahi Chemical Industry Co., Ltd. ("Asahi"). GenVec entered into a corporate collaboration with Varian, a provider of radiation therapy equipment in the U.S., to enhance the clinical development of Ad.TNFa. The Company anticipates filing an IND for Ad.TNFa in 1999.

  Ad.CD. The toxicity produced following the systemic administration of many antitumor agents, such as fluorouracil, often limits the amount of drug that can be administered and, consequently, limits the clinical benefit. Selective delivery of such drugs to tumors should enhance their effectiveness and reduce side effects. A strategy to accomplish this is to treat the patient with an inactive drug that can be activated preferentially in the tumor. Fluorocytosine is a relatively nontoxic precursor of fluorouracil that can be converted to fluorouracil by the enzyme CD. Since CD is not normally present in the body, local delivery of CD to tumors by gene therapy may provide a method to selectively produce fluorouracil at the tumor sites. GenVec and its collaborators have shown that injection of Ad.CD, an adenovirus vector containing the CD gene, into tumors can inhibit their growth if the animal is also administered fluorocytosine. GenVec has initiated a Phase I/II clinical study in patients with colorectal cancer metastatic to the liver in which Ad.CD is injected into the tumor and fluorocytosine is given orally. Since fluorouracil can sensitize tumors to the therapeutic effects of radiation, GenVec also intends to evaluate Ad.CD in combination with radiation therapy. GenVec entered into a license agreement with the National Institutes of Health for certain gene therapy applications of the CD gene, including the treatment of cancer using replication deficient viral and synthetic vectors. The Company is conducting research and development of Ad.CD as part of its corporate collaboration with Fuso.

  Immunotherapy

  The Company has entered into a corporate collaboration with Fuso to develop new gene therapy products for the treatment of human cancer. One of the goals of this research program is the development of gene therapies that can be used to treat metastatic cancer by stimulating the body's immune system to seek out, recognize and kill tumor cells. Gene therapy has the potential to stimulate specific cells of the immune system, such as dendritic cells, to recognize tumor antigens. These cells appear to play an important role in generating a robust antitumor response. Delivery of specific tumor antigens to the dendritic cells by gene transfer has been shown by the Company's collaborators to enhance an antitumor immune response. Fuso, GenVec and their collaborators are conducting a research program aimed at identifying new product possibilities for the immunotherapy of cancer.

 Neurology

  Neurological disorders represent an area of major medical need. Current treatments often have limited effectiveness, and the complex etiology of these diseases has slowed the development of new treatments. Additionally, changing demographics are expected to result in significant increases in the elderly population in whom certain neurological disorders are most prevalent.

  Recent scientific advances have led to the discovery of a number of proteins and corresponding genes implicated in neurological disorders. As the list of such therapeutic proteins continues to expand, effective delivery of these proteins to the specific sites of action may be required to optimize therapeutic utility. As for other indications, gene therapy offers the potential advantage of providing protein production at the target site for the treatment of neurological disorders, while minimizing complications due to systemic exposure.

  GenVec intends to develop products for the treatment of neurological disease based on the use of HSV vectors. Replication-deficient HSV vectors are attractive for use in gene therapy because of their ability to enter and persist in tissues of the nervous system. HSV vectors have an additional advantage of accommodating larger DNA sequences than most other vectors. The Company believes medical applications may include the treatment of chronic pain, spinal cord injury and Parkinson's disease.

  GenVec, through sponsored research at the University of Pittsburgh and the University of Glasgow/Medical Research Council's Institute of Virology, has engineered HSV vectors for the potential treatment of neurological disorders and created specialized cell lines for the production of such vectors. GenVec intends to further develop HSV vectors for the treatment of neurological disorders.

GENVEC CORE TECHNOLOGIES

  Gene therapy products are complex entities comprised of vectors, promoters and therapeutic genes. Targeting therapeutic genes to specific cell types and regulating the level and duration of gene expression may be possible with the appropriate combination of technology. Toward this end, GenVec has established a portfolio of proprietary technology, including therapeutic genes, advanced adenovirus and HSV vectors, receptor mediated vector targeting capability and promoters. The Company seeks to expand product development opportunities by broadening its technology portfolio through internal research and technology acquisitions.

 Technology Portfolio

  GenVec's portfolio of technologies includes genes, vectors, receptor mediated targeting and promoters.

  Genes

  VEGF. VEGF is a protein which potently induces angiogenesis and is an important mediator of the normal angiogenic response to ischemia. VEGF has a high degree of specificity for endothelial cells. In ischemic conditions, VEGF binds to receptors found on the endothelial cells which line blood vessels. This binding triggers a complex series of events, including the replication and migration of endothelial cells to ischemic sites, as well as their formation into new blood vessels. The Company has an exclusive license for all gene therapy applications of the VEGF/121/ gene.

  iNOS. iNOS catalyzes the conversion of L-arginine to nitric oxide, a short-lived molecule with a range of cardiovascular actions, including inhibition of smooth muscle cell proliferation and promotion of endothelial cell layer regrowth following vessel damage. The Company believes that the local production of nitric oxide resulting from iNOS gene therapy has the potential to be used for multiple vascular damage applications, including the reduction of restenosis after an angioplasty procedure and stenosis of A-V grafts which are often used for dialysis in patients with renal disease. The Company has an exclusive license for all gene therapy applications of the iNOS gene.


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

  TNFa. TNFa is a potent immune regulatory protein with demonstrated clinical antitumor activity. It exerts its effects by binding to receptors on the surface of cells, including tumor cells and cells of the immune system. Since TNFa is a secreted protein, transfection of only a portion of the tumor cells may be sufficient to produce therapeutic concentrations of TNFa in the tumor. GenVec and its collaborators have shown that Ad.TNFa enhances the antitumor activity of radiation. The Company has a license to all gene therapy applications of the TNFa gene in the U.S.

  CD. CD is an enzyme that converts the relatively nontoxic fluorocytosine to fluorouracil, an active antitumor agent. In addition, fluorouracil can sensitize tumors to the therapeutic effects of radiation. The Company has an exclusive license for certain gene therapy applications of the CD gene, including the treatment of cancer using replication-deficient viral and synthetic vectors.

  Vectors

  Vectors typically serve as the delivery system for carrying the DNA sequences of therapeutic genes and their corresponding regulatory elements to cells. These DNA sequences are inserted into a vector that can bind to the target cell. After binding to the cell surface, the vector is internalized and transported to the cellular nucleus where the therapeutic gene is used for protein expression. A variety of vector types with different characteristics have been developed over the years in an attempt to optimize the outcome of this gene transfer process. Vectors can be viral or non-viral based, and the choice of vector type depends on many parameters including the specific disease, the organ and tissue type involved and the therapeutic gene used. Each vector has its own set of advantages and disadvantages.

  For viral vectors, a number of DNA and RNA viruses (including adenovirus and HSV) have been developed as potential candidates for safe gene transfer. The Company believes that in most cases, it is undesirable for these viruses to freely infect and replicate within the target cell. For this reason, viruses have been modified through the deletion of certain essential genes to render them replication-deficient. For non-viral approaches, various synthetic vectors have been designed using components such as lipids, proteins and DNA in order to enhance the uptake of genes into cells.

  GenVec is currently developing gene therapy products using adenovirus and HSV as vectors. In addition to the development of technologies which could improve these viral vectors with regard to safety, efficiency, duration of gene expression and ease of manufacture, the Company routinely evaluates other viral and non-viral approaches.

  Adenovirus Vectors. Adenoviruses are common DNA viruses that can cause upper respiratory infections, such as the common cold, in humans. The adenovirus DNA can be manipulated by standard technology to remove DNA necessary for viral replication. Therapeutic genes can then be inserted into the modified vector and efficient gene expression can occur in the absence of viral replication.

  Adenovirus vectors have several important features which make them potentially useful in gene therapy. These vectors can be produced in the high concentrations necessary for commercial production. In addition, they can transfer genes to both dividing and non-dividing cells. Adenovirus vectors have been used for gene transfer in many clinical trials and have an excellent safety profile. Adenovirus vectors do not integrate into the human DNA, reducing the risk of toxicity.

  After transfection, adenovirus vectors typically express the therapeutic gene for a few days or weeks, but long-term expression is not usually observed. This feature is well suited for many applications where acute expression is desired, such as therapeutic angiogenesis. The Company is further modifying its adenovirus vectors, as well as evaluating other gene delivery systems, for use when long-term expression is desired.

  GenVec's adenovirus vector development has centered on removing essential DNA from the adenovirus to alter performance and improve vector manufacture. In order to produce replication-deficient adenovirus vectors, special cell lines must be constructed that contain information necessary for vector production. These new vectors and cell lines provide the manufacturing platform from which vectors can be produced for gene therapy products. Vectors that are deficient in multiple viral genes have an increased capacity to carry larger therapeutic genes, multiple therapeutic genes or promoters. By eliminating regions of the adenovirus DNA necessary for viral replication, as exemplified by GenVec's GV10 and GV11 vectors, potential safety, production and efficacy advantages may be realized. The expression profile of a therapeutic gene can be altered using different vectors or promoters. A goal of GenVec's research program is to develop vectors in which the expression of a therapeutic gene can be tailored to a specific medical need.

  Herpes Simplex Virus Vectors. HSV readily infects cells of the nervous system and then persists in a quiescent state in these cells. Because of these characteristics, the Company is conducting research on the use of these vectors for the treatment of neurological disease. GenVec has developed novel, proprietary vectors derived from genetically engineered herpes simplex virus type I. The strategy for HSV vector development is similar to that for adenovirus vectors, including the deletion of genes required for viral replication. The modified HSV vectors are produced in special cell lines that have been engineered to contain the information needed for vector production.

  GenVec has developed a family of proprietary, non-replicating HSV vectors with different gene expression characteristics and will evaluate these vectors for a variety of applications, with an initial focus on the treatment of neurological disorders. Persistent gene expression has also been demonstrated using certain of the HSV vectors, suggesting that they may have utility when chronic expression of the therapeutic gene is desired. This technology has been developed through arrangements with the Universities of Pittsburgh, Michigan and Glasgow.

  Receptor Mediated Targeting

  The goal of the Company's receptor mediated targeting program is to develop vectors that are more efficient and can target specific cell types more selectively than currently available vectors. The Company believes such vectors will have significant safety, efficacy and cost advantages.

  A number of clinically relevant cells and tissues have been found to express few or no adenovirus receptors, including skeletal muscle, vascular smooth muscle, certain endothelial cells and multiple types of tumor cells. Consequently, these cell types are not as efficiently transfected by adenovirus vectors as cells which express high levels of adenovirus receptors. The Company is developing adenovirus vectors with enhanced efficiency and targeting features by improving their ability to bind to alternative cellular receptors. For example, binding structures have been incorporated into adenovirus coat proteins for attachment to specific cellular receptors. Using this approach, GenVec has developed a vector to bind to specific integrin receptors present on endothelial cells that has potential for improved specificity and efficiency when delivered through a vascular route. The Company has also created certain vectors which have been shown by the Company and its collaborators to increase transfection to vascular smooth muscle cells in a porcine restenosis model by over 40-fold. The Company believes that these and other vectors may have application in the Company's therapeutic angiogenesis, vascular damage and oncology programs.

  Promoters

  The goal of GenVec's promoter program is to tailor gene expression to the specific needs of its potential products. Promoters strongly influence the level and duration of therapeutic gene expression induced by gene therapy vectors. GenVec believes its promoter technology will be important in matching therapeutic gene expression to the desired actions of the corresponding therapeutic protein. For example, promoters that restrict expression of the therapeutic gene to a target tissue, such as the heart, may be useful in the treatment of cardiovascular disease.

  GenVec is using its proprietary radiation-induced promoter technology to increase the expression of the TNFa gene in tumors receiving radiation therapy. In normal tissues that do not receive exposure to radiation, expression of TNFa would not be induced. This approach is intended to enhance the efficacy of the Ad.TNFa product candidate while reducing the likelihood of side effects. GenVec is also developing promoters for use in HSV vectors that produce long-term gene expression in cells of the nervous system for potential use in products for the treatment of neurological disorders. By combining the appropriate vector, promoter and therapeutic gene, GenVec believes products with improved therapeutic effects can be developed.

STRATEGIC ALLIANCES

 Corporate Collaborations

  To enhance the evaluation, development and commercialization of product opportunities, GenVec intends to continue to establish corporate collaborations. These corporate collaborations may reduce financial risk to the Company and provide for a continued stream of cash flow. The Company strives to retain various rights in its corporate collaborations to participate in the manufacturing and commercialization of products, as appropriate. Over time, and as the Company establishes or acquires increased internal capabilities, the Company may elect to work more independently with respect to the development and commercialization of specific product opportunities. There can be no assurance that any of the Company's corporate collaborations will result in the successful development or commercialization of any technologies or products or that the Company will receive any milestone payments or royalties from any of these corporate collaborations.

  Warner-Lambert Company

  In July 1997, the Company entered into a collaboration agreement and stock purchase agreement with Warner-Lambert to develop and commercialize gene therapy products incorporating the VEGF gene for therapeutic angiogenesis ("Collaboration Products"). Under the terms of these agreements, the Company may receive a total of more than $100 million in milestone payments, research funding, equity purchases and technology access fees, if specified milestones are achieved. Under the collaboration agreement, GenVec has the potential to receive $25.0 million in research funding, of which $6.0 million, $6.0 million, $5.0 million, $4.0 million and $4.0 million will be paid in years 1, 2, 3, 4 and 5 of the collaboration, respectively. GenVec also has the potential to receive $25.0 million in milestone payments related to the development of Collaboration Products for each of CAD and PVD. Through April 20, 1998, Warner-Lambert had paid the Company $4.0 million with respect to such milestone payments, of which the Company had recognized revenues of $2.0 million for the year ended December 31, 1997 and $2.0 million for the three month period ended March 31, 1998. Additional milestone payments will be paid to the Company upon the achievement of events related to the conduct of pivotal clinical studies, and filing for and receiving regulatory approvals to market Collaboration Products. In the aggregate, Warner-Lambert had paid to the Company $9.5 million in technology access fees, and research funding through April 20, 1998, of which the Company recognized revenues of $8.0 million for the year ended December 31, 1997 and $1.5 million for the three month period ended March 31, 1998. Pursuant to the stock purchase agreement, Warner-Lambert purchased $2.0 million of the Company's capital stock in December 1997, has agreed to purchase $5.0 million of the Company's Common Stock in a private transaction concurrent with this offering, and is required to purchase, at the election of the Company, up to an additional $18.0 million of the Company's capital stock upon the achievement of certain milestones. The purchase price for all of these equity investments is 125% of the fair market value of the securities. Upon the closing of this offering and the concurrent private transaction, Warner-Lambert will own approximately 6.9% of the Company's Common Stock.

  The focus of the initial research and development effort is on any potential application of the Collaboration Products, including CAD and PVD. Prior to July 1999, Warner-Lambert may elect to retain indications in addition to CAD and PVD. In that event, GenVec would receive additional research and development funding, and the structure of any royalty and milestone payments would be essentially the same as that covering the initial indications.

  Under the collaboration agreement, GenVec granted to Warner-Lambert an exclusive, royalty-bearing license to sell Collaboration Products worldwide, excluding Asia, subject to the Company's right to co-promote. Warner-Lambert is responsible for the costs of developing and commercializing any Collaboration Products worldwide, excluding Asia, provided the Company will be responsible for certain expenses if it elects to exercise its co-promotion right. GenVec retains the right to co-promote Collaboration Products for any indications other than PVD in the United States and Canada. In addition, the Company has retained all rights to develop and commercialize Collaboration Products discovered outside of the designated fields of research, as well as the option to manufacture bulk quantities of Collaboration Products. Neither party may sell or commercialize any product with the same mechanism of action as BIOBYPASS angiogen that would compete with a Collaboration Product. Between July 1999 and July 2000, Warner-Lambert has certain negotiation rights with regard to the development and commercialization of VEGF gene therapy products not retained by Warner-Lambert.

  Warner-Lambert's research and development funding obligations extend through 2002, although Warner-Lambert may terminate the research program under the collaboration agreement with six months written notice after July 21, 2000. Both parties have the right to terminate the collaboration agreement for breach. The collaboration agreement expires on a Collaboration Product-by-Collaboration Product and country-by-country basis until neither party has any remaining royalty obligations. The stock purchase agreement terminates upon the termination of the collaboration agreement. An Executive Committee comprising of three representatives from each of the Company and Warner-Lambert oversees and manages the collaboration.

  Fuso Pharmaceuticals Industries, Ltd.

  In September 1997, GenVec and Fuso established a collaboration to conduct research and to identify, evaluate and develop gene therapy products for the treatment of cancer. If the research program continues for its full term, Fuso is required to provide $1.0 million in research funding annually for five years, of which $750,000 will be paid to the Company each year. Fuso has the right to terminate the collaboration after the second anniversary of the collaboration upon 90 days prior written notice. In connection with establishment of the collaboration, Fuso purchased 75,329 shares of the Company's Class E Convertible Preferred Stock for an aggregate purchase price of approximately $1.0 million.

  As part of the collaboration, GenVec granted Fuso an exclusive, royalty-bearing license to develop and commercialize products developed under the collaboration for the treatment of cancer in Japan and at Fuso's option, Korea and Taiwan. Fuso will be responsible for the development and commercialization of any products in its territory. GenVec will receive additional payments for the achievement by Fuso of specified product development and regulatory milestones, with the earliest of such payments not expected in the near term. The Company will also receive royalties on the sale of any such products commercialized by Fuso. GenVec has retained all rights to develop and commercialize such products for the treatment of cancer in the rest of the world, and for all other uses worldwide, subject to certain restrictions, independently and with third parties.

  Varian Associates, Inc.

  In March 1998, the Company and Varian entered into a three-year collaborative agreement in the field of radiation and gene therapy. Under the agreement, the parties will collaborate on the preclinical and clinical research and development of specific products and technology, with the goal of developing novel, improved therapies based on the combined use of radiation therapy and gene therapy products. Varian will have primary responsibility for the development of equipment and software for delivery of targeted radiation therapy, and the Company will have primary responsibility for developing gene therapy products. The Company and Varian are responsible for their respective costs in conducting collaborative activities and have no other monetary obligations under the agreement. In addition, the Company and Varian each retain the right to develop and commercialize their respective products and technologies independently or with third parties.

 Selected Academic Collaborations and Technology Licenses

  GenVec's objective is to create multiple innovative products that meet major medical needs. To accomplish this objective, the Company combines its core technology development activities with acquisitions and licensing of its business technologies, including therapeutic genes, from various sources. In addition to the contractual arrangements described below, the Company funds research in laboratories of leading authorities at several academic institutions for the development of new technologies and the conduct of preclinical and clinical activities. The Company generally establishes exclusive license agreements with these and other institutions to obtain the benefits of any intellectual property invented in connection with such funded activities. There can be no assurance that the Company's academic collaborations will result in the successful development or commercialization of any technologies or products.

  Cornell University

  In May 1993, the Company entered into a five-year sponsored research agreement with Cornell University for activities to be conducted in the laboratory of Dr. Ronald G. Crystal at the Cornell Medical Center.

  Upon expiration in March 1998 of the May 1993 agreement, the Company and Cornell University entered into a new, four-year sponsored research agreement for the conduct of preclinical and clinical research in the laboratory of Dr. Crystal. Under the terms of the new agreement and subject to certain termination rights, GenVec has committed to pay approximately $3.6 million in sponsored research during an initial two and a half year period. The Company retains the option to exclusively license inventions arising from the sponsored research activities.

  The University of Pittsburgh

  In June 1996, GenVec signed an agreement with the University of Pittsburgh providing the Company with an exclusive, worldwide license to all gene therapy applications of the human iNOS gene. The Company will make future payments based on the achievement of specified regulatory milestones and will share with the University of Pittsburgh certain profits the Company realizes from the research, development and commercialization of products incorporating the iNOS gene. GenVec has agreed to provide a minimum royalty on the sale of these products, which royalties are creditable against the profits to be shared. In addition, the Company granted the University of Pittsburgh a warrant to purchase 101,694 shares of the Company's Common Stock, which shall vest upon the earlier of the achievement of specified product development and regulatory milestone events or certain dates. In June 1996, GenVec also entered into a two-year sponsored research agreement to fund the research of iNOS in Dr. Timothy Billiar's laboratory at the University of Pittsburgh School of Medicine.

  In addition, the Company has separate sponsored research arrangements and a license agreement with the University of Pittsburgh relating to HSV vector technology.

  Scios, Inc.

  In May 1996, the Company entered into an exclusive, worldwide license agreement with Scios for rights to all gene therapy applications of its proprietary form of the VEGF gene. The parties will share in certain profits the Company realizes from the research, development and commercialization of products incorporating the VEGF gene. GenVec has agreed to provide a minimum royalty on revenues generated from the development of these products, which are creditable against the profits to be shared. In connection with the license agreement, Scios purchased 96,852 shares of the Company's Class D Convertible Preferred Stock for an aggregate purchase price of $1.0 million. In addition, the Company granted Scios a warrant to purchase 211,864 shares of the Company's Common Stock at an exercise price of $13.275 per share. The warrant is subject to vesting as follows: 75% of the shares subject to the warrant have vested as of March 31, 1998 and the remainder will vest by June 30, 1999 or earlier upon achievement of specified product development milestone events. The warrant remains outstanding as of March 31, 1998.

  Asahi Chemical Corporation

  In February 1998, the Company entered into a license agreement with Asahi for the rights in the United States to all gene therapy applications of the TNFa gene. The Company paid Asahi a fee upon the execution of the agreement, and will make future payments of up to an aggregate of $300,000 based upon the achievement of specified product development and regulatory milestones. Under the agreement, the Company will also pay to Asahi royalties on sales of products in the United States incorporating the TNFa gene.

INTELLECTUAL PROPERTY

  The patent positions of pharmaceutical, biopharmaceutical and biotechnology companies, including the Company, are generally uncertain and involve complex legal and factual questions. In addition, patent law, and particularly patent law relating to the gene therapy field, is still evolving. Development and commercialization of the Company's product candidates and any potential products will require, among other things, the integration of genes, vectors and promoters with a delivery mechanism and the development of commercially viable manufacturing processes. The Company's commercial success will be dependent in part upon achieving such integration and development without infringing the proprietary rights of others and upon obtaining intellectual property protection that will give the Company's products an exclusive market position.

  The Company and its licensors have obtained patents and continue to seek patent protection for technologies which may relate to the Company's product candidates and potential products, as well as technologies which may prove useful for future products, including technologies related to the VEGF/121/ gene, the iNOS gene, the TNFa gene, the CD gene, adenovirus and HSV vector components, cell lines, viral targeting technology and promoters. As of March 31, 1998, the Company held or had licenses to 154 issued, allowed or pending patents worldwide, of which 28 are issued or allowed in the U.S. Of those patents, the Company has been granted an exclusive license for all gene therapy applications under two United States patents relating to the VEGF/121/ gene and the use thereof, an exclusive license in the field of gene therapy under two United States patents relating to the human iNOS gene and the use thereof, and an exclusive license in the field of gene therapy for the treatment of cancer and restenosis, but excluding applications which utilize viral-based delivery systems which are replication competent, under two United States patents relating to the CD gene and the use thereof. The Company has also been granted a nonexclusive license under the U.S. patent relating to the TNFa gene and the use thereof. In addition, the Company and its licensors have patent applications pending in Europe, Japan and other countries. In furtherance of its current and prospective business, the Company anticipates that it and its current and future licensors will continue to seek to improve existing technologies and to develop new technologies and, when possible, secure patent protection for such improvements and new technologies.

  Certain intellectual property components used in developing gene therapy products, such as certain vectors and promoters used by the Company and others, are in the public domain. As a result, the Company is unable to obtain patent protection with respect to such components and third parties can freely use such components. There can be no assurance that third parties will not develop products using such components that compete with the Company's potential products.

  There can be no assurance that any of the pending patent applications owned or licensed by the Company contain patentable and enforceable claims or will result in valid issued patents, that the claims of any issued patents or any patents issued in the future are valid and enforceable and will provide meaningful protection, that the Company or its collaborators will develop additional proprietary technologies that are patentable, or that any patents now or in the future licensed or issued to the Company or its collaborators will provide a basis for commercially viable products or will provide the Company with any competitive advantages. Furthermore, there can be no assurance that others will not independently develop similar or alternative technologies, duplicate any of the Company's technologies, or, if patents are licensed or issued to the Company, design around or otherwise circumvent the patented technologies or other intellectual property licensed to or developed by the Company. For example, while the Company has an exclusive license under two United States patents relating to the VEGF/121/ gene and the use thereof for gene therapy applications, third parties have patents for other forms of the VEGF gene and such third parties or their licensees may develop products using such other forms of the VEGF gene. There can be no assurance that products based on such other forms of the VEGF gene or based upon other growth factors will not be functionally equivalent to or better than the Company's proposed products, or that such other products will not be more commercially successful than any products commercialized by the Company or its collaborators for other reasons, such as superior marketing or lower costs. Similarly, other parties hold patents for other nitric oxide synthase, tumor necrosis factor and CD genes. Patents and patent applications of the Company, its collaborators and its licensors may become involved in interferences, oppositions or similar proceedings and there can be no assurance that such patents and patent applications will survive, in whole or in part, such proceedings. No assurance can be given that patents issued to the Company, its collaborators or its licensors, if any, will not be contested, narrowed, revoked or invalidated. Academic collaborators and the U.S. government may retain certain rights in intellectual property, including patents and patent applications, developed by such academic collaborators.

  While the Company has not conducted freedom to use patent searches on aspects of its product candidates and potential products and may therefore be unaware of relevant patents and patent applications of third parties, the Company is aware of several United States patents and patent applications and foreign patents and patent applications owned by third parties relating to gene therapy, promoters, cell lines, vectors and delivery mechanisms which do or may cover aspects of the Company's product candidates and potential products or their use or manufacture, including BIOBYPASS angiogen, as well as other aspects of the Company's technology. Because patent applications are maintained in secrecy in the United States, the Company cannot be certain that third parties have not filed applications relating to technology being developed by the Company or its collaborators or technology covered by patents or patent applications of the Company, its collaborators or its licensors. Certain third-party patent applications contain broad claims, and it is not possible to determine whether or not such claims will be narrowed during prosecution or will issue as patents, even if the claims appear to encompass prior art or have other defects. The Company, its collaborators or its licensors may choose to oppose or challenge third-party patents and patent applications and such an opposition or challenge can be expensive and time consuming. There can be no assurance that any opposition or challenge will be successful. There can also be no assurance that the development, manufacture, use, offer for sale, sale or importation of the Company's product candidates and potential products by the Company or its collaborators will not infringe claims of these or other issued patents, or claims that may issue from these or other applications or that a third party will not threaten or file an infringement action.

  If the Company or one of its collaborators brings a patent infringement action or otherwise brings an action to protect proprietary rights against third parties or is required to defend against a charge of patent infringement or a charge of infringement of other intellectual property rights, substantial costs could be incurred and such actions could result in a significant diversion of management's time and attention. In addition to being a potential party to patent infringement litigation, the Company is involved in an interference proceeding relating to a pending patent application pertaining to the treatment of blood vessel injury licensed by the Company from the NIH and a pending patent application of the University of Michigan. An adverse resolution of such interference proceeding would restrict or eliminate the scope of the license granted by NIH to GenVec, which the Company believes would not have a material adverse effect on the Company's current product candidates. The Company believes it will become involved in additional interference proceedings declared by the United States Patent and Trademark Office or opposition proceedings in a foreign patent office. The adverse resolution of potential proceedings could have a material adverse effect on the Company's product candidates. The Company intends to provoke interference proceedings where it believes such actions to be necessary to protect its intellectual property rights. There can be no assurance that the Company will be successful in provoking such proceedings or that the Company will achieve a favorable outcome. Patent infringement actions and other intellectual property litigation, as well as participation in interference or opposition proceedings, can be expensive and time-consuming, even in those instances in which the outcome is favorable to the Company. There can be no assurance that the Company or its collaborators will prevail in any such litigation or proceedings. The Company and its licensors obtain intellectual property, including biological material and know-how, from third parties pursuant to various agreements and arrangements. Third parties may challenge the intellectual property rights of the Company or its licensors or claim ownership of intellectual property developed by the Company or its collaborators. The Company could incur substantial expenses in contesting such claims, whether successful or not.

  The Company has certain licenses and believes that it or its collaborators will be required to obtain additional licenses under third-party patents and patent applications to continue research and development and to commercialize the Company's product candidates and potential products, and there can be no assurance that any such license will be made available on commercially viable terms, if at all. If the Company is unable to obtain a license it may be required to use an alternate technology or product and this may result in a delay in FDA approval. In addition, licensors may terminate existing or future license agreements, or terminate the exclusive nature of such agreements, if the Company fails to meet specified milestones or other events. Any termination of a license, or any failure of the Company or its collaborators to obtain any required license on reasonable terms or at all, or the failure to maintain the exclusivity of the Company's exclusive licenses, could have a material adverse effect on the Company's business, financial condition and results of operations. The Company's product candidates and potential products will require several components that may each be the subject of a license agreement. The cumulative license fees and royalties for these components may make the commercialization of such product candidates and potential products uneconomical.

  The Company may rely on trade secret protection and confidentiality agreements to protect its interests. It is the Company's policy to require its employees, consultants, contractors, manufacturers, collaborators and other advisors to execute confidentiality agreements upon the commencement of employment, consulting or collaborative relationship with the Company. The Company also requires signed confidentiality agreements from any entity that is to receive confidential data. In the case of employees, consultants and contractors, the agreements generally provide that all inventions made by the individual while rendering individual services to the Company shall be assigned to the Company as the property of the Company. Nevertheless, there can be no assurance that proprietary information will not be disclosed, that others will not independently develop substantially equivalent proprietary information or otherwise gain access to the Company's trade secrets, or that the Company can meaningfully protect its trade secrets. In the case of a collaborative arrangement which requires the sharing of information, the Company's policy is to make available to its collaborator only such information as is relevant to the arrangement, under controlled circumstances, and only during the contractual term of the collaborative arrangement, and subject to a duty of confidentiality on the part of its collaborator. There can be no assurance, however, that such measures will adequately protect the Company's information. Any material leak of confidential information into the public domain or to third parties may have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors--Intellectual Property."

SCIENTIFIC ADVISERS

  The Company has established a select group of scientists and clinicians as its Scientific Advisory Board ("SAB") to advise the Company on scientific and technical matters. The Company also consults with teams of scientists and clinicians on scientific and technical matters for each of the Company's anticipated product areas. The scientific advisers are generally compensated by retainer or on a time and expense basis, and certain of them have received shares of or options to purchase the Company's Common Stock. The Company has entered into consulting agreements with a number of the scientific advisers.

 Scientific Advisory Board

  The SAB includes:

  Jan L. Breslow, M.D., Frederick Henry Leonhardt Professor, The Rockefeller University, New York. Dr. Breslow is a member of the National Academy of Sciences and a former President of the American Heart Association. Dr. Breslow received his M.D. from Harvard Medical School.

  Ronald G. Crystal, M.D., Bruce Webster Professor of Internal Medicine at Cornell University Medical College, Chief of the Division of Pulmonary and Critical Care Medicine at The New York Hospital-Cornell Medical Center and Director of the Gene Therapy Core Facility at Cornell University Medical College. Dr. Crystal is the Chairman of the SAB and a founder of the Company. Dr. Crystal received his M.D. from the University of Pennsylvania.

  Joseph C. Glorioso III, Ph.D., William S. McEllroy Professor of Biochemistry and Chairman, Department of Molecular Genetics and Biochemistry, University of Pittsburgh School of Medicine, Director of the Pittsburgh Human Gene Therapy Center, Founding Board Member and Treasurer of the American Society of Gene Therapy and the U.S. Editor for Gene Therapy. Dr. Glorioso received his Ph.D. in Microbiology from Louisiana State University.

  Samuel Hellman, M.D., A.N. Pritzker Distinguished Service Professor, Department of Radiation and Cellular Oncology, University of Chicago. Dr. Hellman was formerly Dean for the Medical Center and Physician-in-Chief of the Memorial Sloan-Kettering Cancer Center. Dr. Hellman received his M.D. from the State University of New York, College of Medicine at Syracuse.

 Cardiovascular Medicine

  Timothy R. Billiar, M.D., Watson Professor of Surgery, University of Pittsburgh School of Medicine. Dr. Billiar received his M.D. from the University of Chicago.

  Jan L. Breslow, M.D., Frederick Henry Leonhardt Professor, The Rockefeller University, New York. Dr. Breslow is a member of the National Academy of Sciences and a former President of the American Heart Association. Dr. Breslow received his M.D. from Harvard Medical School.

  Maurizio C. Capogrossi, M.D., Chief, Laboratory of Vascular Pathology, Instituto Dermopatico dell'Immacolata, Rome, Italy. Dr. Capogrossi received his M.D. from the Universita Statale "La Sapienza" in Rome, Italy.

  Delos M. Cosgrove, M.D., Chairman of the Department of Thoracic and Cardiovascular Surgery, The Cleveland Clinic Foundation, Cleveland, Ohio. Dr. Cosgrove received his M.D. from the University of Virginia School of Medicine.

  Todd K. Rosengart, M.D., Associate Professor of Cardiothoracic Surgery, Cornell University Medical College, New York. Dr. Rosengart received his M.D. from Northwestern University.

  Eric J. Topol, M.D., Chairman of the Department of Cardiology and Director, Joseph J. Jacobs Center for Thrombosis and Vascular Biology, The Cleveland Clinic Foundation, Cleveland, Ohio. Dr. Topol received his M.D. from the University of Rochester School of Medicine and Dentistry, Rochester, New York.

  Jeffrey D. Trachtenberg, M.D., Attending Assistant Professor of Surgery, University of Pittsburgh School of Medicine. Dr. Trachtenberg received his M.D. from the State University of New York. His general surgery and vascular surgery training were conducted at Washington University, St. Louis, Missouri.

 Oncology

  Albert B. Deisseroth, M.D., Ph.D., Ensign Professor of Medicine, Chief of Medical Oncology, Yale University School of Medicine, New Haven, Connecticut. Dr. Deisseroth received his M.D. and Ph.D. from the University of Rochester School of Medicine and Dentistry, Rochester, New York.

  Samuel Hellman, M.D., A.N. Pritzker Distinguished Service Professor, Department of Radiation and Cellular Oncology, University of Chicago. Dr. Hellman was formerly Dean for the Medical Center and Physician-in-Chief of the Memorial Sloan-Kettering Cancer Center. Dr. Hellman received his M.D. from the State University of New York, College of Medicine at Syracuse.

  Donald W. Kufe, M.D., Professor of Medicine, Harvard Medical School, Chief, Cancer Pharmacology, Department of Adult Oncology, Dana-Farber Cancer Institute and Deputy Director of the Dana-Farber Cancer Center, Boston, Massachusetts.

  Tsuneya Ohno, M.D., Ph.D., Jikei University School of Medicine, Tokyo, Japan and Chairman, the Study Group for Gene Therapy in Japan. Dr. Ohno received his M.D. from the Jikei University School of Medicine in Tokyo, Japan and his Ph.D. in Molecular Biology from Keio University in Tokyo, Japan.

  Ralph R. Weichselbaum, M.D., Harold H. Hines, Jr. Professor and Chairman, Department of Radiation and Cellular Oncology, University of Chicago. Dr. Weichselbaum is a member of the Institute of Medicine of the National Academy of Sciences. Dr. Weichselbaum received his M.D. from the University of Illinois.

 Herpes Virus Vectors

  Neal A. DeLuca, Ph.D., Professor, Department of Molecular Genetics and Biochemistry, University of Pittsburgh. Dr. DeLuca received his Ph.D. in Biophysics from the Pennsylvania State University.

  David J. Fink, M.D., Professor of Neurology and Professor of Molecular Genetics and Biochemistry, the University of Pittsburgh Medical School. Dr. Fink received his M.D. from Harvard Medical School.

  Joseph C. Glorioso III, Ph.D., William S. McEllroy Professor of Biochemistry and Chairman, Department of Molecular Genetics and Biochemistry, University of Pittsburgh School of Medicine, Director of the Pittsburgh Human Gene Therapy Center, Founding Board Member and Treasurer of the American Society of Gene Therapy and the U.S. Editor for Gene Therapy. Dr. Glorioso received his Ph.D. in Microbiology from Louisiana State University.

  Christopher Preston, Ph.D., Band 2 Scientist, Non-Clinical Scientific Staff at the Institute of Virology, Glasgow. Dr. Preston received his Ph.D. in Biochemistry at the University of Cambridge.

 Adenovirus Vectors

  Min Li, Ph.D., Assistant Professor of Neuroscience, John Hopkins University School of Medicine. Dr. Li received his Ph.D. in Molecular Biology and Genetics from the John Hopkins University School of Medicine.

  Charles S. H. Young, D.Phil., Professor of Microbiology, Columbia University. Dr. Young received his D.Phil. in Yeast Genetics from Oxford University.

COMPETITION

  Competition among entities attempting to identify and develop new therapies is intense. The Company faces, and will continue to face, competition from pharmaceutical and biotechnology companies, academic and research institutions and government agencies, both in the United States and abroad. Many of the Company's competitors have substantially greater capital resources, research and development staffs, facilities, manufacturing and marketing experience, distribution channels and human resources than the Company. Future competition will likely come from existing competitors (including competitors with rights to proprietary forms of the VEGF gene and other genes the Company currently uses in its product candidates), as well as other companies seeking to develop new treatments. Competitors or their academic collaborators may identify important genes or delivery mechanisms before the Company, or develop gene therapies that are more effective than those developed by the Company or its corporate collaborators, or obtain regulatory approvals of their drugs more rapidly than the Company or its corporate collaborators. Moreover, there can be no assurance that the Company's competitors will not obtain patent protection or other intellectual property rights that would limit the Company's or its collaborators' ability to use the Company's gene therapy technologies. Any of these events could materially and adversely affect the Company's business, financial condition and results of operations.

  The Company will rely on its corporate collaborators for support of certain of its enabling technologies and intends to rely on its corporate collaborators for preclinical and clinical development of related potential products and the manufacturing and marketing of such products. Generally, the Company's strategic alliance agreements do not preclude the corporate collaborator from pursuing development efforts utilizing approaches distinct from that which is the subject of the alliance. Product candidates of the Company, therefore, may be subject to competition with a potential product under development by a corporate collaborator. See "Risk Factors--Reliance on Warner-Lambert and Other Corporate Collaborators."

  Rapid technological development by the Company or others may result in products or technologies becoming obsolete before the Company recovers development expenses. Products developed by the Company could be made obsolete by less expensive or more effective technologies, even technologies unrelated to gene therapy. For example, competitors may also develop small molecule, protein, antisense or other therapeutic or surgical approaches that may compete with or obviate the need for the Company's products. There can be no assurance that the Company will be able to make the enhancements to its technology necessary to compete successfully with existing or newly emerging technologies. See "Risk Factors--Intense Competition."

MANUFACTURING

  The Company has limited experience in manufacturing and currently lacks the resources or capability to manufacture any of its product candidates on a commercial scale. It currently has a research facility for the production of its product candidates for preclinical purposes and relies on third-party manufacturers of its product candidates for clinical purposes. For the Company's lead product, BIOBYPASS angiogen, Warner-Lambert has the right to fill and finish the final product. However, production of BIOBYPASS angiogen for future clinical trials and possible commercialization is currently intended to be performed primarily through a third-party manufacturer. The Company currently intends to rely primarily on corporate collaborators and third-party manufacturers for clinical and commercial purposes. If a third-party manufacturer cancels or terminates an existing relationship or if the Company is unable to contract for or obtain a sufficient supply of its product candidates on acceptable terms, there could be significant reductions in sales and delays in bringing the Company's product candidates to market, as well as delays in the Company's clinical testing schedule, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, it is anticipated that production of the Company's product candidates will be based in part on proprietary technology of the Company. Successful technology transfer will be necessary. There can be no assurance that manufacturers will abide by any limitations or confidentiality restrictions on licenses with the Company. In addition, any such manufacturer may develop process technology related to the manufacture of the Company's compounds that such manufacturer owns either independently or jointly with the Company. This would increase the Company's reliance on such manufacturer or require the Company to obtain a license from such manufacturer in order to have its products manufactured. There can be no assurance that any such license would be available on terms acceptable to the Company, if at all. Further, there can be no assurance that the arrangements with third-party manufacturers will be successful.

  Successful large-scale manufacturing of gene therapy products has yet to be demonstrated by any third party, and it is anticipated that significant process development changes will be necessary for the commercial process. For example, changes in the current production process will be required for any commercial manufacture of BIOBYPASS angiogen. There can be no assurance that the Company or any third party will be able to manufacture commercial-scale quantities of gene therapy products, or receive appropriate governmental approvals on a timely basis or at all. Failure to manufacture successfully or to obtain appropriate government approvals on a timely basis would have a material adverse effect on the Company's business, financial condition and results of operations.

  In addition, the Company intends to continue to develop its own manufacturing capability, which will require significant resources and will be subject to ongoing government approval and oversight. There can be no assurance that the Company's efforts in this regard will be successful. See "Risk Factors--Manufacturing Limitations" and "Risk Factors--Government Regulation; No Assurance of Regulatory Approval."

GOVERNMENT REGULATION

  Prior to marketing, any products developed by the Company or its corporate collaborators must undergo an extensive regulatory approval process in the United States and other countries. This regulatory process, which includes preclinical studies and clinical trials, and may include post-marketing surveillance of each compound to establish its safety and efficacy, can take many years and require the expenditure of substantial resources. Data obtained from preclinical studies and clinical trials are subject to varying interpretations that could delay, limit or prevent regulatory approval. Delays or rejections may also be encountered based upon changes in FDA policies for drug approval during the period of product development and FDA regulatory review. Similar delays may also be encountered in obtaining regulatory approval in foreign countries. Delays in obtaining regulatory approvals could adversely affect the marketing of any drugs developed by the Company or its corporate collaborators, impose costly procedures upon the Company's or its corporate collaborators' activities, diminish any competitive advantages that the Company or its corporate collaborators may attain and adversely affect the Company's receipt of royalties. There can be no assurance that regulatory approval will be obtained for products developed by the Company or its corporate collaborators. Furthermore, regulatory approval may entail limitations on the indicated uses of a proposed product. Because certain of the Company's product candidates involve the application of new technologies and may be based upon a new therapeutic approach, such products may be subject to substantial additional review by various government regulatory authorities, and, as a result, regulatory approvals may be obtained more slowly than for products based upon more conventional technologies. The Company's product candidates may require a delivery device and such product and device may be subject to separate regulatory review, which could also delay regulatory approval.

  The Company believes that the commercial uses of its products will be regulated as biologics by the FDA and comparable regulatory bodies of other countries. Gene therapy is, however, a relatively new technology, and the regulatory requirements governing gene therapy products are uncertain. This uncertainty may result in excessive costs or extensive delays in the regulatory approval process, adding to the already lengthy review process for human therapeutic products in general. The Company is not aware of any gene therapy products that have received marketing approval from the FDA or any comparable regulatory body of any other country. The regulation of the Company's products and its ongoing research is subject to change, and future legislative or administrative acts in the United States or other countries could have a material adverse effect on the Company's business, financial condition and results of operations. Regulatory requirements ultimately imposed could adversely affect the ability of the Company's corporate collaborators to clinically test, manufacture or market products, and could significantly delay or reduce the milestone or royalty payments payable to the Company.

  In order to obtain FDA approval of a new biological product, the Company must submit substantial evidence of safety, purity, potency and efficacy.

  The FDA approval process for a new biological drug involves completion of pre-clinical studies which include laboratory tests and animal studies to assess safety and effectiveness of the drug. Among other things, the results of these studies as well as how the product will be manufactured are submitted to the FDA as part of an IND application and, unless the FDA objects, the IND becomes effective 30 days following receipt by the FDA. Human clinical trials may then be conducted. There can be no assurance that submission of an IND will result in FDA authorization to commence clinical trials or that approval of an IND will result in subsequent approval of the drug. The results of the clinical trials are submitted to the FDA as part of a BLA. Product sales may only commence if the BLA is approved. Regulatory requirements for obtaining FDA approval are rigorous and there can be no assurance that such approvals will be obtained on a timely basis or at all.

  Human clinical trials are typically conducted in three sequential phases, but the phases may overlap. Phase I trials consist of testing the product in a small number of patients primarily for safety at one or more dosage levels. In Phase II, in addition to safety, the efficacy of the product is typically evaluated in a patient population slightly larger than is used in Phase I trials, and appropriate dosage is established. Phase III trials typically involve additional testing for safety and clinical efficacy in an expanded patient population at geographically dispersed test sites, and with the dosage that will be submitted for approval. A clinical plan, or "protocol," accompanied by the approval of the institutional review board at the institution participating in the trials, and patient-informed consent forms must be submitted to and approval by the FDA prior to commencement of each clinical trial. The FDA may order the temporary or permanent discontinuation of a clinical trial at any time if it believes patient safety is at risk. The Company's regulatory strategy is to seek input from the FDA at all stages of clinical testing and manufacturing process development.

  The results of the pre-clinical and clinical studies on biological drugs are submitted to the FDA in the form of a BLA for approval to commence commercial sales. After completion of the FDA's preliminary review of the BLA submission, the submission is sent to an FDA selected scientific advisory panel composed of physicians and scientists with expertise in the particular field. The FDA scientific advisory panel issues a recommendation to the FDA that may include conditions for approval of the BLA. Although the recommendation is not binding, the FDA generally follows an advisory panel's advice. Toward the end of the BLA review process, the FDA will conduct an inspection of the manufacturer's facilities to ensure that they are in compliance with the applicable cGMPs requirements. If the FDA evaluation of the manufacturing facilities contained in the BLA application are favorable, the FDA will issue an approval letter, which usually contains a number of conditions which must be met in order to secure final approval. In responding to the BLA, the FDA may grant marketing approval, require additional testing or information, or deny the application. Governmental approval of products developed by the Company may entail limitations on the indicated uses for which such products may be marketed. Continued compliance with all FDA requirements and the conditions in an approved application, including product specification, manufacturing process, labeling and promotional material and record keeping and reporting requirements, is necessary for all products. Failure to comply, or the occurrence of unanticipated adverse effects during commercial marketing, could lead to the need for product recall or other FDA-initiated action, which could delay further marketing until the products are brought into compliance.

  Even if regulatory approval is obtained, a marketed product and its manufacturer are subject to continuing review. Discovery of previously unknown problems with a product may result in withdrawal of the product from the market, and could have a material adverse effect on the Company's business, financial condition and results of operations. Violations of regulatory requirements at any stage during the regulatory process, including preclinical studies and clinical trials, the approval process, post-approval or in GMP, may result in various adverse consequences to the Company, including the FDA's delay in approval or refusal to approve a product, withdrawal of an approved product from the market or the imposition of criminal penalties against the manufacturer and license holder. There can be no assurance that the Company or its corporate collaborators will be able to conduct clinical testing or obtain necessary approvals from the FDA or other regulatory authorities for any products. Further, the terms of approval of any marketing application, including the labeling content, may be more restrictive than the Company desires and could affect the marketability of the Company's proposed products. Failure to obtain required governmental approvals will delay or preclude the Company or its corporate collaborators from marketing products or limit the commercial use of such products and could have a material adverse effect on the Company's business, financial condition and results of operations. The President recently signed into law the Food and Drug Administration Modernization Act of 1997. This legislation makes changes to the biologic provisions of the FDC Act. The Company cannot predict how or what effect the changes will have on the regulation of the Company's products. There can be no assurance that the new legislation will not impose additional costs or lengthen review times for the Company's products. See "Risk Factors-- Government Regulation; No Assurance of Regulatory Approval."

EMPLOYEES

  As of March 31, 1998, the Company had a total of 54 employees, 16 of whom hold M.D. or Ph.D. degrees and 15 of whom hold other advanced degrees. Of these, 38 were engaged in research and development and 16 were engaged in business development, finance and general administration. The Company's future success depends in significant part upon the continued service of its key scientific, technical and senior management personnel and its continuing ability to attract and retain highly qualified technical and management personnel. None of the Company's employees is represented by a labor union or covered by a collective bargaining agreement. The Company has not experienced any work stoppages and considers its relations with its employees to be good.

FACILITIES

  The Company's facilities are located in Rockville, Maryland. The Company leases approximately 14,000 square feet of laboratory and office space on a month-to-month basis. The Company may terminate this lease by giving notice for each of five defined areas, one at a time, over a period that, in the aggregate, would total at least 210 days. In addition, the Company leases approximately 9,000 square feet of office space under a lease which expires in April 2000. The Company believes that these facilities will be adequate for its current and near-term needs but is in the process of identifying new facilities for expansion.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth certain information regarding the Company's directors and executive officers as of April 28, 1998:

          NAME              AGE                    POSITIONS
          ----              --- ------------------------------------------------
Herbert J. Conrad (1)(2)..   65 Chairman of the Board of Directors
Paul H. Fischer, Ph.D.
 (1)......................   48 President, Chief Executive Officer and Director
Thomas E. Smart...........   34 Vice President, Corporate Development, Corporate
                                Secretary and Treasurer
Imre Kovesdi, Ph.D........   51 Vice President, Discovery Research
Grant Yonehiro............   34 Vice President, Product Management
Hal S. Broderson, M.D.
 (2)(3)...................   40 Director
Harry T. Rein (1).........   53 Director
Wendell Wierenga Ph.D.....   50 Director
Gregory F. Zaic (3).......   50 Director

--------
(1) Member of Executive Committee
(2) Member of the Compensation Committee
(3) Member of the Audit Committee

  Herbert J. Conrad has served as Chairman of the Board of Directors of the Company since September 1996, and as a director of the Company since August 1994. From September 1996 to November 1996, he was the President and Chief Executive Officer of the Company. From September 1993 to August 1994, he was a director of Theragen, Inc., which merged into the Company in August 1994. He served as President of the Pharmaceuticals Division and Senior Vice President of Hoffmann-LaRoche, Inc. ("Roche") from 1982 until his retirement in 1993. Mr. Conrad joined Roche in 1960 and held various positions, including Senior Vice President of the Pharmaceuticals Division, Chairman of the Board of Medi-Physics, Inc., and Vice President, Public Affairs and Planning Division. Mr. Conrad is a director of Gensia Sicor Inc., Bio-Technology General Corp., UroCor, Inc. and Dura Pharmaceuticals, Inc.

  Paul H. Fischer, Ph.D. has served as President, Chief Executive Officer, and as a director of the Company since November 1996, and in various positions with the Company since March 1995. From May 1992 to April 1995, he was Executive Vice President of Research and Development with Oncologix, Inc., a biotechnology company. From September 1987 to May 1992, he served as Manager, Cancer Research at Pfizer, Inc., a pharmaceutical company. Dr. Fischer received his B.S. in Biology from the University of Denver, his Ph.D. in Pharmacology from the University of California at San Francisco and performed post-doctoral research in Pharmacology at Yale University School of Medicine.

  Thomas E. Smart has served as Vice President of Corporate Development of the Company since July 1996. From March 1995 to June 1996, he was Executive Director of Corporate Development of the Company. From August 1991 to March 1995, he was with Cell Genesys, Inc., a biotechnology company, most recently as Director of Business Development. From July 1990 to July 1991, Mr. Smart was with G.D. Searle & Co., a pharmaceutical company, most recently as a Policy Planning Associate, Corporate Strategic Planning. Mr. Smart received his B.S. in biological sciences from Cornell University and his M.B.A. from the University of Chicago Graduate School of Business.

  Imre Kovesdi, Ph.D. has served as Vice President of Discovery Research of the Company since September 1995, and as Director of Vector Biology of the Company from July 1993 to September 1995. From

1992 to 1993, he led projects in eukaryotic gene expression and neurotrophic factors at Lederle Laboratories. From 1990 to 1993, he was Adjunct Assistant Professor of Microbiology and Immunology at the New York Medical College. Dr. Kovesdi received his B.A.Sc. in Electrical Engineering from the University of British Columbia and his Ph.D. in Molecular Biology from Simon Fraser University.

  Grant Yonehiro has served as Vice President of Product Management of the Company since September, 1997, as Director of Corporate Development from May 1997 to September 1997, and as Associate Director of Corporate Development from March 1996 to May 1997. From January 1994 to March 1996, he was at Cell Genesys, Inc., a biotechnology company, most recently as Manager of Business Development. From June 1992 to December 1993, he was a Research Analyst for Focus Advisors, Inc., an equity research organization focusing on health care. Mr. Yonehiro received his Bachelor of Individualized Studies from the University of Minnesota and his M.B.A. from the University of California at Berkeley.

  Hal S. Broderson, M.D. has served as a director of the Company since inception. From December 1992 to September 1993, he was the Company's President. From 1988 to the present, he has been a general partner of Cashon Biomedical Associates, L.P., which is the managing general partner of the Hillman Medical Ventures Partnerships. These venture capital funds focus on early stage medical technology. Dr. Broderson is currently President of Rock Hill Ventures, Inc., a venture capital and management firm. Dr. Broderson received his B.A. in Biology from Indiana University, his M.D. from the University of Kentucky College of Medicine and his M.B.A. from the Wharton School at the University of Pennsylvania.

  Harry T. Rein has served as a director of the Company since September 1995. From 1987 to the present, he has been Managing General Partner of Canaan Partners, a venture capital firm. Mr. Rein received his A.B. from Ogelthorpe College and his M.B.A. from the University of Virginia. Mr. Rein is also a director of Anadigics, Inc. and Perception, Inc.

  Wendell Wierenga, Ph.D. has served as a director of the Company since April 1998. From 1990 to the present, he has been with the Parke-Davis Pharmaceutical Research division of the Warner-Lambert Company, most recently as Senior Vice President of Worldwide Preclinical Research, Development and Technologies. From 1997 to the present he has been Adjunct Professor in the Department of Chemistry at the University of Michigan. Dr. Wierenga received his B.A. in Chemistry from Hope College and his Ph.D. in Chemistry from Stanford University. Dr. Wierenga is also a director of Onyx Pharmaceuticals, Inc.

  Gregory F. Zaic has served as a director of the Company since inception. From May 1993 to September 1993, Mr. Zaic was Chief Executive Officer of the Company and from May 1993 to September 1996, he was Chairman of the Board of Directors of the Company. From 1987 to the present, he has been a general partner of Prince Ventures, L.P., a venture capital firm. Mr. Zaic received his B.S. in Aerospace and Mechanical Engineering from Princeton University and his M.S. in Mechanical Engineering and his M.S. in Management from the Massachusetts Institute of Technology. Mr. Zaic is also a director of Aronex Pharmaceuticals, Inc.

COMMITTEES OF THE BOARD OF DIRECTORS

  The Executive Committee comprises Dr. Fischer, Mr. Conrad and Mr. Rein. The Executive Committee exercises all powers and authority of the Board with certain exceptions as provided under Delaware law.

  The Compensation Committee comprises Mr. Conrad and Dr. Broderson. The Compensation Committee makes recommendations regarding the Company's Amended and Restated 1993 Stock Incentive Plan, the 1998 Director Option Plan and the 1998 Employee Stock Purchase Plan, determines salaries for the executive officers and incentive compensation for employees and consultants of the Company, and reviews certain other compensation matters.

  The Audit Committee comprises Mr. Zaic and Dr. Broderson. The Audit Committee makes recommendations to the Board of Directors regarding the selection of independent auditors, reviews the results and scope of the audit and other services provided by the Company's independent auditors and reviews and evaluates the Company's audit and control functions.

DIRECTOR COMPENSATION

  The Company's Outside Directors (as defined below) currently receive $1,000 per Board meeting attended, $500 per Committee meeting attended and $1,250 per quarter as a retainer. All Directors receive reimbursement for travel expenses from the Company for their service as members of the Board of Directors. Under the 1998 Director Option Plan, each New Outside Director (as defined below) automatically receives an option to purchase 10,000 shares of Common Stock upon the later of (i) the effective date of this offering and (ii) the date such Outside Director joins the Board of Directors. Each Outside Director who has served on the Board of Directors for at least six months shall receive an option to acquire 5,000 shares of Common Stock on (i) the effective date of this offering and (ii) the date of each of the Company's annual meetings of stockholders, provided such Outside Director is re-elected. Each option granted under the 1998 Director Option Plan will become exercisable ratably over a four-year period. The term "Outside Directors" refers to directors who are not employees of the Company, and the term "New Outside Directors" refers to Outside Directors who join the Board after March 31, 1998. See "Certain Transactions" for a description of the Company's Consulting Agreement with Mr. Conrad.

EXECUTIVE COMPENSATION

  Summary Compensation Table. The following table sets forth summary information concerning compensation paid by the Company during the fiscal year ended December 31, 1997, to the Company's Chief Executive Officer and the three other most highly compensated executive officers who earned in excess of $100,000 in salary and bonus during the fiscal year ended December 31, 1997 (the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                           LONG-TERM COMPENSATION
                                    ANNUAL COMPENSATION            AWARDS
                                  ------------------------ ----------------------
                                                                 SECURITIES
NAME AND PRINCIPAL POSITION  YEAR SALARY ($) (1) BONUS ($) UNDERLYING OPTIONS (2)
---------------------------  ---- -------------- --------- ----------------------
Paul H. Fischer, Ph.D......  1997    $205,000     $25,000          38,135
 President, Chief Executive
  Officer and Director
Thomas E. Smart............  1997     132,900      15,000          27,118
 Vice President, Corporate
  Development, Corporate
  Secretary and Treasurer
Grant Yonehiro.............  1997     105,784       7,500          50,846
 Vice President, Product
  Management
Imre Kovesdi, Ph.D.........  1997     159,120         --              --
 Vice President, Discovery
  Research

--------
(1) In accordance with the rules of the Securities and Exchange Commission (the "Commission"), the compensation described in this table does not include medical, group life insurance or other benefits received by the Named Executive Officers that are available generally to all salaried employees of the Company, and certain perquisites and other personal benefits received by the Named Executive Officers that do not exceed the lesser of $50,000 or 10% of any such officer's salary and bonus disclosed in this table.
(2) Issued pursuant to the Amended and Restated 1993 Stock Incentive Plan.

STOCK OPTION GRANTS

                       OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth certain information regarding stock options granted during the fiscal year ended December 31, 1997, to each of the Named Executive Officers:

                                                                                POTENTIAL REALIZABLE
                                           INDIVIDUAL GRANTS                      VALUE AT ASSUMED
                          -----------------------------------------------------   ANNUAL RATES OF
                           NUMBER OF       PERCENT OF                                  STOCK
                          SECURITIES     TOTAL OPTIONS                           PRICE APPRECIATION
                          UNDERLYING       GRANTED TO      EXERCISE             FOR OPTION TERM (3)
                            OPTIONS       EMPLOYEES IN      PRICE    EXPIRATION --------------------
          NAME            GRANTED (#)  FISCAL 1997 (%)(1) ($/SH) (2)    DATE     5% ($)    10% ($)
          ----            -----------  ------------------ ---------- ---------- --------- ----------
Paul H. Fischer, Ph.D...    38,135(4)          24%          $4.13    09/17/2007 $  99,049 $  251,010
Thomas E. Smart.........    27,118(5)          17            4.13    09/17/2007    70,434    178,494
Grant Yonehiro..........    23,728(6)          15            3.54    06/30/2007    52,825    133,869
                            27,118(7)          17            4.13    10/20/2007    70,434    178,494
Imre Kovesdi, Ph.D......       --             --              --            --        --         --

--------
(1) Based on options to purchase 158,476 shares granted to employees in fiscal 1997, including the Named Executive Officers. The options were granted under the Company's Amended and Restated 1993 Stock Incentive Plan.
(2) Represents the fair market value of the underlying Common Stock as determined by the Board of Directors on the date of grant.
(3) The potential realizable value is calculated based on the term of the option at its time of grant (ten years) and the per-share market price at the time of the grant. It is calculated assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These amounts represent certain assumed rates of appreciation only, in accordance with the rules of the Commission, and do not reflect the Company's estimate or projection of future stock price performance. Actual gains, if any, are dependent on the actual future performance of the Company's Common Stock.
(4) Of the 38,135 shares granted, 6/48ths of the shares are exercisable on March 17, 1998 and 1/48th of the shares are exercisable each month thereafter.
(5) Of the 27,118 shares granted, 6/48ths of the shares are exercisable on March 17, 1998 and 1/48th of the shares are exercisable each month thereafter.
(6) Of the 23,728 shares granted, 6/48ths of the shares are exercisable on November 17, 1997 and 1/48th of the shares are exercisable each month thereafter.
(7) Of the 27,118 shares granted, 6/48ths of the shares are exercisable on April 1, 1998 and 1/48th of the shares are exercisable each month thereafter.

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END VALUES

  The following table sets forth, with respect to each of the Named Executive Officers, information regarding the number and value of securities underlying unexercised options held by the named Executive Officers as of December 31, 1997:

                                                      NUMBER OF SECURITIES
                                                           UNDERLYING           VALUE OF UNEXERCISED
                                                     UNEXERCISED OPTIONS AT    IN-THE-MONEY OPTIONS AT
                             SHARES                    FISCAL YEAR-END(#)      FISCAL YEAR-END ($)(1)
                          ACQUIRED ON     VALUE     ------------------------- -------------------------
      NAME                EXERCISE (#) REALIZED ($) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
      ----                ------------ ------------ ----------- ------------- ----------- -------------
Paul H. Fischer, Ph.D...      --           --         98,248       143,269    $1,077,262   $1,393,456
Thomas E. Smart.........      --           --         15,025        61,238       160,500      583,666
Grant Yonehiro..........      --           --          3,460        50,775        29,272      423,555
Imre Kovesdi, Ph.D......      --           --         30,964        26,039       353,300      297,104

--------
(1) Based on the assumed initial public offering price of $12.00 per share, less the exercise price.

EMPLOYMENT AGREEMENTS

  On March 9, 1995, Paul H. Fischer, the President, Chief Executive Officer and a director and stockholder of the Company, entered into an employment agreement with the Company. Dr. Fischer is entitled to a salary of at least $170,000 per year pursuant to the employment agreement. Dr. Fischer's salary for the fiscal year ended December 31, 1997 was $205,000. Should Dr. Fischer's employment be terminated for any reason other than for cause, his salary will continue to be paid for nine months from the effective date of such termination. These salary payments will cease if Dr. Fischer becomes permanently employed at the same or a greater salary during the nine-month period.

  On March 9, 1995, Thomas E. Smart, the Vice President of Corporate Development, entered into an employment agreement with the Company. Mr. Smart is entitled to a salary of at least $110,000 per year pursuant to the employment agreement. Mr. Smart's salary for the fiscal year ended December 31, 1997 was $132,900. The employment agreement provided for the payment of bonuses in cash and in options to purchase shares of the Company's Common Stock upon the consummation of certain corporate collaborations. Should Mr. Smart's employment be terminated for any reason other than for cause, his salary will continue to be paid for six months from the effective date of such termination. These salary payments will cease if Mr. Smart becomes permanently employed at the same or greater salary during the six-month period. Mr. Smart's unvested options to purchase the Company's Common Stock will fully vest on the date of approval of a liquidation or change of control of the Company. Mr. Smart has received all options and bonuses granted under his employment agreement, and no further options or bonuses are due under his employment agreement.

  On June 6, 1993, Imre Kovesdi, the Vice President of Discovery Research, entered into an employment agreement with the Company. Dr. Kovesdi is entitled to a salary of at least $100,000 per year pursuant to the employment agreement. Dr. Kovesdi's salary for the fiscal year ended December 31, 1997 was $159,120. Should Dr. Kovesdi's employment be terminated for any reason other than for cause, his salary will continue to be paid for one year from the effective date of such termination. These salary payments will cease if Dr. Kovesdi becomes permanently employed at the same or greater salary during the one-year period.

EQUITY INCENTIVE PLANS

 Amended and Restated 1993 Stock Incentive Plan

  The Company adopted its 1993 Stock Incentive Plan (the "Stock Plan") in October 1993, and amended and restated the Stock Plan in October 1997 and April 1998. An aggregate of 1,846,218 shares of the Common Stock has been reserved for issuance, which number will be increased each year on the date of the annual stockholder meeting, by a number of shares equal to (i) the number of shares needed to restore the maximum aggregate number of shares reserved for issuance under the Stock Plan to 1,846,218 or (ii) a lesser amount determined by the Board of Directors. The purposes of the Stock Plan are to attract and retain the best available personnel to serve the Company and to provide additional incentive to the Company's key personnel. The Stock Plan will continue in effect for a term of ten years, unless it is sooner terminated by the Board.

  The Stock Plan permits the grant of options intended to qualify as incentive stock options ("ISOs") under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), to employees (including officers and employee directors), options that do not so qualify ("NSOs," and together with ISOs, the "Options") to employees (including officers and employee directors) and consultants (including non-employee directors) and awards of restricted stock.

  The Stock Plan is administered by the Board or a committee appointed by the Board. Subject to limitations set forth in the Stock Plan, the Board has authority to select the persons to whom Options will be granted, the number of shares to be converted by each Option, when Options will be granted, and other terms of Options granted. Options currently granted under the Stock Plan generally become exercisable at the rate of 12.5% of the shares six months from the vesting commencement date and approximately 1/48th of the shares monthly thereafter, such that the Option is fully exercisable four years from the vesting commencement date.

  The maximum term for ISOs granted under the Stock Plan is ten years, except that if, at the time of the grant, the optionee possesses more than ten percent of the combined voting power of the Company or of an affiliate (as defined in the Code) of the Company the maximum term of the ISO is five years. The exercise price of ISOs must be at least 100% of the fair market value of the shares subject to the Option on the date of the grant; provided, however, that if an ISO is granted to a ten percent stockholder, then the exercise price must be at least 110% of the fair market value of the stock subject to the Option on the date of the grant. Options granted under the Stock Plan generally are non-transferrable and expire three months after the termination of an optionee's service to the Company.

  In addition, in the event of a Change of Control (as defined below), Options held by employees, advisors or consultants of the Company or members of the Board of Directors at the time of a Change of Control become immediately exercisable in full and the restrictions applicable to restricted stock of employees, advisors or consultants of the Company or members of the Board of Directors at the time of a change of control lapse immediately. Upon a Change of Control, the Board of Directors may take whatever action it deems desirable with respect to outstanding Options, including accelerating the expiration or termination date no earlier than 30 days after notice of such acceleration is given to the optionees. A "Change of Control" is deemed to have occurred upon the earliest to occur of the following events: (i) the date the stockholders of the Company (or the Board of Directors, if stockholder action is not required) approve a plan or other arrangement pursuant to which the Company will be dissolved or liquidated; (ii) the date the stockholders of the Company (or the Board of Directors, if stockholder action is not required) approve a definitive agreement to sell or otherwise dispose of substantially all of the assets of the Company; (iii) the date the stockholders of the Company (or the Board of Directors, if stockholder action is not required) and the stockholders of the other constituent corporation (or its board of directors if stockholder action is not required) have approved a definitive agreement to merge or consolidate the Company with or into such other corporation, other than, in either case, a merger or consolidation of the Company in which holders of shares of the Company's Common Stock immediately prior to the merger or consolidation will have at least a majority of the ownership of common stock of the surviving corporation (and, if one class of common stock is not the only class of voting securities entitled to vote on the election of directors of the surviving corporation, a majority of the voting power of the surviving corporation's voting securities) immediately after the merger or consolidation, which common stock (and, if applicable, voting securities) is to be held in the same proportion as such holders' ownership of Common Stock of the Company immediately before the merger or consolidation; (iv) the date any entity, person or group, within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended, other than the Company or any of its subsidiaries or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries, or any person who does not conduct any active trade or business shall have become the beneficial owner of, or shall have obtained voting control over, more than fifty percent (50%) of the outstanding shares of the Company's Common Stock; or (v) the date that fewer than a majority of the Board of Directors are Incumbent Directors (as defined below). "Incumbent Directors" means directors who either (x) are directors of the Company as of the effective date of the Stock Plan or (y) are elected, or nominated for election to the Board of Directors with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transaction described in subsection
(i) to (iv) or in connection with an actual or threatened proxy contest relating to the election of directors of the Company.

  1998 Employee Stock Purchase Plan

  In April 1998, the Company adopted the 1998 Employee Stock Purchase Plan (the "Purchase Plan") covering an aggregate of 350,000 shares of Common Stock. The number of shares reserved will be increased automatically each year on the date of the Company's annual stockholder meeting by an amount equal to (i) the number of shares needed to restore the maximum number of shares reserved for issuance under the Purchase Plan to 350,000 shares or (ii) a lesser amount determined by the Board of Directors. The Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code. Under the Purchase Plan, the Board may authorize participation by eligible employees, including officers, in periodic offerings following the commencement of the Purchase Plan. The initial offering under the Purchase Plan will commence on the date of this Prospectus and terminate on April 30, 2000.

  Unless otherwise determined by the Board, employees are eligible to participate in the Purchase Plan only if they are employed by the Company or a subsidiary of the Company designated by the Board for at least 20 hours per week and are customarily employed by the Company or a subsidiary of the Company designated by the Board for at least five months per calendar year. Employees who participate in a offering may have up to ten percent of their earnings withheld pursuant to the Purchase Plan. The amount withheld is then used to purchase shares of the Common Stock on specified dates determined by Board. The price of Common Stock purchased under the Purchase Plan will be equal to 85% of the lower of the fair market value of the Common Stock at the commencement date of each offering or the relevant purchase date. Employees may end their participation in this offering at any time during this offering, and participation ends automatically on termination of employment with the Company.

  In the event of a merger, reorganization, consolidation or liquidation involving the Company, the Board has the discretion to provide that each right to purchase Common Stock will be assumed or an equivalent right substituted by the successor corporation or the Board may shorten this offering, and provide for all sums collected by payroll deductions to be applied to purchase stock immediately prior to such merger or other transaction. The Board has the authority to amend or terminate the Purchase Plan, provided, however, that no such action may adversely affect any outstanding rights to purchase Common Stock.

  1998 Director Option Plan

  In April 1998, the Company adopted the 1998 Director Option Plan (the "Director Plan") to provide for the automatic grant of options to purchase shares of Common Stock to non-employee directors of the Company.

  The maximum number of shares of Common Stock that may be issued pursuant to options granted under the Director Plan is 130,000. Each New Outside Director is automatically granted on the later of (i) the effective date of this offering and (ii) the date such Outside Director joins the Board of Directors an option to purchase 10,000 shares of Common Stock. In addition, each Outside Director who has served on the Board of Directors for at least six months shall receive an option to purchase 5,000 shares of Common Stock on (i) the effective date of this offering and (ii) the date of each of the Company's annual meetings of stockholders, provided such Outside Director is re-elected as a director at such meeting. Each option granted under the Director Plan has a term of ten years. The options vest over a four-year period, with an exercise price per share equal to 100% of the fair market value per share on the date of the grant. Options granted under the Director Plan are generally non-transferrable. Unless otherwise terminated by the Board of Directors, the Director Plan terminates automatically in April 2008. On the effective date of this offering, options to purchase an aggregate of 30,000 shares of Common Stock will be granted under the Director Plan, with an exercise price equal to the initial public offering price per share. Upon a Change of Control (as defined in the Stock Plan), options held by directors shall become immediately exercisable in full.

401(K) PLAN

  The Company has established a tax-qualified employee savings and retirement plan. Employees must be 21 years old to participate and are eligible on the first day of the quarter following six months as an employee of the Company. All amounts contributed by employee participants and earnings on these contributions are fully vested at all times. Employee participants may elect to invest their contributions in various established funds.

LIMITATIONS OF DIRECTORS' AND EXECUTIVE OFFICERS' LIABILITY AND
INDEMNIFICATION

  The Company's Restated Certificate provides that directors of the Company will not be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a Director, except to the extent that such exemption from liability or limitation thereof is not permitted by the Delaware General Corporation Law as currently in effect or as the same as subsequently amended. Such limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

  The Company's Amended and Restated Bylaws empower the Company to indemnify its directors, officers, employees and agents to the fullest extent permitted by law. Pursuant to this provision, the Company has entered into indemnification agreements with each of its Directors and Executive Officers.

                             CERTAIN TRANSACTIONS

CERTAIN TRANSACTIONS

  In September 1995, the Company entered a Second Class C Preferred Stock Purchase Agreement with Canaan S.B.I.C., L.P., Canaan Capital Limited Partnership, Canaan Capital Offshore L.P., C.V. (collectively, the "Canaan Entities") and The CIT Group/Venture Capital, Inc. ("The CIT Group"), among others, pursuant to which the Canaan Entities purchased 305,084 shares of Class C Preferred Stock for $1.8 million, and The CIT Group purchased 338,983 shares of Class C Preferred Stock for $2.0 million. Harry T. Rein, a director of the Company, is a general partner of each of the Canaan Entities. Bruce Schackman, a former director of the Company, is a Managing Director of the CIT Group.

  Each series of the Company's Preferred Stock has certain conversion rights and protection against certain dilutive issuances of securities by the Company. Each holder of Preferred Stock is entitled to one vote for each share held. Holders of Preferred Stock are also entitled to certain preferences over holders of Common Stock with respect to dividends and in certain liquidation events. Certain holders of Common Stock and Preferred Stock are entitled to certain registration rights with respect to such Common Stock and shares of Common Stock issued upon the conversion thereof. See "Description of Capital Stock--Registration Rights."

  In July 1997, the Company and Warner-Lambert entered a Stock Purchase Agreement pursuant to which Warner-Lambert is obligated to purchase up to an aggregate of $25.0 million of the Company's securities. Concurrently, the Company and Warner-Lambert entered a Research, Development and Collaboration Agreement. Wendell Wierenga, a director of the Company, is the Senior Vice President of Worldwide Preclinical Research, Development and Technologies for the Parke-Davis Pharmaceuticals Research division of Warner-Lambert. See "Business--Strategic Alliances--Corporate Collaborations--Warner-Lambert
Company."

  The Company has entered employment agreements with certain of its executive officers. See "Management--Employment Agreements" for a description of the employment agreements with Dr. Fischer, Mr. Smart and Dr. Kovesdi.

  The Company entered a consulting agreement with Mr. Conrad, Chairman of the Company's Board of Directors, on April 28, 1998. Pursuant to the agreement, Mr. Conrad will be available to the Company for a minimum of five and up to ten business days per month, and in exchange will receive $1,500 per day. The agreement has a one-year term, and is renewable.

  The Company has granted options to certain of its directors and executive officers. The Company has also entered into an indemnification agreement with each of its directors and executive officers.

  The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions between the Company and its officers, directors, principal stockholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the disinterested directors and will continue to be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth information known to the Company with respect to the beneficial ownership of its Common Stock as of March 31, 1998, and as adjusted to reflect the sale of Common Stock offered by the Company hereby for
(i) each person who is known by the Company to own beneficially more than five percent of the Common Stock; (ii) each of the Company's directors; (iii) each Named Executive Officer and (iv) all directors and executive officers as a group.

                                                PERCENTAGE OF SHARES
                                                BENEFICIALLY OWNED(2)
                                      SHARES    ------------------------
                                   BENEFICIALLY   BEFORE        AFTER
       NAME AND ADDRESS (1)          OWNED(2)    OFFERING      OFFERING
       --------------------        ------------ ----------    ----------
Hillman Medical Ventures
 Partnerships (3).................  1,101,693         15.68%        11.18%
 c/o Rock Hill Ventures, Inc.
 One Tower Bridge, Suite 1350
 100 Front Street
 West Conshohocken, PA 19428
 Attention: Hal S. Broderson, M.D.
Biotech Growth SA.................    847,457         12.06          8.60
 Bellevue Asset Management, AG
 Grasenweg 4
 Zug/Postach, Zug-6301
 Switzerland
 Attention: Andreas Bremer, Ph.D.
Genentech, Inc....................    734,576         10.46          7.45
 One DNA Way
 South San Francisco, CA 94080
Prince Venture Partners, III,
 L.P..............................    550,846          7.84          5.59
 25 Ford Road
 Westport, CT 06880
 Attention: Gregory Zaic
Sierra Ventures, III, L.P. (4)....    550,846          7.84          5.59
 3000 Sand Hill Road
 Building 4, Suite 210
 Menlo Park, CA 94025
 Attention: Petri Vainio, M.D.,
  Ph.D.
Warner-Lambert Company............    349,853          4.98          6.93 (5)
 201 Tabor Road
 Morris Plains, NJ 07950
Herbert J. Conrad (6).............     33,929             *             *
Ronald J. Brenner, Ph.D. (7)......  1,101,693         15.68         11.18
Hal S. Broderson, M.D. (7)........  1,101,693         15.68         11.18
Thomas S. Porter (8)..............    286,397          4.08          2.91
Harry T. Rein (9).................    305,084          4.34          3.09
Gregory F. Zaic (10)..............    550,846          7.84          5.59
Paul H. Fischer, Ph.D. (11).......    137,176          1.92          1.37
Thomas E. Smart (12)..............     65,448             *             *
Imre Kovesdi, Ph.D. (13)..........     60,872             *             *
Grant Yonehiro (14)...............     16,665             *             *
All directors and executive
 officers as a group (11 persons)
 (15).............................  2,558,110         35.30%        25.38%

--------
  * Represents beneficial ownership of less than one percent.
 (1) Unless otherwise indicated, the address of each of the named individuals is: c/o GenVec, Inc., 12111 Parklawn Drive, Rockville, Maryland 20852.
 (2) Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Percentage of beneficial ownership is based on 7,024,451 shares of Common Stock outstanding as of March 31, 1998, and 9,857,784 shares of Common Stock after completion of this offering including 333,333 shares to issued to Warner-Lambert upon closing of this offering. Amounts shown in the above table and the following notes include shares issuable within the 60-day period following March 31, 1998, pursuant to the exercise of options.
 (3) Includes 84,745 shares owned by Hillman Medical Ventures 1992 L.P., 508,474 shares owned by Hillman Medical Ventures 1993 L.P., and 508,474 shares owned by Hillman Medical Ventures 1994 L.P. The general partners of the Hillman Medical Ventures partnerships are Cashon Biomedical Associates L.P. ("Cashon") and Hillman/Dover Limited Partnership ('"Hillman/Dover"). The general partners of Cashon are Hal S. Broderson, Ronald J. Brenner and Charles G. Hadley (the "Cashon General Partners"). The general partner of Hillman/Dover is a wholly-owned subsidiary of The Hillman Company, a firm engaged in diversified investments and operations. The Hillman Company is controlled by Henry L. Hillman, Elsie Hilliard Hillman and C.G. Grefenstette, Trustees (the "Trustees") of the Henry L. Hillman Trust. The Cashon General Partners and the Trustees may be deemed to be the beneficial owners of the 1,101,693 shares owned by the Hillman Medical Ventures partnerships.
 (4) Includes 21,207 shares held by Sierra Ventures International IV, L.P. and 529,639 shares held by Sierra Ventures IV, L.P.
 (5) Adjusted to reflect the sale of 333,333 additional shares to Warner-Lambert concurrently with the closing of this offering.
 (6) Includes 28,528 shares subject to options exercisable within the 60-day period following March 31, 1998.
 (7) Includes 84,745 shares owned by Hillman Medical Ventures 1992 L.P., 508,474 shares owned by Hillman Medical Ventures 1993 L.P. and 508,474 shares owned by Hillman Medical Ventures 1994 L.P. The general partners of the Hillman Medical Ventures partnerships are Cashon Biomedical Associates L.P. ("Cashon") and Hillman/Dover Limited Partnership ("Hillman/Dover"). The general partners of Cashon are Hal S. Broderson, Ronald J. Brenner and Charles G. Hadley (the "Cashon General Partners"). The general partner of Hillman/Dover is a wholly-owned subsidiary of The Hillman Company, a firm engaged in diversified investments and operations. The Hillman Company is controlled by Henry L. Hillman, Elsie Hillard Hillman and C.G. Grefenstette, Trustees (the "Trustees") of the Henry L. Hillman Trust. The Cashon General Partners and the Trustees may be deemed to be the beneficial owners of the 1,101,693 shares owned by the Hillman Medical Ventures partnerships.
 (8) Includes 286,397 shares held by Enterprise Development Fund, L.P., as to which Mr. Porter disclaims beneficial ownership.
 (9) Includes 16,322 shares held by Canaan Capital, L.P., 136,220 shares held by Canaan Capital Offshore L.P., C.V. and 152,542 shares held by Canaan S.B.I.C., L.P., as to which Mr. Rein disclaims beneficial ownership.
(10) Includes 550,846 shares held by Prince Venture Partners III, L.P., as to which Mr. Zaic disclaims beneficial ownership.
(11) Includes 124,465 shares subject to options exercisable within the 60-day period following March 31, 1998.
(12) Includes 23,076 shares subject to options exercisable within the 60-day period following March 31, 1998, and 4,837 shares subject to repurchase by the Company within such period.
(13) Includes 37,373 shares subject to options exercisable within the 60-day period following March 31, 1998.
(14) Includes 9,886 shares subject to options exercisable within the 60-day period following March 31, 1998, and 1,271 shares subject to repurchase by the Company within such period.
(15) Includes 223,328 shares subject to options exercisable within the 60-day period following March 31, 1998, and 6,108 shares subject to repurchase by the Company within such period.

                         DESCRIPTION OF CAPITAL STOCK

  The authorized capital stock of the Company will consist of 50,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock after giving effect to the Reverse Split, the conversion of all outstanding shares of Preferred Stock into Common Stock and the restatement of the Company's Certificate of Incorporation upon the closing of this offering.

  The following summary of certain provisions of the Common Stock and Preferred Stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Restated Certificate which is included as an exhibit to the Registration Statement of which this Prospectus is a part, and by the provisions of applicable law.

COMMON STOCK

  As of March 31, 1998, there were 7,024,451 shares of Common Stock outstanding which were held of record by 82 stockholders, on a pro forma basis to reflect the Reverse Split and the conversion of all outstanding shares of Preferred Stock which will occur upon the closing of this offering.

  The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available for that purpose. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of Preferred Stock, if any, then outstanding. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable, and the shares of Common Stock to be issued upon the closing of this offering will be fully paid and non-assessable.

PREFERRED STOCK

  Effective upon the closing of this offering, the Company will be authorized to issue 5,000,000 shares of undesignated Preferred Stock, none of which will be outstanding upon the closing of this offering. The Board of Directors will have the authority, without further action by the stockholders, to issue the undesignated Preferred Stock in one or more series, to fix the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued shares of undesignated Preferred Stock and to fix the number of shares constituting any series and the designation of such series.

  The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders, may discourage bids for the Company's Common Stock at a premium over the market price of the Common Stock and may adversely affect the market price of and the voting and other rights of the holders of Common Stock. At present, the Company has no plans to issue any of the Preferred Stock.

WARRANTS

  As of March 31, 1998, the Company had outstanding (i) a warrant to purchase 211,864 shares of Common Stock at $13.28 per share expiring in May 2001, or, if the Company has not effected an initial public offering by May 31, 1998, upon the fifth anniversary of the initial public offering, but not later than May 31, 2006; (ii) a warrant to purchase 67,796 shares of Common Stock at $14.75 per share expiring in May 2001, or, if the Company has not effected an initial public offering by June 30, 1998, on the third anniversary of the initial public offering but not later than June 30, 2006; (iii) a warrant to purchase 16,949 shares of Common Stock at $5.90 per share expiring in September 2006 and (iv) warrants to purchase 23,807 shares of Common Stock at $5.90 per share expiring upon the later of October 17, 2005 and five years from the effective date of the

Company's initial public offering. The shares underlying certain of these warrants are entitled to registration rights.

REGISTRATION RIGHTS

  The holders of 6,375,891 shares of Common Stock and warrants to purchase 211,864 shares of Common Stock (the "Registrable Securities") or certain of their transferees are entitled to certain rights with respect to the registration of the Registrable Securities under the Securities Act. These rights are provided under the terms of an agreement between the Company and the holders of Registrable Securities. Subject to certain limitations in the agreement, the holders of the Registrable Securities may require, on three occasions beginning 180 days following the date of this Prospectus, that the Company use its best efforts to register the Registrable Securities for public resale. If the Company registers any of its Common Stock either for its own account or for the account of other security holders, the holders of Registrable Securities and holders of an additional 505,809 shares of the Common Stock are entitled to include their shares of Common Stock in the registration, subject to the ability of the underwriters to limit the number of shares included in the offering. Certain holders of Registrable Securities may also require the Company to register all or a portion of their Registrable Securities on Form S-3 when use of such form becomes available to the Company.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER PROVISIONS

  The Company is governed by the provisions of Section 203 of the Delaware Law. In general, Section 203 prohibits a public Delaware corporation from engaging in "business combinations" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales or other transactions resulting in a financial benefit to a stockholder, and an "interested stockholder" is a person who, together with affiliates and associates owns (or within three years, did own) 15% or more of the corporation's voting stock. The existence of this provision would be expected to have anti-takeover effects with respect to transactions not approved in advance by the Board of Directors, such as discouraging takeover attempts that might result in a premium over the market price of the Common Stock.

  Certain provisions of the Company's Restated Certificate and Amended and Restated Bylaws may have the effect of preventing, discouraging or delaying a change in the control of the Company and may maintain the incumbency of the Board of Directors and management. The authorization of undesignated Preferred Stock makes it possible for the Board of Directors to issue Preferred Stock with voting or other rights or preferences that could impede the success of any attempt to change control of the Company. In addition, the Company's Amended and Restated Bylaws limit the ability of stockholders of the Company to raise matters at a meeting of stockholders without giving advance notice.

  The Restated Certificate provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. The Amended and Restated Bylaws provide that, except as otherwise required by law, special meetings of the stockholders can only be called by the Board of Directors, by the President of the Company, or by stockholders holding a majority of the shares outstanding and entitled to vote.

  The Amended and Restated Bylaws establish an advance notice procedure for stockholder proposal to be brought before an annual meeting of stockholders of the Company, including proposed nominations of persons for election to the Board of Directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board of Directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to the Company's Secretary timely written notice, in proper form, of the stockholder's intention to bring that business before the meeting. Although the Amended and Restated Bylaws do not give the Board of Directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the Amended and Restated Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or defer a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Common Stock is Chase Mellon Shareholder Services, L.L.C.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to this offering, there has been no public market for the Common Stock of the Company. Future sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices. Furthermore, since only a limited number of shares will be available for sale shortly after the offering because of certain contractual and legal restrictions on resale described below, sales of substantial amounts of Common Stock of the Company in the public market after restrictions lapse could adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future.

  Upon completion of the offering, the Company will have 9,857,784 shares of Common Stock outstanding, assuming no exercise of currently outstanding options. Of these shares, the 2,500,000 shares sold in this offering (plus any additional shares sold upon exercise of the Underwriters' over-allotment option) will be freely transferable without restriction under the Securities Act, unless they are held by "affiliates" of the Company as that term is used under the Securities Act and the regulations promulgated thereunder ("Affiliates"). The remaining 7,357,784 shares of Common Stock held by existing stockholders are "restricted securities" as that term is defined in Rule 144 of the Securities Act (the "Restricted Shares"). Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act. As a result of contractual restrictions and the provisions of Rules 144 and 701, additional shares will be available for sale in the public market as follows: (i) 49,748 Restricted Shares will be eligible for immediate sale on the date of this Prospectus; (ii) 76,658 Restricted Shares will be eligible for sale 90 days after the date of this Prospectus and (iii) 7,231,378 Restricted Shares will be eligible for sale 180 days from the date of this Prospectus upon expiration of their respective holding periods under Rule 144. In addition, 10,751 shares will be eligible for immediate sale on the date of this Prospectus upon exercise of vested stock options, and 765,639 shares will be issuable upon exercise of vested stock options 180 days after the effective date of this offering upon the expiration of lock-up agreements.

  The holders of 6,375,891 shares of Common Stock and the holders of warrants to purchase 211,864 shares of Common Stock have the right in certain circumstances to require the Company to register their shares under the Securities Act for resale to the public beginning 180 days from the date of this Prospectus. If such holders, by exercising their demand registration rights, cause a large number of shares to be registered and sold in the public market, such sales could have an adverse effect on the market price for the Company's Common Stock. If the Company were required to include in a Company-initiated registration shares held by such holders and holders of an additional 505,809 shares of Common Stock pursuant to the exercise of their piggyback registration rights, such sales may have an adverse affect on the Company's ability to raise new capital.

  In addition, the Company expects to file a registration statement on Form S-8 registering a total of 2,326,218 shares of Common Stock subject to outstanding stock options or reserved for issuance under the Company's equity incentive plans. The Form S-8 registration statement is expected to be filed and to become effective 180 days following the effective date of this offering. Shares registered under such registration statement will be available for sale in the open market, subject to Rule 144 value limitations applicable to Affiliates, unless such shares are subject to vesting restrictions with the Company.

  In general, under Rule 144 as currently in effect, beginning 90 days after the effective date of the offering, an Affiliate of the Company or person (or persons whose shares are aggregated) who has beneficially owned restricted shares (as defined under Rule 144) for at least one year is entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) one percent of the then outstanding shares of the Company's Common Stock or (ii) the average weekly trading volume of the Company's Common Stock in the Nasdaq National Market during the four calendar weeks immediately preceding the date on which the notice of the sale is filed with the Commission. Sales pursuant to Rule 144 are subject to certain requirements relating to the manner of sale, notice, and availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not an Affiliate of the Company at any time during the 90 days immediately preceding the sale, and who has beneficially owned restricted shares for at least two years is entitled to sell such shares under Rule 144(k) without regard to the limitations described above.

  An employee, officer or director of the Company or a consultant to the Company who purchased or was awarded shares or options to purchase shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701 of the Securities Act, which permit Affiliates and non-Affiliates to sell their Rule 701 shares without having to comply with holding period restrictions of Rule 144, in each case commencing 90 days after the date of this Prospectus. In addition, non-Affiliates may sell Rule 701 shares without complying with the public information, volume and notice provisions of Rule 144.

                                 UNDERWRITING

  The Underwriters named below, acting through their representatives, BancAmerica Robertson Stephens, J.P. Morgan Securities Inc. and Donaldson, Lufkin & Jenrette Securities Corporation (the "Representatives"), have severally agreed, subject to the terms and conditions of the Underwriting Agreement, to purchase from the Company the number of shares of Common Stock set forth opposite their respective names below. The Underwriters are committed to purchase and pay for all such shares, if any are purchased.

       UNDERWRITER                                             NUMBER OF SHARES
       -----------                                             ----------------
BancAmerica Robertson Stephens................................
J.P. Morgan Securities Inc....................................
Donaldson, Lufkin & Jenrette Securities Corporation...........
                                                                  ---------
  Total.......................................................    2,500,000
                                                                  =========

  The Company has been advised by the Representatives that the Underwriters propose to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus and to
certain dealers at such price, less a concession of not more than $    per
share, of which $ per share may be reallowed to other dealers. After the initial public offering, the public offering price, concession and reallowances to dealers may be reduced by the Representatives.

  The Company has granted to the Underwriters an option, exercisable during the 30-day period after the date of this Prospectus, to purchase up to an additional 375,000 shares of Common Stock at the same price per share as the Company will receive for the 2,500,000 shares that the Underwriters have agreed to purchase. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage of such additional shares that the number of shares of Common Stock to be purchased by it shown in the above table represents as a percentage of 2,500,000 shares offered hereby. If purchased, such additional shares will be sold by the Underwriters on the same terms as those on which the 2,500,000 shares are being sold. The Company will be obligated, pursuant to such option, to sell shares to the Underwriters to the extent such option is exercised. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of shares of Common Stock offered hereby.

  The Underwriting Agreement contains covenants of indemnity between the Underwriters and the Company against certain civil liabilities, including liabilities under the Securities Act and liability arising from breaches of representations and warranties contained in the Underwriting Agreement.

  Each officer and director of the Company and certain stockholders, together holding approximately 98.3% of the shares of Common Stock outstanding immediately prior to the closing of the offering, have agreed with the Representatives that, until 180 days from the date of this Prospectus, subject to certain limited exceptions, they will not, directly or indirectly, sell, offer, contract to sell, pledge, grant any option to purchase or otherwise dispose of any shares of Common Stock (or any securities convertible into, or exchangeable for, or any rights to purchase or acquire, shares of Common Stock), held by such holders, acquired by such holder after the date hereof or which may be deemed to be beneficially owned by such holder, without the prior written consent of BancAmerica Robertson Stephens. Approximately 7,231,378 of such shares will be eligible for immediate public sale following expiration of the lock-up period and their respective holding periods under Rule 144. BancAmerica Robertson Stephens may, in its sole discretion without notice, release all or any portion of the securities subject to the lock-up agreements. In addition, the Company has agreed that, until 180 days from the date of this Prospectus, the Company will not, without the prior written consent of

BancAmerica Robertson Stephens, subject to certain limited exceptions, sell or otherwise dispose of, any shares of Common Stock, any options or warrants to purchase any shares of Common Stock (or any securities convertible into, exercisable for or exchangeable for shares of Common Stock) other than the Company's sale of shares in this offering, the issuance of Common Stock upon the exercise of outstanding options, or the Company's grant of options and issuance of stock under existing stock option or stock purchase plans, or the shares to be sold to Warner-Lambert concurrent with this offering or otherwise pursuant to the Company's existing agreement with Warner-Lambert. See "Shares Eligible for Future Sale."

  The Representatives have advised the Company that the Underwriters do not intend to confirm sales to accounts over which they exercise discretionary authority.

  The Representatives have advised the Company that, pursuant to Regulation M under the Securities Act, certain persons participating in this offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, which may have the effect of stabilizing or maintaining the market price of the Common Stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of the Common Stock on behalf of the Underwriters for the purpose of fixing or maintaining the price of the Common Stock. A "syndicate covering transaction" is the bid for or the purchase of the Common Stock on behalf of the Underwriters to reduce a short position incurred by the Underwriters in connection with this offering. A "penalty bid" is an arrangement permitting the Representatives to reclaim the selling concession otherwise accruing to an Underwriter or syndicate member in connection with this offering if the Common Stock originally sold by such Underwriter or syndicate member is purchased by the Representatives in a syndicate covering transaction and has therefore not been effectively placed by such Underwriter or syndicate member. The Representatives have advised the Company that such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

  Prior to this offering, there has been no public market for the Common Stock of the Company. Consequently, the initial public offering price for the Common Stock will be determined through negotiations between the Company and the Representatives. The material factors to be considered in such negotiations are prevailing market conditions, certain financial information of the Company in recent periods, market valuations of other companies that the Company and the Representatives believe to be comparable to the Company, estimates of the business potential of the Company, the present state of the Company's development, the Company's management and other factors deemed relevant. The estimated initial public offering price range set forth on the cover of this preliminary prospectus is subject to change as a result of market conditions and other factors. There can be no assurance that an active or orderly trading market will develop for the Common Stock or that the Common Stock will trade in the public market subsequent to this offering at or above the initial trading price. See "Risk Factors--No Prior Public Market for the Common Stock; Potential Volatility of Stock Price" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                 LEGAL MATTERS

  The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Certain legal matters will be passed upon for the Underwriters by Testa, Hurwitz & Thibeault, LLP, Boston,
Massachusetts.

                                    EXPERTS

  The financial statements of the Company as of December 31, 1996 and 1997, and for each of the years in the three-year period ended December 31, 1997, have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.

  Certain statements included in this Prospectus under the captions "Risk Factors--Intellectual Property", "Business--GenVec Strategy", and "Business-- Intellectual Property" have been reviewed and approved by Leydig, Voit & Mayer, Ltd., patent counsel for the Company, as experts on such matters.

                            ADDITIONAL INFORMATION

  The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act with respect to the shares of Common Stock offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus, which is a part of the Registration Statement, omits certain information, exhibits, schedules and undertakings set forth in the Registration Statement. For further information pertaining to the Company and the Common Stock offered hereby, reference is made to such Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents or provisions of any contract or other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of all or any part of the Registration Statement may be obtained from such offices upon the payment of the fees prescribed by the Commission. In addition, registration statements and certain other filings made with the Commission through its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system are publicly available through the Commission's web site on the Internet's World Wide Web, located at http://www.sec.gov. The Registration Statement, including all exhibits thereto and amendments thereof, has been filed with the Commission through EDGAR.

                                  GENVEC, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
Report of KPMG Peat Marwick LLP, Independent Auditors.....................  F-2
Balance Sheets at December 31, 1996 and 1997 and March 31, 1998
 (unaudited)..............................................................  F-3
Statements of Operations for the years ended December 31, 1995, 1996 and
 1997 and the three months ended March 31, 1997 (unaudited) and 1998
 (unaudited)..............................................................  F-4
Statements of Stockholders' Equity for the three years in the period ended
 December 31, 1997 and the three months ended March 31, 1998 (unaudited)..  F-5
Statements of Cash Flows for the years ended December 31, 1995, 1996 and
 1997 and the three months ended March 31, 1997 (unaudited) and 1998
 (unaudited)..............................................................  F-6
Notes to Financial Statements.............................................  F-7

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
GenVec, Inc.:

  We have audited the accompanying balance sheets of GenVec, Inc. as of December 31, 1996 and 1997, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GenVec, Inc. as of December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                       /s/ KPMG Peat Marwick LLP

McLean, Virginia
March 6, 1998, except for Note 10
which is as of June 2, 1998

                                  GENVEC, INC.
                                 BALANCE SHEETS

                                 DECEMBER 31,
                           -------------------------                   PRO FORMA
                               1996         1997      MARCH 31, 1998 MARCH 31, 1998
                           ------------  -----------  -------------- --------------
                                                       (unaudited)    (unaudited)
                                     ASSETS
Current assets:
 Cash and cash
  equivalents............. $  5,146,226  $ 6,786,390   $ 4,694,205    $ 4,694,205
 Short-term investments
  (note 3)................    2,579,124    2,577,990     2,567,866      2,567,866
 Accounts receivable......          --           --      2,000,000      2,000,000
 Prepaid expenses.........      164,928      410,826       341,388        341,388
 Other current assets.....      103,712      135,715       293,379        293,379
                           ------------  -----------   -----------    -----------
  Total current assets....    7,993,990    9,910,921     9,896,838      9,896,838
                           ------------  -----------   -----------    -----------
Property and equipment
 (note 6):
 Equipment................    1,566,091    1,995,004     2,240,553      2,240,553
 Leasehold improvements...      176,311      198,933       226,744        226,744
 Furniture and fixtures...       58,256       82,481        90,814         90,814
                           ------------  -----------   -----------    -----------
                              1,800,658    2,276,418     2,558,111      2,558,111
 Less: accumulated
  depreciation and
  amortization............   (1,194,228)  (1,678,562)   (1,800,612)    (1,800,612)
                           ------------  -----------   -----------    -----------
  Net property and
   equipment..............      606,430      597,856       757,499        757,499
                           ------------  -----------   -----------    -----------
Other assets..............       37,950       37,950        37,950         37,950
                           ------------  -----------   -----------    -----------
  Total assets............ $  8,638,370  $10,546,727   $10,692,287    $10,692,287
                           ============  ===========   ===========    ===========
                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable......... $    264,011  $   387,150   $   193,622    $   193,622
 Accrued expenses.........      252,509      252,891       419,396        419,396
 Accrued technological
  license and
  intellectual property
  expenses................      439,466      920,484     1,177,478      1,177,478
 Accrued payroll and
  related expenses........      245,843       94,341        91,783         91,783
 Current portion of
  capital lease
  obligation (note 6).....      414,529      174,611       131,386        131,386
                           ------------  -----------   -----------    -----------
  Total current
   liabilities............    1,616,358    1,829,477     2,013,665      2,013,665
                           ------------  -----------   -----------    -----------
Capital lease obligation,
 less current portion
 (note 6)....................   157,729       46,563        26,273         26,273
Other non-current
 liabilities..............          --        26,500        13,250         13,250
                           ------------  -----------   -----------    -----------
  Total non-current
   liabilities............      157,729       73,063        39,523         39,523
                           ------------  -----------   -----------    -----------
Commitments (note 6)
Stockholders' equity
 (notes 5 and 7):
 Convertible preferred
  stock, $.001 par value:
  Class A, 226,099 shares
   authorized, issued and
   outstanding
   (liquidation preference
   of $667,000) at
   December 31, 1996 and
   1997, and March 31,
   1998 (no shares
   authorized, issued and
   outstanding pro
   forma).................          226          226           226            --
  Class B, 2,000,079
   shares authorized, and
   1,918,688 shares issued
   and outstanding
   (liquidation preference
   of $11,320,314) at
   December 31, 1996 and
   1997, and March 31,
   1998 (no shares
   authorized, issued and
   outstanding pro
   forma).................        1,919        1,919         1,919            --
  Class C, 3,570,332
   shares authorized,
   issued and outstanding
   (liquidation preference
   of $21,065,000) at
   December 31, 1996 and
   1997, and March 31,
   1998 (no shares
   authorized, issued and
   outstanding pro
   forma).................        3,570        3,570         3,570            --
  Class D, 338,983 shares
   authorized, and 96,852
   shares issued and
   outstanding
   (liquidation preference
   of $1,000,000) at
   December 31, 1996 and
   1997, and March 31,
   1998 (no shares
   authorized, issued and
   outstanding pro
   forma).................           97           97            97            --
  Class E, 75,329 shares
   authorized, issued and
   outstanding
   (liquidation preference
   $1,000,000) at December
   31, 1997 and March 31,
   1998 (no shares
   authorized, issued and
   outstanding pro forma)           --            75            75            --
  Class E1, 154,963 shares
   authorized, issued and
   outstanding
   (liquidation preference
   $2,000,000) at December
   31, 1997 and March 31,
   1998 (no shares
   authorized, issued and
   outstanding pro
   forma).................          --           155           155            --
                           ------------  -----------   -----------    -----------
   Total convertible
    preferred stock.......        5,812        6,042         6,042            --
                           ------------  -----------   -----------    -----------
 Preferred stock, $0.001
  par value, no shares
  authorized, issued and
  outstanding at December
  31, 1996 and 1997, and
  March 31, 1998,
  (5,000,000 shares
  authorized, no shares
  issued and outstanding
  pro forma)..............          --           --            --             --
 Common stock, $0.001 par
  value, 8,814,423,
  9,553,191 and 9,553,191
  shares authorized at
  December 31, 1996 and
  1997, and March 31,
  1998; 987,419,
  1,021,013 and 1,029,488
  shares issued and
  outstanding at December
  31, 1996 and 1997, and
  March 31, 1998,
  respectively,
  (50,000,000 shares
  authorized, 7,071,751
  shares issued and
  outstanding pro
  forma)..................          987        1,021         1,030          7,072
 Additional paid-in
  capital.................   34,462,121   37,497,019    37,521,010     37,521,010
 Accumulated deficit......  (27,604,590) (28,859,848)  (28,888,936)   (28,888,936)
 Treasury stock, at cost,
  47,300 common shares....          (47)         (47)          (47)           (47)
                           ------------  -----------   -----------    -----------
  Total stockholders'
   equity.................    6,864,283    8,644,187     8,639,099      8,639,099
                           ------------  -----------   -----------    -----------
  Total liabilities and
   stockholders' equity... $  8,638,370  $10,546,727   $10,692,287    $10,692,287
                           ============  ===========   ===========    ===========

                See accompanying notes to financial statements.

                                  GENVEC, INC.

                            STATEMENTS OF OPERATIONS

                                                                  THREE MONTHS ENDED
                               YEAR ENDED DECEMBER 31,                MARCH 31,
                         -------------------------------------  -----------------------
                            1995         1996         1997         1997         1998
                         -----------  -----------  -----------  -----------  ----------
                                                                     (unaudited)
Revenues (note 5):
  Research revenues..... $ 1,005,000  $   698,370  $ 3,187,500  $       --   $1,687,500
  Milestone revenues....         --           --     7,000,000          --    2,000,000
                         -----------  -----------  -----------  -----------  ----------
    Total revenues......   1,005,000      698,370   10,187,500          --    3,687,500
                         -----------  -----------  -----------  -----------  ----------
Operating expenses:
  Research and
   development..........   6,499,830    6,355,333    8,985,625    1,613,790   3,093,068
  General and
   administrative.......   2,025,131    2,947,165    2,720,101      550,460     738,487
  Purchase of in-process
   technology (note 4)..     442,078          --           --           --          --
                         -----------  -----------  -----------  -----------  ----------
    Total operating
     expenses...........   8,967,039    9,302,498   11,705,726    2,164,250   3,831,555
                         -----------  -----------  -----------  -----------  ----------
  Loss from operations..  (7,962,039)  (8,604,128)  (1,518,226)  (2,164,250)   (144,055)
                         -----------  -----------  -----------  -----------  ----------
  Interest income.......     486,435      571,239      319,538       87,481     117,299
  Interest expense......     (73,568)     (75,272)     (56,570)     (12,901)     (2,332)
                         -----------  -----------  -----------  -----------  ----------
    Net interest
     income.............     412,867      495,967      262,968       74,580     114,967
                         -----------  -----------  -----------  -----------  ----------
    Net loss............ $(7,549,172) $(8,108,161) $(1,255,258) $(2,089,670) $  (29,088)
                         ===========  ===========  ===========  ===========  ==========
    Pro forma basic net
     loss per share
     (note 2)...........                           $     (0.18)              $    (0.01)
                                                   ===========               ==========
    Shares used in
     computing pro forma
     basic net loss per
     share (note 2).....                             6,999,119                7,018,628


                See accompanying notes to financial statements.

                                 GENVEC, INC.

                      STATEMENTS OF STOCKHOLDERS' EQUITY

                        CLASS A            CLASS B             CLASS C            CLASS D            CLASS E
                    PREFERRED STOCK    PREFERRED STOCK     PREFERRED STOCK    PREFERRED STOCK    PREFERRED STOCK
                    ----------------  ------------------  ------------------  -----------------  -----------------
                     SHARES   AMOUNT    SHARES    AMOUNT    SHARES    AMOUNT   SHARES   AMOUNT    SHARES   AMOUNT
                    --------  ------  ----------  ------  ----------  ------  --------  -------  --------  -------
 Balance,
 December 31,
 1994............    226,099  $ 226    1,850,109  $1,850   1,474,569  $1,475       --   $   --        --   $   --
 Issuance of
 Class C
 convertible
 preferred
 shares, net of
 issuance costs
 of $53,698 (note
 7)..............        --     --           --      --    2,095,763   2,095       --      --         --      --
 Issuance of
 common stock....        --     --           --      --          --      --        --      --         --      --
 Exercise of
 options.........        --     --           --      --          --      --        --      --         --      --
 Issuance of
 stock for
 Theragen
 contingent
 shares, net of
 issuance costs
 of $13,335 (note
 4)..............        --     --        68,579      69         --      --        --      --         --      --
 Net loss........        --     --           --      --          --      --        --      --         --      --
                    --------  -----   ----------  ------  ----------  ------  --------  ------   --------  ------
 Balance,
 December 31,
 1995............    226,099    226    1,918,688   1,919   3,570,332   3,570       --      --         --      --
 Issuance of
 Class D
 convertible
 preferred
 shares, net of
 issuance costs
 of $8,683
 (note 7)........        --     --           --      --          --      --     96,852      97        --      --
 Purchase of
 47,300 common
 shares (note
 7)..............        --     --           --      --          --      --        --      --         --      --
 Exercise of
 options.........        --     --           --      --          --      --        --      --         --      --
 Stock option and
 warrant
 compensation
 expense
 (note 7)........        --     --           --      --          --      --        --      --         --      --
 Net loss........        --     --           --      --          --      --        --      --         --      --
                    --------  -----   ----------  ------  ----------  ------  --------  ------   --------  ------
 Balance,
 December 31,
 1996............    226,099    226    1,918,688   1,919   3,570,332   3,570    96,852      97        --      --
 Issuance of
 Class E
 convertible
 preferred
 shares, net of
 issuance costs
 of $3,215
 (note 7)........        --     --           --      --          --      --        --      --      75,329      75
 Issuance of
 Class E1
 convertible
 preferred
 shares, net of
 issuance costs
 of $68,842 (note
 7)..............        --     --           --      --          --      --        --      --         --      --
 Exercise of
 options.........        --     --           --      --          --      --        --      --         --      --
 Stock option and
 warrant
 compensation
 expense
 (note 7)........        --     --           --      --          --      --        --      --         --      --
 Net loss........        --     --           --      --          --      --        --      --         --      --
                    --------  -----   ----------  ------  ----------  ------  --------  ------   --------  ------
 Balance,
 December 31,
 1997............    226,099    226    1,918,688   1,919   3,570,332   3,570    96,852      97     75,329      75
 Exercise of
 options
 (unaudited).....        --     --           --      --          --      --        --      --         --      --
 Stock option
 compensation
 expense
 (unaudited).....        --     --           --      --          --      --        --      --         --      --
 Net loss
 (unaudited).....        --     --           --      --          --      --        --      --         --      --
                    --------  -----   ----------  ------  ----------  ------  --------  ------   --------  ------
 Balance, March
 31, 1998
 (unaudited).....    226,099    226    1,918,688   1,919   3,570,332   3,570    96,852      97     75,329      75
 Pro forma
 conversion of
 preferred stock
 to common stock
 (unaudited).....   (226,099)  (226)  (1,918,688) (1,919) (3,570,332) (3,570)  (96,852)    (97)   (75,329)    (75)
                    --------  -----   ----------  ------  ----------  ------  --------  ------   --------  ------
 Pro forma
 balance at March
 31, 1998
 (unaudited).....        --   $ --           --   $  --          --   $  --        --   $  --         --   $  --
                    ========  =====   ==========  ======  ==========  ======  ========  ======   ========  ======
                       CLASS E1                                                   TREASURY
                    PREFERRED STOCK     COMMON STOCK   ADDITIONAL                  STOCK
                    ----------------- ----------------   PAID-IN    ACCUMULATED   --------
                     SHARES   AMOUNT   SHARES   AMOUNT   CAPITAL      DEFICIT      AMOUNT    TOTAL
                    --------- ------- --------- ------ ------------ ------------- -------- -----------
 Balance,
 December 31,
 1994............        --   $  --     532,480 $  533 $20,425,958  $(11,947,257)   $ --   $8,482,785
 Issuance of
 Class C
 convertible
 preferred
 shares, net of
 issuance costs
 of $53,698 (note
 7)..............        --     --          --     --   12,309,207           --      --    12,311,302
 Issuance of
 common stock....        --     --       20,424     20      12,030           --      --        12,050
 Exercise of
 options.........        --     --        7,812      8       5,030           --      --         5,038
 Issuance of
 stock for
 Theragen
 contingent
 shares, net of
 issuance costs
 of $13,335 (note
 4)..............        --     --       63,492     63     428,611           --      --       428,743
 Net loss........        --     --          --     --          --     (7,549,172)    --    (7,549,172)
                    --------- ------- --------- ------ ------------ ------------- -------- -----------
 Balance,
 December 31,
 1995............        --     --      624,208    624  33,180,836   (19,496,429)    --    13,690,746
 Issuance of
 Class D
 convertible
 preferred
 shares, net of
 issuance costs
 of $8,683
 (note 7)........        --     --          --     --      991,220           --      --       991,317
 Purchase of
 47,300 common
 shares (note
 7)..............        --     --          --     --      (27,860)          --      (47)     (27,907)
 Exercise of
 options.........        --     --      363,211    363     212,865           --      --       213,228
 Stock option and
 warrant
 compensation
 expense
 (note 7)........        --     --          --     --      105,060           --      --       105,060
 Net loss........        --     --          --     --          --     (8,108,161)    --    (8,108,161)
                    --------- ------- --------- ------ ------------ ------------- -------- -----------
 Balance,
 December 31,
 1996............        --     --      987,419    987  34,462,121   (27,604,590)    (47)   6,864,283
 Issuance of
 Class E
 convertible
 preferred
 shares, net of
 issuance costs
 of $3,215
 (note 7)........        --     --          --     --      996,712           --      --       996,787
 Issuance of
 Class E1
 convertible
 preferred
 shares, net of
 issuance costs
 of $68,842 (note
 7)..............    154,963    155         --     --    1,931,002           --      --     1,931,157
 Exercise of
 options.........        --     --       33,594     34      22,286           --      --        22,320
 Stock option and
 warrant
 compensation
 expense
 (note 7)........        --     --          --     --       84,898           --      --        84,898
 Net loss........        --     --          --     --          --     (1,255,258)    --    (1,255,258)
                    --------- ------- --------- ------ ------------ ------------- -------- -----------
 Balance,
 December 31,
 1997............    154,963    155   1,021,013  1,021  37,497,019   (28,859,848)    (47)   8,644,187
 Exercise of
 options
 (unaudited).....        --     --        8,475      9       4,991           --      --         5,000
 Stock option
 compensation
 expense
 (unaudited).....        --     --          --     --       19,000           --      --        19,000
 Net loss
 (unaudited).....        --     --          --     --          --        (29,088)    --       (29,088)
                    --------- ------- --------- ------ ------------ ------------- -------- -----------
 Balance, March
 31, 1998
 (unaudited).....    154,963    155   1,029,488  1,030  37,521,010   (28,888,936)    (47)   8,639,099
 Pro forma
 conversion of
 preferred stock
 to common stock
 (unaudited).....   (154,963)  (155)  6,042,263  6,042         --            --      --           --
                    --------- ------- --------- ------ ------------ ------------- -------- -----------
 Pro forma
 balance at March
 31, 1998
 (unaudited).....        --   $ --    7,071,751 $7,072 $37,521,010  $(28,888,936)   $(47)  $8,639,099
                    ========= ======= ========= ====== ============ ============= ======== ===========

                See accompanying notes to financial statements.

                                  GENVEC, INC.

                            STATEMENTS OF CASH FLOWS

                                                                  THREE MONTHS ENDED
                               YEAR ENDED DECEMBER 31,                MARCH 31,
                         -------------------------------------  -----------------------
                            1995         1996         1997         1997         1998
                         -----------  -----------  -----------  -----------  ----------
                                                                     (unaudited)
Cash flows from
 operating activities:
 Net loss..............  $(7,549,172) $(8,108,161) $(1,255,258) $(2,089,670) $  (29,088)
 Adjustments to
  reconcile net loss to
  net cash used in
  operating activities:
  Depreciation and
   amortization
   expense.............      387,045      503,285      484,334      119,916     132,174
  Stock option and
   warrant compensation
   expense (note 7)....          --       105,060       84,898          --       19,000
  Non-cash purchase of
   in-process
   technology (note
   4)..................      442,078          --           --           --          --
  (Increase) decrease
   in other current
   assets..............       (3,276)     (66,669)     (32,003)      39,736    (157,664)
  (Increase) decrease
   in other assets.....       (4,696)         514          --           --          --
  (Increase) in
   accounts
   receivable..........          --           --           --           --   (2,000,000)
  (Increase) decrease
   in prepaid
   expenses............     (170,684)      82,718     (245,897)       4,347      69,438
  Increase (decrease)
   in accounts
   payable.............      (84,148)    (334,736)     123,139      (29,501)   (193,528)
  Increase (decrease)
   in accrued
   expenses............       37,344      459,634     (151,121)      20,321     297,597
  Increase (decrease)
   in accrued
   technological
   license and
   intellectual
   property expenses...        9,211      430,344      481,018     (292,987)    123,344
  Increase (decrease)
   in other non-current
   liabilities.........          --           --        26,500          --      (13,250)
                         -----------  -----------  -----------  -----------  ----------
   Net cash used in
    operating
    activities.........   (6,936,298)  (6,928,011)    (484,390)  (2,227,838) (1,751,977)
                         -----------  -----------  -----------  -----------  ----------
Cash flows from
 investing activities:
 Purchase of property
  and equipment........     (235,053)     (86,387)    (475,760)     (64,040)   (281,693)
 Purchases of
  investments..........          --    (8,769,124)  (4,361,879)  (1,783,889)        --
 Proceeds from
  maturities of
  investments..........          --     6,190,000    4,363,013    2,094,412         --
                         -----------  -----------  -----------  -----------  ----------
   Net cash provided by
    (used in) investing
    activities.........     (235,053)  (2,665,511)    (474,626)     246,483    (281,693)
                         -----------  -----------  -----------  -----------  ----------
Cash flows from
 financing activities:
 Proceeds from issuance
  of common stock......        5,038      213,228       22,320        3,618       5,000
 Proceeds from issuance
  of preferred stock,
  net of issuance
  costs................   12,311,302      991,317    2,927,944          --          --
 Purchase of treasury
  stock................          --       (27,907)         --           --          --
 Payments under capital
  lease obligation.....     (302,020)    (433,191)    (351,084)    (104,707)    (63,515)
 Sale of property and
  equipment............          --       116,555          --           --          --
                         -----------  -----------  -----------  -----------  ----------
   Net cash provided by
    (used in) financing
    activities.........   12,014,320      860,002    2,599,180     (101,089)    (58,515)
                         -----------  -----------  -----------  -----------  ----------
Increase (decrease) in
 cash and cash
 equivalents...........    4,842,969   (8,733,520)   1,640,164   (2,082,444) (2,092,185)
Cash and cash
 equivalents, beginning
 of period.............    9,036,777   13,879,746    5,146,226    5,146,226   6,786,390
                         -----------  -----------  -----------  -----------  ----------
Cash and cash
 equivalents, end of
 period................  $13,879,746  $ 5,146,226  $ 6,786,390  $ 3,063,782  $4,694,205
                         ===========  ===========  ===========  ===========  ==========
Supplemental
 disclosures of cash
 flow information:
 Cash paid during the
  period for interest..  $    73,568  $    75,272  $    36,158  $    12,901  $    2,332
                         ===========  ===========  ===========  ===========  ==========
Supplemental schedule
 of non-cash investing
 and financing
 activities:
 Capital stock issued
  for the purchase of
  Theragen, Inc.
  (note 4).............  $   428,743  $       --   $       --   $       --   $      --
                         ===========  ===========  ===========  ===========  ==========
 Assets acquired under
  capital lease (note
  6)...................  $   391,678  $       --   $       --   $       --   $      --
                         ===========  ===========  ===========  ===========  ==========
 Issuance of stock in
  payment of accrued
  expenses.............  $    12,050  $       --   $       --   $       --   $      --
                         ===========  ===========  ===========  ===========  ==========

                See accompanying notes to financial statements.

                                 GENVEC, INC.

                         NOTES TO FINANCIAL STATEMENTS

                          DECEMBER 31, 1997 AND 1996

(1) ORGANIZATION AND BUSINESS DESCRIPTION

  GenVec, Inc. ("GenVec" or the "Company") was incorporated under the laws of the state of Delaware on December 7, 1992. GenVec focuses on the development and commercialization of novel gene therapy products for major disease markets. GenVec's lead product candidate, BIOBYPASS angiogen, is currently in Phase I/II clinical trials for the treatment of coronary artery disease. GenVec also intends to initiate a Phase I/II clinical trial in patients with peripheral vascular disease in May 1998. The Company is developing BIOBYPASS angiogen as part of its collaboration with the Warner-Lambert Company ("Warner-Lambert"), under which the Company could receive payments totaling over $100 million in milestone payments, research funding, equity purchases and technology access fees, upon the achievement of specified milestones. As of April 20, 1998, Warner-Lambert had paid to the Company $13.5 million under this collaboration. The Company is also pursuing research and development programs in the areas of vascular damage, oncology and neurology. GenVec has entered into corporate collaborations with Varian Associates, Inc. ("Varian") and Fuso Pharmaceutical Industries, Ltd. ("Fuso") in certain areas of oncology.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Unaudited Interim Financial Information

  The interim financial statements of the Company for the three months ended March 31, 1997 and 1998, included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations relating to interim financial statements. In the opinion of management, the accompanying unaudited interim financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position of the Company at March 31, 1997 and 1998, and the results of its operations and its cash flows for the three months ended March 31, 1997 and 1998.

 Revenue Recognition

  Revenue from research and development contracts is recognized when performance obligations are met as defined under the terms of the respective contracts. Revenue from milestone events is recognized when the milestone is achieved. Research and milestone revenue recognized in the accompanying statements of operations is not subject to repayment.

 Research and Development

  Research and development costs are charged to operations as incurred. Such costs include proprietary research and development activities and expenses associated with collaborative research agreements.

  Technological License and Intellectual Property

  Technological license and intellectual property costs consist of payments associated with license agreements and legal costs associated with the acquisition and development of intellectual property. Costs associated with the acquisition and development of intellectual property are expensed when incurred.

                                 GENVEC, INC.

                          DECEMBER 31, 1997 AND 1996

 Property and Equipment

  Property and equipment are stated at cost. Capitalized lease assets are stated at the lower of the present value of the future minimum lease payments or fair value at the inception of the lease.

  Property and equipment is depreciated over the estimated useful lives of assets, generally three to seven years, using the straight-line method.

 Income Taxes

  Income taxes are accounted for in accordance with Statement 109, Accounting for Income Taxes.

  Under the asset and liability method of Statement 109, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that are expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

 Cash and Cash Equivalents

  Cash equivalents consist of highly liquid investments with original maturities of three months or less, and are recorded at amortized cost which approximates fair value. Cash equivalents consist primarily of money market funds, bonds and commercial paper.

 Short-term Investments

  The Company's short-term investments, consisting primarily of bonds and commercial paper, are classified as held to maturity portfolio as the Company has both the ability and intent to hold securities until maturity. The portfolio is carried at amortized cost which approximates fair value.

 Basic Net Loss Per Share and Pro Forma Basic Net Loss Per Share

  The Company adopted Statement 128, Earnings Per Share, in 1997. Statement 128 requires the presentation of basic earnings (loss) per share and diluted earnings (loss) per share, if more dilutive, for all periods presented.

  In accordance with Statement 128, basic net loss per share has been computed using the weighted average number of shares of common stock outstanding during the period. The Company has no nominal issued shares as defined in Securities Exchange Commission Staff Accounting Bulletin No. 98.

  Pro forma basic net loss per share as presented in the statement of operations has been computed as described above and also gives effect to the conversion of the convertible preferred stock that will occur upon completion of the Company's initial public offering (using the as-if converted method from the original date of issuance.)

                                 GENVEC, INC.

                          DECEMBER 31, 1997 AND 1996


  A reconciliation of shares used in the calculation of basic and pro forma basic net loss per share follows (in thousands, except per share data):

                                  YEAR ENDED DECEMBER 31,        THREE MONTHS
                                ------------------------------       ENDED
                                  1995      1996       1997     MARCH 31, 1998
                                --------  --------  ----------  ---------------
                                                                  (unaudited)
Net loss....................... $ (7,549) $ (8,108) $   (1,255)   $      (29)
                                ========  ========  ==========    ==========
Weighted average shares of
 common stock outstanding
 (shares used in computing
 basic net loss per share).....  561,319   801,769     956,856       976,365
Basic net loss per share....... $ (13.45) $ (10.11) $    (1.31)   $    (0.03)
                                ========  ========  ==========    ==========
Shares used in computing basic
 net loss per share............                        956,856       976,365
Adjustment to reflect the
 effect of the assumed
 conversion of preferred
 stock.........................                      6,042,263     6,042,263
                                                    ----------    ----------
Shares used in computing pro
 forma basic net loss per
 share.........................                      6,999,119     7,018,628
                                                    ==========    ==========
Pro forma basic net loss per
 share.........................                     $    (0.18)   $    (0.01)
                                                    ==========    ==========

  Had the Company been in a net income position, diluted earnings per share would have been presented and would have included the shares used in the computation of pro forma basic net loss per share as well as additional potential common shares related to outstanding options and warrants. The diluted EPS computation is not included, as all potential common shares are antidilutive.

  Pro Forma Balance Sheet (unaudited)

  The unaudited pro forma balance sheet as of March 31, 1998, reflects the conversion of the existing shares of convertible preferred stock into an equivalent number of shares of common stock (adjusted for the common stock reverse split), which conversion is contingent upon the closing of the offering (see note 10).

  Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles may require management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Fair Value of Financial Instruments

  The carrying amounts of the Company's financial instruments, as reflected in the accompanying balance sheets, approximate fair value. Financial instruments consist of cash and cash equivalents, short-term investments, accounts receivable, accounts payable, accrued technological license and intellectual property expenses, accrued expenses, accrued payroll and related expenses and capital lease obligations.

  Stock Option Plan

  The Company accounts for its stock option plan in accordance with Statement 123, Accounting for Stock-Based Compensation, which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, Statement 123 also allows entities to continue to apply the provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees, and provide pro forma

                                 GENVEC, INC.

                          DECEMBER 31, 1997 AND 1996
net income and pro forma earnings per share disclosures for employee stock option grants as if the fair-value-based method defined in Statement 123 had been applied. Under APB Opinion No. 25, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosures of Statement 123 for employee stock option grants. Non-employee stock option grants (including options granted to members of the Scientific Advisory Board) are recorded in accordance with the provisions of Statement 123.

(3) SHORT-TERM INVESTMENTS

  The Company holds all securities to maturity. The amortized cost, gross unrealized holding gains and losses and fair value for held-to-maturity securities by major security type at December 31, 1996 and 1997 and March 31, 1998, are as follows:

                                                           1996
                                           ------------------------------------
                                                          GROSS
                                                        UNREALIZED
                                           AMORTIZED     HOLDING        FAIR
                                              COST    GAINS (LOSSES)   VALUE
                                           ---------- -------------- ----------
   Classified as investments:
     Corporate bonds...................... $1,686,350    $15,759     $1,702,109
     Commercial paper.....................    892,774     (6,537)       886,237
                                           ----------    -------     ----------
                                           $2,579,124    $ 9,222     $2,588,346
                                           ==========    =======     ==========
   Classified as cash equivalents:
     Corporate bonds...................... $  601,932    $    37     $  601,969
     Commercial paper.....................    989,656        --         989,656
                                           ----------    -------     ----------
                                           $1,591,588    $    37     $1,591,625
                                           ==========    =======     ==========

                                                           1997
                                           ------------------------------------
                                                          GROSS
                                                        UNREALIZED
                                           AMORTIZED     HOLDING        FAIR
                                              COST    GAINS (LOSSES)   VALUE
                                           ---------- -------------- ----------
   Classified as investments:
     Tax exempt bonds..................... $  499,191     $  534     $  499,725
     Corporate bonds......................  2,078,799      2,327      2,081,126
                                           ----------     ------     ----------
                                           $2,577,990     $2,861     $2,580,851
                                           ==========     ======     ==========
   Classified as cash equivalents:
     Corporate bonds...................... $1,998,589     $1,411     $2,000,000
     Commercial paper.....................  1,286,427        --       1,286,427
                                           ----------     ------     ----------
                                           $3,285,016     $1,411     $3,286,427
                                           ==========     ======     ==========

                                 GENVEC, INC.

                          DECEMBER 31, 1997 AND 1996

                                                MARCH 31, 1998 (UNAUDITED)
                                           ------------------------------------
                                                          GROSS
                                                        UNREALIZED
                                           AMORTIZED     HOLDING        FAIR
                                              COST    GAINS (LOSSES)   VALUE
                                           ---------- -------------- ----------
   Classified as investments:
     Tax exempt bonds..................... $  499,591     $  239     $  499,830
     Corporate bonds......................  2,068,275      5,209      2,073,484
                                           ----------     ------     ----------
                                           $2,567,866     $5,448     $2,573,314
                                           ==========     ======     ==========
   Classified as cash equivalents:
     Commercial paper..................... $3,387,799     $  --      $3,387,799
                                           ----------     ------     ----------
                                           $3,387,799     $  --      $3,387,799
                                           ==========     ======     ==========

(4) PURCHASE OF THERAGEN, INC.

  Pursuant to an agreement effective August 8, 1994, the Company acquired Theragen, Inc., ("Theragen") a gene therapy company incorporated under the laws of the state of Michigan. This acquisition transferred all of Theragen's technology, know-how and licenses to the Company. The purchase was effected through an exchange of all shares of Theragen stock outstanding immediately prior to the acquisition for up to 964,940 shares of the Company's capital stock which was comprised of 304,486 shares of common stock, valued at $0.59 per share, 367,067 shares of Class B convertible preferred stock valued at $5.90 per share, and options to purchase 39,455 shares of common stock at $0.59 per share. This included contingent shares of 253,932 that were to be issued or vested upon the achievement of certain milestones. The cost of the acquisition was $2,580,798 in 1994, which consisted of the fair value as determined by the Company's Board of Directors, of the Company's capital stock contributed on the purchase date as well as other direct transaction-related costs. These costs were recorded as purchase of in-process technology expense since no capitalizable technology was purchased. The acquisition was accounted for using the purchase method. Accordingly, the results of operations of the acquired company were included with those of the Company for periods subsequent to the date of acquisition.

  In November 1995, the terms for the issuance or vesting of the contingent shares were modified. Instead of issuing these shares upon the achievement of certain milestones, shares and options were issued or vested in 1995 in an amount equal to approximately 55.1% of the original issuable contingent shares in lieu of all contingent rights of former Theragen stockholders. As a result, 68,579 shares of Class B convertible preferred stock were issued as $5.90 per share and 63,492 shares of common stock were issued at $0.59 per share, while options totaling 7,759 were vested, and 14,091 were canceled. Shares were issued at fair value as determined by the Company's Board of Directors,. The cost of the stock transaction is deemed to be part of the acquisition cost, and is reflected in the accompanying statements of operations as purchase of in-process technology expense.

(5) RESEARCH AND DEVELOPMENT AGREEMENTS

  Fuso Pharmaceuticals Industries, Ltd.

  In September 1997, the Company and Fuso established a collaboration to conduct research and to identify, evaluate and develop gene therapy products for the treatment of cancer. If the research program continues for its full term, Fuso is required to provide $1.0 million in research funding annually for five years, of which $750,000 will be paid to the Company each year. Fuso has the right to terminate the collaboration after the second anniversary of the collaboration upon 90 days prior written notice. In connection with

                                 GENVEC, INC.

                          DECEMBER 31, 1997 AND 1996
establishment of the collaboration, Fuso purchased $1.0 million of the Company's capital stock consisting of 75,329 shares of the Company's Class E convertible preferred stock for $13.28 per share. The Company recognized contract revenues from Fuso of $187,500 for the year ended December 31, 1997 and $187,500 for the three months ended March 31, 1998.

  As part of the collaboration, the Company granted Fuso an exclusive, royalty-bearing license to develop and commercialize products developed under the collaboration for the treatment of cancer in Japan and at Fuso's option, Korea and Taiwan. Fuso will be responsible for the development and commercialization of any products in its territory. The Company will receive additional payments for the achievement by Fuso of specified product development and regulatory milestones, and royalties on the sale of any such products commercialized by Fuso. The Company has retained all rights to develop and commercialize such products for the treatment of cancer in the rest of the world, and for all other uses worldwide, subject to certain restrictions, independently and with third parties.

 Warner-Lambert Company

  In July 1997, Warner-Lambert, a stockholder then owning 7,487 shares of the Company's common stock and 187,405 shares of the Company's Class B preferred stock, entered into a collaboration agreement and a stock purchase agreement with the Company to develop and commercialize gene therapy products incorporating the VEGF gene for therapeutic angiogenesis ("Collaboration Products"). Under the agreements, the Company may receive more than $100 million in milestone payments, research funding, equity purchases and technology access fees, if specified milestones are achieved. Under the collaboration agreement, the Company has the potential to receive $25.0 million in research funding, of which $6.0 million, $6.0 million, $5.0 million, $4.0 million and $4.0 million will be paid in years 1, 2, 3, 4, and 5 of the collaboration, respectively. GenVec also has the potential to receive $25.0 million in milestone payments related to the development of Collaboration Products for each of coronary artery disease and peripheral vascular disease. Through April 20, 1998, Warner-Lambert had paid the Company $4.0 million with respect to such milestone payments of which the Company had recognized revenues of $2.0 million for the year ended December 31, 1997 and $2.0 million for the three month period ended March 31, 1998. Additional milestone payments will be paid to the Company upon the achievement of events related to the conduct of pivotal clinical studies, and filing for and receiving regulatory approvals to market Collaboration Products. In the aggregate, Warner-Lambert had paid to the Company $9.5 million in technology access fees and research funding through April 20, 1998, of which the Company recognized revenues of $8.0 million for the year ended December 31, 1997 and $1.5 million for the three month period ended March 31, 1998.

  Pursuant to the stock purchase agreement, Warner-Lambert purchased $2.0 million of the Company's capital stock in December 1997, consisting of 154,963 shares of the Company's Class E1 preferred stock at a price of approximately $12.91 per share. In addition, Warner-Lambert has agreed to purchase $5.0 million of the Company's common stock in a private transaction concurrent with an IPO at 125% of the price at which a share of common stock is sold to the public.

  Warner-Lambert's research and development funding obligations extend through 2002, although Warner-Lambert may terminate the research program under the collaboration agreement with six months written notice after July 21, 2000. Both parties have the right to terminate the collaboration agreement for breach. The collaboration agreement expires on a Collaboration Product-by-Collaboration Product and country-by-country basis until neither party has any remaining royalty obligations. The stock purchase agreement terminates upon the termination of the collaboration agreement.

                                 GENVEC, INC.

                          DECEMBER 31, 1997 AND 1996


 Genentech, Inc.

  In May 1993, Genentech, Inc. ("Genentech"), a stockholder owning 56,610 shares of the Company's Class A preferred stock, and 338,983 shares each of the Company's Class B and Class C convertible preferred stock as of December 31, 1997 and March 31, 1998, executed a research and development agreement with the Company. Under this agreement, the Company performed research and development activities with respect to gene therapy products for cystic fibrosis. Genentech was required to make certain research and development payments and certain milestone payments to the Company aggregating up to $12.75 million, in exchange for the right to develop, manufacture, and sell potential products in the cystic fibrosis field. Effective September 12, 1996, the research and development agreement between the Company and Genentech terminated due to a change in research focus. Contract revenues of $1,000,000, $698,370 and $0 were recognized from Genentech in 1995, 1996 and 1997, respectively.

 Varian Associates, Inc.

  In March 1998, the Company and Varian entered into a three-year collaborative agreement in the field of radiation and gene therapy. Under the agreement, the parties will collaborate on the preclinical and clinical research and development of specific products and technology, with the goal of developing novel, improved therapies based on the combined use of radiation therapy and gene therapy products. Varian will have primary responsibility for the development of equipment and software for delivery of targeted radiation therapy, and the Company will have primary responsibility for developing gene therapy products. The Company and Varian each retain the right to develop and commercialize their respective products and technologies independently or with third parties.

 Scios, Inc.

  In May 1996, the Company entered into an exclusive, worldwide license agreement with Scios for rights to all gene therapy applications of its proprietary form of the VEGF gene. The parties will share in certain profits the Company realizes from the research, development and commercialization of products incorporating the VEGF gene. The Company has agreed to provide a minimum royalty on revenues generated from the development of these products, which is creditable against the profits to be shared. In connection with the license agreement, Scios purchased 96,852 shares of the Company's Class D convertible preferred stock at a price of $10.33 per share. In addition, the Company granted Scios a warrant to purchase shares of the Company's Common Stock, which vests upon the earlier of the achievement of specified product development milestone events or certain dates. The warrants remain outstanding as of March 31, 1998.

(6) COMMITMENTS

 Lease Agreements

  In January 1994, the Company entered into a capital lease agreement allowing it to fund the acquisition of up to $1.5 million of furniture and equipment purchases. Lease terms of new purchases were 42 months with an interest rate of 9.6%. In connection with this agreement, the Company granted the lessor warrants to purchase approximately 23,800 shares of Class B convertible preferred stock at a purchase price of approximately $5.90 per share. Pursuant to this lease agreement, in May 1994, the Company entered into a sale lease-back transaction whereby it sold and subsequently leased-back furniture and equipment to which it held title. Additional equipment purchases have been funded under extensions made to this agreement through 1996.

                                 GENVEC, INC.

                          DECEMBER 31, 1997 AND 1996

  Included in property and equipment at December 31, 1996 and 1997 and March 31, 1998, are assets recorded under this agreement of $1,404,620, $813,552 and $732,155, respectively. Accumulated depreciation and amortization at December 31, 1996 and 1997 and March 31, 1998, includes amounts for the capital lease of $906,311, $716,565 and $693,277, respectively.

  Future minimum lease payments due under this capital lease at December 31, 1997, are as follows:

   1998............................................................... $186,007
   1999...............................................................   47,988
                                                                       --------
   Total minimum lease payments.......................................  233,995
   Less amounts representing interest at 9.6%.........................   12,821
                                                                       --------
   Present value of minimum capital lease payments....................  221,174
   Less current installments..........................................  174,611
                                                                       --------
   Obligations under capital lease, net of current installments....... $ 46,563
                                                                       ========

  During 1997, portions of the Company's capital lease expired. The Company has continued leasing assets under the expired leases on a month-to-month basis.

  In addition to the aforementioned capital lease, the Company leases office and laboratory space under month-to-month operating leases. The Company may terminate the office and laboratory space leases, one at a time, over a minimum period of 210 days. Rent expense under operating leases was approximately $156,000, $167,000 and $240,000 for the years ended December 31, 1995, 1996 and 1997, and approximately $50,000 and $117,000 for the three months ended March 31, 1997 and 1998, respectively.

 Research and Development Agreements

  The Company has agreed to provide grants for certain research projects under agreements with several universities and research organizations. Under the terms of these agreements, the Company has received exclusive licenses to the resulting technology. Total grants paid by the Company were $2,598,000, $2,277,000 and $2,734,000 for the years ended December 31, 1995, 1996 and
1997, and $711,000 and $608,000 for the three months ended March 31, 1997 and 1998, respectively. The Company has commitments to pay up to approximately $2,064,000, $1,698,000, $1,425,000, $1,425,000 and $356,000 related to these grants for the years ended 1998, 1999, 2000, 2001, and 2002, respectively .

(7) STOCKHOLDERS' EQUITY

 Capital Changes

  Effective in December 1995, the Company amended its Certificate of Incorporation which effected the authorization of a total of 7,848,321 shares of common stock and 3,570,332 shares of Class C convertible preferred stock, each having a par value of $0.001 per share.

  Effective in June 1996, the Company restated its Certificate of Incorporation which effected the authorization of a total of 8,814,423 shares of common stock and 338,983 shares of Class D convertible preferred stock, each having a par value of $0.001 per share.

                                 GENVEC, INC.

                          DECEMBER 31, 1997 AND 1996


  Effective in December 1997, the Company amended its Certificate of Incorporation which effected the authorization of a total of 9,553,191 shares of common stock, 75,329 shares of Class E convertible preferred stock and 154,963 shares of Class E1 convertible preferred stock, each having a par value of $0.001 per share.

 Convertible Preferred Stock

  In September 1995, the Company issued an additional 2,095,763 shares of Class C convertible preferred stock in a private placement. In May 1996, the Company issued 96,852 shares of Class D convertible preferred stock. In December 1997, the Company issued 75,329 shares of Class E convertible preferred stock and 154,963 shares of Class E1 convertible preferred stock.

  Since its inception, the Company has issued 6,042,263 shares of convertible preferred stock (Class A, B, C, D, E and E1) for aggregate cash consideration of $34,482,000. Preferred stockholders participate in the dividends declared to common stockholders, if any, in an amount proportionate to the number of shares of common stock into which the preferred stock is convertible. Preferred holders are entitled to one vote for each share of common stock into which the preferred shares can be converted.

  In the event of any voluntary or involuntary liquidation of the Company, before any distribution can be made to the holders of common stock, the preferred stockholders are entitled to receive payment of $2.95 for each share of Class A convertible preferred stock, $5.90 for each share of Class B and C convertible preferred stock, $10.33 for each share of Class D convertible preferred stock, $13.28 for each share of Class E convertible preferred stock and $12.91 for each share of Class E1 convertible preferred stock plus any declared but unpaid dividends. No dividends were declared for the years ended December 31, 1995, 1996 and 1997, or for the three months ended March 31, 1998.

  Holders of Class A, B, C, D, E and E1 convertible preferred stock have the right at any time, at their option, to convert without the payment of additional consideration, each preferred stock share into an equivalent number of common stock shares. Holders of Class A, B, C, D, E and E1 convertible preferred stock convert at a one-for-one basis. The conversion rates of the Class A, B and C convertible preferred stock are subject to certain antidilution adjustments in the event of certain issuances of stock by the Company at prices below the original purchase price of the stock. The Company has reserved 6,042,263 shares of common stock for issuance upon conversion of the Class A, B, C, D, E and E1 convertible preferred stock. Upon the occurrence of an initial public offering of GenVec stock which yields the Company at least $15 million, all preferred stock shares will convert to common stock shares. The preferred stockholders have voting rights equal to the common shares they would own upon conversion.

 Treasury Stock

  Outstanding shares of common stock totaling 47,300 were repurchased by the Company in 1996 at $0.59 per share. The shares were purchased from two employees who left the Company in 1996.

 Restricted Common Stock

  In 1993, the Company issued to a former officer a total of 185,939 shares of restricted common stock at a purchase price equal to the fair market value on the date of grant in 1993, and recorded notes receivable as a reducing component of equity (reduction in additional paid-in capital). As of March 31, 1998, 135,092 shares are still restricted and the Company has a note receivable with a former officer for $79,704 plus accrued interest of $27,760 related to this restricted common stock.

                                 GENVEC, INC.

                          DECEMBER 31, 1997 AND 1996

 Stock Incentive Plan

  The Company adopted its 1993 Stock Incentive Plan (the "Stock Plan") in October 1993. The Stock Plan was amended and restated in October 1997 and April 1998. An aggregate of 1,846,218 shares of common stock has been reserved for issuance, which number will be increased on each anniversary date of the adoption of the Stock Plan, beginning in 1999, by a number of shares equal to the number of shares needed to restore the maximum aggregate number of shares reserved for issuance under the Stock Plan to 1,846,218 or a lesser amount determined by the Board of Directors. The Stock Plan will continue in effect for a term of ten years, unless terminated by the Board at an earlier date.

  Options to purchase common stock under the Stock Plan are exercisable at the rate of 12.5% of the shares six months from the vesting commencement date and approximately 1/48th of the shares monthly thereafter, such that the option is fully exercisable four years from the vesting commencement date.

  The maximum term for options granted under the Stock Plan is ten years, except that if, at the time of the grant, the optionee possesses more than ten percent of the combined voting power of the Company, the maximum term of the option is five years. Exercise prices of the options approximates fair value on the date of grant, however, for options granted to a ten percent stockholder, then the exercise price must be equal to at least 110% of the fair value of the stock on the date of grant. Options granted under the Stock Plan expire three months after the termination of an optionee's service to the Company.

  The Company applies Statement 123 for options granted to consultants. In adopting Statement 123 for options granted to consultants, $105,060 and $84,898 for the years ended December 31, 1996 and 1997, and $19,000 for the three months ended March 31, 1998, was recognized for compensation expense to consultants.

  The Company applies APB Opinion No. 25 in accounting for its stock option plan for options granted to employees and accordingly, no compensation expense has been recognized in the financial statements. Had the Company determined compensation expense based on the fair value at the grant date for its stock options issued to employees under Statement 123, the Company's net loss would have been adjusted to the pro forma amounts indicated below:

                                                                             THREE MONTHS
                                                                                 ENDED
                                        1995         1996         1997      MARCH 31, 1998
                                     -----------  -----------  -----------  ---------------
                                                                              (unaudited)
Net loss................ As reported $(7,549,172) $(8,108,161) $(1,255,258)    $(29,088)
                                     ===========  ===========  ===========     ========
                         Pro forma    (7,571,594)  (8,179,600)  (1,381,997)     (29,088)
                                     ===========  ===========  ===========     ========
Basic net loss per
 common share........... As reported $    (13.45) $    (10.11) $     (1.31)    $  (0.03)
                                     ===========  ===========  ===========     ========
                         Pro forma        (13.49)      (10.20)       (1.44)       (0.03)
                                     ===========  ===========  ===========     ========

  Pro forma net loss reflects compensation expense under Statement 123 only for options granted for the years ended December 31, 1995, 1996 and 1997, and for the three months ended March 31, 1998. Therefore, the full impact of calculating compensation expense for stock options under Statement 123 is not reflected in the pro forma net loss amounts presented above because compensation expense is reflected over the options' vesting period and compensation expense for options granted prior to January 1, 1995, is not considered.

                                 GENVEC, INC.

                          DECEMBER 31, 1997 AND 1996

  The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in:

                                                                  THREE MONTHS
                                                                     ENDED
                                1995        1996        1997     MARCH 31, 1998
                             ----------  ----------  ----------  --------------
                                                                  (unaudited)
Dividend yield..............        --          --          --            --
Expected volatility.........         63%         63%         60%           60%
Risk free interest rate.....        5.8%        5.8%       5.78%         5.78%
Expected life............... 4.25 years  4.25 years  4.25 years    4.25 years


  A summary of the status of the Company's stock options as of December 31, 1995, 1996 and 1997 and March 31, 1998 and changes during the period ending on those dates is presented below:

                                1995             1996             1997        MARCH 31, 1998
                          ---------------- ---------------- ---------------- ----------------
                                  WEIGHTED         WEIGHTED         WEIGHTED         WEIGHTED
                                  AVERAGE          AVERAGE          AVERAGE          AVERAGE
                          SHARES  EXERCISE SHARES  EXERCISE SHARES  EXERCISE SHARES  EXERCISE
                          (000)'S  PRICE   (000)'S  PRICE   (000)'S  PRICE   (000)'S  PRICE
                          ------- -------- ------- -------- ------- -------- ------- --------
                                                                               (unaudited)
Outstanding at beginning
 of period..............    382    $0.59     863    $0.71      860   $1.06    1,114   $1.95
Granted.................    507     0.77     617     1.12      335    4.01      --      --
Cancelled...............    (18)    0.18    (304)   (0.59)     (47)   0.53      --      --
Exercised...............     (8)    0.65    (316)    0.59      (34)   0.65       (8)   0.59
                            ---    -----    ----    -----    -----   -----    -----   -----
Outstanding at end of
 period.................    863    $0.71     860    $1.06    1,114   $1.95    1,106   $1.95
Options exercisable at
 end of period..........    318    $0.59     326    $0.89      562   $1.18      614   $1.30
Weighted average fair
 value of options
 granted during the
 period.................           $0.30            $0.65            $2.18            $ --

  The following table summarizes information about stock options outstanding at March 31, 1998 (unaudited):

                            OPTIONS OUTSTANDING             OPTIONS EXERCISABLE
                 ----------------------------------------- ----------------------
     RANGE                 WEIGHTED AVERAGE    WEIGHTED               WEIGHTED
      OF                      REMAINING        AVERAGE                AVERAGE
EXERCISE PRICES   NUMBER   CONTRACTUAL LIFE EXERCISE PRICE NUMBER  EXERCISE PRICE
---------------  --------- ---------------- -------------- ------- --------------
       $0.06         1,700       7.63 years     $0.06        1,700     $0.06
        0.59       570,377       6.89            0.59      418,353      0.59
   0.65-1.00         8,648       6.25            1.00        8,648      0.94
        1.48        90,672       8.25            1.48       50,957      1.48
        3.54       193,209       8.59            3.54      101,945      3.54
        4.13       238,129       9.50            4.13       28,979      4.13
        5.90         3,220       7.08            5.90        3,220      5.90
  ----------     ---------       ----           -----      -------     -----
  $0.06-5.90     1,105,955       7.84           $1.95      613,802     $1.30
                 =========                                 =======

                                 GENVEC, INC.

                          DECEMBER 31, 1997 AND 1996

 Warrants

  Warrants to purchase common and preferred stock are granted to organizations and institutions in conjunction with certain research activities. The warrants vest according to a combination of time and events as prescribed in the agreements. The Company applies the provisions of APB Opinion No. 25 to warrants issued prior to 1996. No warrants were granted during the year ended December 31, 1997, or for the three months ended March 31, 1998. During the year ended December 31, 1997, 33,898 warrants expired. At December 31, 1996 and 1997 and March 31, 1998, the Company had the following warrants outstanding.

                                  DECEMBER 31, 1996   DECEMBER 31, 1997    MARCH 31, 1998
                         EXERCISE ------------------ ------------------- -------------------
                          PRICE   OUTSTANDING VESTED OUTSTANDING VESTED  OUTSTANDING VESTED
                         -------- ----------- ------ ----------- ------- ----------- -------
                                                                             (unaudited)
Class B preferred stock
 warrants...............  $ 5.90     40,756   23,807    40,756    23,807    40,756    23,807
                          ======    =======   ======   =======   =======   =======   =======
Common stock warrants...  $14.75    101,694   16,949    67,796    33,898    67,796    33,898
                          $13.28    211,864      --    211,864   158,898   211,864   158,898
                          ------    -------   ------   -------   -------   -------   -------
Total common stock
 warrants...............            313,558   16,949   279,660   192,796   279,660   192,796
                                    =======   ======   =======   =======   =======   =======

(8) INCOME TAXES

  A reconciliation of tax credits computed at the statutory federal tax rate on loss from operations before income taxes to the actual income tax expense is as follows:

                                                               THREE MONTHS ENDED
                               YEAR ENDED DECEMBER 31,             MARCH 31,
                          -----------------------------------  -------------------
                             1995         1996        1997       1997       1998
                          -----------  -----------  ---------  ---------  --------
                                                                  (unaudited)
Tax provision computed
 at the statutory rate..  $(2,642,000) $(2,838,000) $(439,300) $(731,400) $(10,200)
State income taxes, net
 of federal income tax
 provision..............     (284,000)    (324,000)   (50,200)   (83,600)   (1,200)
Purchase of in-process
 technology.............      155,000          --         --         --        --
Book expenses not
 deductible for tax
 purposes...............        5,000        6,000      8,100      2,000     5,200
Research and
 experimentation tax
 credit.................     (263,000)      41,000   (144,900)   (36,200)  (36,200)
Change in the beginning
 of the period valuation
 allowance for deferred
 tax assets allocated to
 tax expense............    3,032,000    3,086,000    624,900    847,700    43,900
Other, net..............       (3,000)      29,000      1,400      1,500    (1,500)
                          -----------  -----------  ---------  ---------  --------
Income tax expense......  $       --   $       --   $     --   $     --   $    --
                          ===========  ===========  =========  =========  ========

                                 GENVEC, INC.

                          DECEMBER 31, 1997 AND 1996

  Deferred income taxes reflect the net effects of net operating loss carryforwards and the temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets as of December 31, 1996 and 1997 and March 31, 1998, are as follows:

                                          1996         1997      MARCH 31, 1998
                                       -----------  -----------  --------------
                                                                  (unaudited)
Deferred tax assets:
  Net operating loss carryforwards.... $ 9,703,000  $10,031,000   $10,684,000
  Research and experimentation tax
   credit.............................     541,000      686,000       722,000
  Cumulative effect of using cash
   basis method of accounting for
   income tax purposes................     364,000      433,000      (229,000)
  Property and equipment, principally
   due to differences in
   depreciation.......................      66,000      115,000       131,000
  Other...............................      41,000       75,000        76,000
                                       -----------  -----------   -----------
Total deferred tax assets.............  10,715,000   11,340,000    11,384,000
Valuation allowance................... (10,715,000) (11,340,000)  (11,384,000)
                                       -----------  -----------   -----------
Net deferred tax asset................ $       --   $       --    $       --
                                       ===========  ===========   ===========

  The valuation allowance for deferred tax assets increased approximately $3,032,000, $3,086,000 and $625,000 for the years ended December 31, 1995,
1996 and 1997, respectively and increased approximately $44,000 for the three months ended March 31, 1998.

  At March 31, 1998, the Company has net operating loss carryforwards of approximately $27.4 million for federal income tax purposes of which $25.7 million expire at various dates through 2012, and $1.7 million expire in 2018, including $1,493,000 which were acquired from the purchase of Theragen (note
4). The Company also has research and experimentation tax credit carryforwards of $722,000 at March 31, 1998, of which $686,000 expire through 2012 and $36,000 expire in 2018. These carryforwards may be significantly limited under the Internal Revenue Code as a result of ownership changes experienced by the Company.

(9) DEFINED CONTRIBUTION PLAN--401(K)

  The Company has a defined contribution plan (the "Plan") under Internal Revenue Code Section 401(k) which became effective on January 1, 1995. All full-time employees who have completed six months of service and are over age 21 are eligible for participation in the Plan. Participants may elect to have up to 15% of compensation contributed to the Plan. Under the Plan, the Company's contributions are discretionary. During the years ended December 31, 1995, 1996 and 1997, and for the three months ended March 31, 1998, no discretionary contributions were made.

(10) SUBSEQUENT EVENTS

 Reverse Stock Split

  On June 2, 1998, the Company effected a 5.9 for 1 reverse stock split. All common and preferred share, per share and pro forma amounts in the accompanying financial statements have been retroactively adjusted for all periods presented to reflect this reverse stock split for all periods presented.

                                 GENVEC, INC.

                          DECEMBER 31, 1997 AND 1996

 Capital Changes

  Effective in May 1998, the Company amended and restated its Certificate of Incorporation which effected the authorization of a total of 50,000,000 shares of common stock, 5,000,000 shares of undesignated preferred stock, 226,099 shares of Class A convertible preferred stock, 1,959,444 shares of Class B convertible preferred stock, 3,570,332 shares of Class C convertible preferred stock, 96,852 shares of Class D convertible preferred stock, 75,329 shares of Class E convertible preferred stock and 154,963 of Class E-1 convertible preferred stock, each having a par value of $0.001 per share.

 Initial Public Offering (unaudited)

  On April 27, 1998, the Board of Directors authorized the filing of a registration statement for the offering with the Securities and Exchange Commission for the sale of 2,500,000 shares of common stock. If the offering is consummated under the terms presently anticipated, all 6,042,263 shares of the convertible preferred stock outstanding as of the closing date of the offering will be automatically converted into 6,042,263 shares of common stock on a 1 for 1 basis. No dividends will be payable with respect to such preferred stock. The deferred offering costs associated with the offering will be recorded as a reduction of stockholders' equity if the offering is consummated. If the offering is not consummated, the deferred offering costs will be charged to operations.

 1998 Employee Stock Purchase Plan

  In April 1998, the Company adopted the 1998 Employee Stock Purchase Plan (the "Purchase Plan") covering an aggregate of 350,000 shares of common stock. Under the Purchase Plan, the Board may authorize participation by eligible employees, including officers, in periodic offerings following the commencement of the Purchase Plan. The initial offering under the Purchase Plan will commence on the effective date of the prospectus and terminate on April 30, 2000.

  Unless otherwise determined by the Board, employees are eligible to participate in the Purchase Plan only if they are employed by the Company for at least 20 hours per week and for at least five months per calendar year. Employees who participate in an offering may have up to ten percent of their earnings withheld pursuant to the Purchase Plan. The amount withheld is then used to purchase shares of the common stock on specified dates determined by the Board. The price of common stock purchased under the Purchase Plan will be equal to 85% of the lower of the fair market value of the common stock at the commencement date of each offering or the relevant purchase date. Employees may end their participation in an offering at any time during the offering, and participation ends automatically on termination of employment with the Company.

  In the event of a merger, reorganization, consolidation or liquidation involving the Company, the Board has the discretion to provide that each right to purchase common stock will be assumed or an equivalent right substituted by the successor corporation or the Board may shorten this offering, and provide for all sums collected by payroll deductions to be applied to purchase stock immediately prior to such merger or other transaction. The Board has the authority to amend or terminate the Purchase Plan, provided, however, that no such action may adversely affect any outstanding rights to purchase common stock.

 1998 Director Option Plan

  In April 1998, the Company adopted the 1998 Director Option Plan (the "Director Plan") to provide for the automatic grant of options to purchase shares of common stock to non-employee directors of the Company.

                                 GENVEC, INC.

                   NOTES TO FINANCIAL STATEMENTS--CONCLUDED

                          DECEMBER 31, 1997 AND 1996

  The maximum number of shares of common stock that may be issued pursuant to options granted under the Director Plan is 130,000 shares. Each person who becomes an outside director is automatically granted, on the date of such person's election or appointment, an option to purchase 10,000 shares of common stock. In addition, each outside director shall be granted an option to purchase 5,000 shares of common stock on (i) the effective date of this offering and (ii) the date of each of the Company's annual meetings of stockholders provided such person is still an outside director and that such a person shall have served on the date of the grant on the board for at least the preceding six months. Each option granted under the Director Plan has a term of ten years. The options vest over a four-year period. The exercise price per share of options shall be 100% of the fair market value per share on the date of the grant. Options granted under the Director Plan are generally non-transferable. Unless otherwise terminated by the Board of Directors, the Director Plan terminates automatically in April 2008. As of March 31, 1998, no options to purchase shares of common stock had been granted under the Director Plan.

 Employee Stock Options

  In April 1998, the Board of Directors granted options to employees to purchase 101,689 shares of common stock at an exercise price of $5.90 per share. The Company will record deferred compensation expense during the three months ended June 30, 1998 in the amount of $518,614 (unaudited) which will be recognized as compensation expense over the four year vesting period of the options.

(11) NEW FINANCIAL ACCOUNTING STANDARDS

 Statement 130

  In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income. Statement 130 establishes standards for the required reporting and display of comprehensive income and its components in equal prominence with other financial statements. Statement 130 was issued to address concerns over the practice of reporting elements of comprehensive income directly in equity.

  Statement 130 is effective for both interim and annual periods beginning after December 15, 1997. Comparative financial statements provided for earlier periods are required to be reclassified to reflect the provisions of this Statement. On January 1, 1998, the Company adopted Statement 130. Statement 130 did not affect the current or prior period financial statement displays presented by the Company.

 Statement 131

  In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, Disclosures About Segments of an Enterprise and Related Information. Statement 131 establishes standards for the way public business enterprises are to report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers.

  Statement 131 is effective for financial statements for periods beginning after December 15, 1997. In the initial year of application, comparative information for earlier years is to be restated, unless it is impracticable to do so. Statement 131 need not be applied to interim financial statements in the initial year of its application, but comparative information for interim periods in the initial year of application shall be reported in financial statements for interim periods in the second year of application. It is not anticipated that Statement 131 will have any material effect on current or prior period disclosures presented by the Company.

  Restenosis, or re-narrowing of blood vessels, associated with angioplasty and stent placement is a major problem in cardiovascular medicine. Vascular damage caused by these procedures often produces proliferation of smooth muscle cells and the inhibition of endothelial cell layer regrowth, leading to vessel narrowing and impaired blood flow. The Company is currently developing Ad.iNOS, an adenovirus vector containing the inducible nitric oxide synthase gene, for the treatment of vascular damage associated with angioplasty and other applications, such as arteriovenous grafts.

[Two figures of cross-sectional images of blood vessels from animal models of restenosis illustrate the text immediately below the figures. Figure 1 is taken from the control subject. Figure 2 is taken from the subject treated with Ad.iNOS and shows the inhibition of vessel re-narrowing relative to Figure 1.]


  The Company's Ad.iNOS product candidate was evaluated using an animal model of restenosis. Vascular injury was induced in a major blood vessel of the animal through the introduction of a catheter, followed immediately by an infusion of either Ad.iNOS or a control directly to the site of damage. Examination several weeks later revealed evidence of smooth muscle cell proliferation and significant vessel re-narrowing in the control group (figure
1). In contrast, vessel re-narrowing in Ad.iNOS-treated animals was inhibited (figure 2). Long-term studies on the effects of Ad.iNOS have not been conducted. AD.iNOS is not currently marketed by GenVec, and there can be no assurance that the Company will be able to obtain the necessary regulatory approvals to do so in the future. See "Risk Factors--Uncertainties Related to Clinical Development."

                         [LOGO OF GENVEC APPEARS HERE]

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.

      SEC registration fee............................................ $ 11,025
      NASD filing fee.................................................    4,237
      Printing and engraving costs....................................  130,000
      Legal fees and expenses.........................................  400,000
      Accounting fees and expenses....................................  150,000
      Blue Sky fees and expenses......................................   10,000
      Transfer Agent and Registrar fees...............................   10,000
      Miscellaneous expenses..........................................  184,736
                                                                       --------
        Total......................................................... $900,000
                                                                       ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the Delaware General Corporation Law allows for the indemnification of officers, directors and any corporate agents in the terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Act"). The Registrant's Restated Certificate of Incorporation to be filed upon the closing of the offering to which this Registration Statement relates (Exhibit 3.3 hereto) and the Registrant's Bylaws (Exhibit 3.5 hereto) provides for indemnification of the Registrant's directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. The Registrant has also entered into agreements with its directors and executive officers that require the Registrant among other things to indemnify them against certain liabilities that may arise by reason of their status or service as directors to the fullest extent not prohibited by Delaware law.

  The Underwriting Agreement provides for indemnification by the Underwriters of the Registrant, its directors and officers, and by the Registrant of the Underwriters, for certain liabilities, including liabilities arising under the Act, and affords certain rights of contribution with respect thereto.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  Since April 1995, the Registrant has issued and sold the following unregistered securities (as adjusted to reflect the 5.9 to 1 reverse stock split consummated in June 1998):

    (1) From April 1, 1995 to March 31, 1998, Registrant granted options to purchase 1,261,281 shares of Common Stock pursuant to its Amended and Restated 1993 Stock Incentive Plan at exercise prices ranging from $.59 per share to $4.13 per share.

    (2) From April 1, 1995 to March 31, 1998, Registrant issued and sold an aggregate of 363,159 shares of Common Stock to its employees, directors and consultants upon exercise of stock options granted pursuant to Registrant's Amended and Restated 1993 Stock Incentive Plan at exercise prices ranging from $0.059 to $0.59 for an aggregate consideration of $1,266,994 .

    (3) In September 1995, Registrant issued and sold an aggregate of 2,095,763 shares of Class C Convertible Preferred Stock to private investors for aggregate cash consideration of $12,365,000. The following investors purchased shares of Class C Convertible Preferred Stock: Canaan Capital Limited

  Partnership, Canaan Capital Offshore Limited Partnership, C.V., Canaan S.B.I.C., L.P. (collectively, the "Canaan Entities"), Biotech Target SA, CIP Capital L.P., The CIT Group/Venture Capital, Inc., Fourth Generation Partners, Mindful Partners, Prism Partners I, Quai Limited, State of Michigan Pension Fund, Betty S. Bardige. Harry T. Rein, a director of the Registrant, is a general partner of each of the Canaan Entities. Bruce Schackman, a former director of the Registrant, is a managing director of The CIT Group Venture Capital, Inc.

    (4) In May 1996, Registrant issued and sold an aggregate of 96,852 shares of Class D Convertible Preferred Stock to Scios, Inc.. for an aggregate cash consideration of approximately $1.0 million.

    (5) In October 1997, Registrant issued and sold an aggregate of 75,329 shares of Class E Convertible Preferred Stock to Fuso Pharmaceuticals Industries, Ltd. for an aggregate cash consideration of approximately $1.0 million.

    (6) In December 1997, Registrant issued and sold an aggregate of 154,963 shares of Class E-1 Convertible Preferred Stock to Warner-Lambert Company for an aggregate cash consideration of approximately $2.0 million. Wendell Wierenga, a director of the Registrant, is the Senior Vice President of Worldwide Preclinical Research, Development and Technologies for the Parke-Davis Pharmaceuticals Research division of Warner-Lambert Company.

  There were no underwriters employed in connection with any of the above transactions. See "Certain Transactions" in the form of the Prospectus included herein.

  The sales of the securities described in Items 15(1) and 15(2) were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 promulgated under Section 3(b)of the Securities Act as transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The sale of securities described in Items 15
(3) through 15 (6) were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. All recipients either received adequate information about the Registrant or had access, through employment or other relationships, to such information.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(A) EXHIBITS

 EXHIBIT
  NUMBER                               DESCRIPTION
 --------                              -----------
  1.1     Form of Underwriting Agreement.
  3.1++   Restated Certificate of Incorporation of the Registrant, as currently in effect.
  3.2++++ Restated Certificate of Incorporation of the Registrant, to be filed prior to the closing of the offering.
  3.3+++  Restated Certificate of Incorporation, to be filed immediately following the offering.
  3.4++   Restated Bylaws of the Registrant as currently in effect.
  3.5+++  Restated Bylaws, to be effective upon the closing of the offering.
  4.1++++ Specimen Common Stock Certificate
  5.1     Opinion of Wilson Sonsini Goodrich & Rosati, Professional
          Corporation.
 10.1++   Form of Indemnification Agreement for Directors and Officers.

  EXHIBIT
  NUMBER                                DESCRIPTION
 ---------                              -----------
 10.2+++   Amended and Restated 1993 Stock Incentive Plan and forms of agreements thereunder.
 10.3+++   1998 Employee Stock Purchase Plan.
 10.4+++   1998 Director Option Plan.
 10.5++++  +Research, Development and Collaboration Agreement dated July 21,
           1997 between the Warner-Lambert Company and the Registrant.
 10.6++++  +Stock Purchase Agreement dated July 21, 1997 between the Warner-
           Lambert Company and the Registrant.
 10.7++++  +License Agreement dated May 31, 1996 between Scios, Inc. and the
           Registrant.
 10.8++++  +Stock Purchase Agreement dated September 26, 1997 between Fuso
           Pharmaceutical Industries, Ltd. and the Registrant.
 10.9++++  +Collaboration Agreement dated September 26, 1997 between Fuso
           Pharmaceutical Industries, Ltd. and the Registrant.
 10.10++++ +Commercialization Agreement dated September 26, 1997 between Fuso
           Pharmaceutical Industries Ltd. and the Registrant.
 10.11++++ +License Agreement dated February 1, 1998 between Asahi Chemical
           Industry Co., Ltd. and the Registrant.
 10.12++++ +Sponsored Research Agreement dated April 1, 1998 between Cornell
           University and the Registrant.
 10.13++++ +Amended and Restated Exclusive License Agreement dated April 1,
           1993 between Cornell University and the Registrant.
 10.14     Lease Agreement between Trizechahn Twinbrook Metro Limited
           Partnership, a Maryland limited partnership.
 10.15     Lease Agreement dated September 1, 1997 between Biomedical Institute and Registrant.
 10.16++   Letter Agreement dated March 9, 1995 between the Registrant and Paul
           H. Fischer.
 10.17++   Letter Agreement dated June 6, 1993 between the Registrant and Imre
           Kovesdi.
 10.18++   Letter Agreement dated March 9, 1995 between the Registrant and
           Thomas E. Smart.
 10.19++   Consulting Agreement dated April 28, 1998 between the Registrant and
           Herbert J. Conrad.
 10.20+++  Registration Rights Agreement dated April 22, 1998 among the
           Registrant and certain stockholders.
 23.1      Consent of KPMG Peat Marwick LLP.
 23.2      Consent of Wilson Sonsini Goodrich & Rosati (included in Exhibit
           5.1).
 23.3++    Consent of Leydig, Voit & Mayer, Ltd.

 24.1++    Power of Attorney (see page II-5 of Registration Statement filed on
           April 30, 1998).
 27.1++    Financial Data Schedule (available in EDGAR format only).

--------
++++ Previously filed with Amendment No. 2 to the Registration Agreement on
     June 3, 1998.
 +++ Previously filed with Amendment No. 1 to the Registration Agreement on May
     22, 1998.
  ++ Previously filed with original Registration Statement on April 30, 1998.

   + Confidential treatment requested.

(B) FINANCIAL STATEMENT SCHEDULES

  Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

  The undersigned Registrant hereby undertakes that:

    (a) It will provide to the Underwriters at the closing as specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    (b) Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (c) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

    (d) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The undersigned Registrant hereby undertakes:

    (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

      (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar volume of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

      (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

    (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide Offering thereof;

    (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN ROCKVILLE, MARYLAND, ON THE 18TH DAY OF JUNE, 1998.

                                          GenVec, Inc.


                                                   /s/ Paul H. Fischer
                                          By___________________________________
                                              Paul H. Fischer, President and
                                                  Chief Executive Officer


  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

              SIGNATURE                        TITLE                 DATE
              ---------                        -----                 ----

        /s/ Paul H. Fischer            Director, President       June 18, 1998
-------------------------------------   and Chief Executive
          (PAUL H. FISCHER)             Officer (Principal
                                        Executive Officer;
                                        Principal Financial
                                        and Accounting
                                        Officer)

         Hal S. Broderson  *           Director                  June 18, 1998
-------------------------------------
         (HAL S. BRODERSON)

         Herbert J. Conrad  *          Director                  June 18, 1998
-------------------------------------
         (HERBERT J. CONRAD)

           Harry T. Rein  *            Director                  June 18, 1998
-------------------------------------
           (HARRY T. REIN)

         Wendell Wierenga  *           Director                  June 18, 1998
-------------------------------------
         (WENDELL WIERENGA)

           Gregory Zaic  *             Director                  June 18, 1998
-------------------------------------
           (GREGORY ZAIC)

        /s/ Paul H. Fischer
*By:_________________________________
  Paul H. Fischer, Attorney-in-Fact

                                 EXHIBIT INDEX

  EXHIBIT
  NUMBER                                DESCRIPTION
 ---------                              -----------
  1.1      Form of Underwriting Agreement.
  3.1++    Restated Certificate of Incorporation of the Registrant, as
           currently in effect.
  3.2++++  Restated Certificate of Incorporation of the Registrant, to be filed prior to the closing of the offering.
  3.3+++   Restated Certificate of Incorporation, to be filed immediately following the offering.
  3.4++    Restated Bylaws of the Registrant as currently in effect.
  3.5+++   Restated Bylaws, to be effective upon the closing of the offering.
  4.1++++  Specimen Common Stock Certificate
  5.1      Opinion of Wilson Sonsini Goodrich & Rosati, Professional
           Corporation.
 10.1++    Form of Indemnification Agreement for Directors and Officers.
 10.2+++   Amended and Restated 1993 Stock Incentive Plan and forms of agreements thereunder.
 10.3+++   1998 Employee Stock Purchase Plan.
 10.4+++   1998 Director Option Plan.
 10.5++++  +Research, Development and Collaboration Agreement dated July 21,
           1997 between the Warner-Lambert Company and the Registrant.
 10.6++++  +Stock Purchase Agreement dated July 21, 1997 between the Warner-
           Lambert Company and the Registrant.
 10.7++++  +License Agreement dated May 31, 1996 between Scios, Inc. and the
           Registrant.
 10.8++++  +Stock Purchase Agreement dated September 26, 1997 between Fuso
           Pharmaceutical Industries, Ltd. and the Registrant.
 10.9++++  +Collaboration Agreement dated September 26, 1997 between Fuso
           Pharmaceutical Industries, Ltd. and the Registrant.
 10.10++++ +Commercialization Agreement dated September 26, 1997 between Fuso
           Pharmaceutical Industries Ltd. and the Registrant.
 10.11++++ +License Agreement dated February 1, 1998 between Asahi Chemical
           Industry Co., Ltd. and the Registrant.
 10.12++++ +Sponsored Research Agreement dated April 1, 1998 between Cornell
           University and the Registrant.
 10.13++++ +Amended and Restated Exclusive License Agreement dated April 1,
           1993 between Cornell University and the Registrant.
 10.14     Lease Agreement between Trizechahn Twinbrook Metro Limited
           Partnership, a Maryland limited partnership.
 10.15     Lease Agreement dated September 1, 1997 between Biomedical Institute and Registrant.
 10.16++   Letter Agreement dated March 9, 1995 between the Registrant and Paul
           H. Fischer.
 10.17++   Letter Agreement dated June 6, 1993 between the Registrant and Imre
           Kovesdi.
 10.18++   Letter Agreement dated March 9, 1995 between the Registrant and
           Thomas E. Smart.
 10.19++   Consulting Agreement dated April 28, 1998 between the Registrant and
           Herbert J. Conrad.
 10.20+++  Registration Rights Agreement dated April 22, 1998 among the
           Registrant and certain stockholders.
 23.1      Consent of KPMG Peat Marwick LLP.

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
 23.2    Consent of Wilson Sonsini Goodrich & Rosati (included in Exhibit 5.1).
 23.3++  Consent of Leydig, Voit & Mayer, Ltd.

 24.1++  Power of Attorney (see page II-5 of Registration Statement filed on
         April 30, 1998).
 27.1++  Financial Data Schedule (available in EDGAR format only).

--------
++++ Previously filed with Amendment No. 2 to the Registration Agreement on
     June 3, 1998.
 +++ Previously filed with Amendment No. 1 to the Registration Agreement on May
     22, 1998.
  ++ Previously filed with original Registration Statement on April 30, 1998.
   * To be filed by amendment.
   + Confidential treatment requested.